UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )

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Ameriprise Financial, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March [     ], 2010

Dear Fellow Shareholders:

You are cordially invited to join us for our 2010 annual meeting of shareholders, which will be held on Wednesday, April 28, 2010, at 11:00 a.m., Minneapolis Time, at the Ameriprise Financial Center, 707 Second Avenue South in Minneapolis, Minnesota 55474. Holders of record of our common stock as of the close of business on March 1, 2010, are entitled to notice of and to vote at the 2010 annual meeting.

The Notice of Annual Meeting of Shareholders and the proxy statement that follow describe the business to be conducted at the meeting. We also will report on matters of current interest to our shareholders.

We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by telephone or Internet as described in the following materials or, if you request that proxy materials be mailed to you, by completing and signing the proxy card enclosed with those materials and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

If your shares are held in the name of a broker, bank, trust or other nominee, you will need proof of ownership to be admitted to the meeting, as described on page 86 of the proxy statement.

We look forward to seeing you at the annual meeting and discussing the business of your company with you.

Very truly yours,

JAMES M. CRACCHIOLO Chairman and Chief Executive Officer

AMERIPRISE FINANCIAL, INC.
707 SECOND AVENUE SOUTH
MINNEAPOLIS, MINNESOTA 55474

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS

DATE	Wednesday, April 28, 2010, at 11:00 a.m. Minneapolis Time
PLACE	Ameriprise Financial Center Market Garden—Skyway Level 707 Second Avenue South Minneapolis, Minnesota 55474
ITEMS OF BUSINESS	(1) To elect two directors
(2) To adopt and approve an amendment to the Company's Certificate of Incorporation to declassify the board of directors
(3) To approve a non-binding advisory resolution on the Company's executive compensation philosophy, objectives, and policies
(4) To approve the Amended and Restated Ameriprise Financial 2005 Incentive Compensation Plan
(5) To ratify the Audit Committee's selection of Ernst & Young LLP as our independent registered public accountants for 2010
(6) To transact such other business that may properly come before the meeting or any adjournment of the meeting.
RECORD DATE	You can vote if you are a shareholder of record as of the close of business on March 1, 2010.

THOMAS R. MOORE Vice President, Corporate Secretary and Chief Governance Officer
March [ ], 2010

AMERIPRISE FINANCIAL, INC.
707 SECOND AVENUE SOUTH
MINNEAPOLIS, MINNESOTA 55474

March [      ], 2010

 PROXY STATEMENT

GENERAL INFORMATION

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of Ameriprise Financial, Inc. for the 2010 annual meeting of shareholders and for any adjournment or postponement of the meeting. In this proxy statement, we may also refer to Ameriprise Financial, Inc. as "Ameriprise," "the Company," "we," "our" or "us."

We are holding the 2010 annual meeting at 11:00 a.m. Minneapolis Time, on Wednesday, April 28, 2010, at the Company's Minneapolis headquarters and invite you to attend in person. If you need special assistance at the meeting because of a disability, you may contact Thomas R. Moore, our Vice President, Corporate Secretary and Chief Governance Officer, by telephone at (612) 678-0106, by e-mail at thomas.r.moore@ampf.com or by writing to him at 1098 Ameriprise Financial Center, Minneapolis, MN 55474. We have arranged for a live audio Web cast of the 2010 annual meeting to be accessible to the general public on the Internet at ir.ameriprise.com.

Under rules adopted by the Securities and Exchange Commission, we have chosen to provide our shareholders with the choice of accessing the 2010 annual meeting proxy materials over the Internet, rather than receiving printed copies of those materials through the mail. In connection with this change, a Notice Regarding the Availability of Proxy Materials is being mailed to our shareholders who have not previously requested electronic access to our proxy materials or paper proxy materials. The notice contains instructions on how you may access and review our proxy materials on the Internet and how you may vote your shares over the Internet. The notice will also tell you how to request our proxy materials in printed form or by e-mail, at no charge. The notice contains a 12-digit control number that you will need to vote your shares. Please keep the notice for your reference through the meeting date.

We anticipate that the Notice Regarding the Availability of Proxy Materials will be mailed to shareholders beginning on or about March 19, 2010.

 VOTING INFORMATION

Record Date

You may vote all shares that you owned as of March 1, 2010, which is the record date for the annual meeting. On March 1, 2010, we had 255,756,541 common shares outstanding at the close of business. Each common share is entitled to one vote on each matter properly brought before the meeting.

 Ownership of Shares

You may own common shares in one of the following ways:

•
directly in your name as the shareholder of record, which includes restricted stock awards issued to employees under our long-term incentive plans;

•
indirectly through a broker, bank, trustee, or other holder of record in "street name"; or

•
indirectly in the Ameriprise Financial, Inc. Stock Fund of our 401(k) plan.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending a Notice Regarding the Availability of Proxy Materials directly to you. As the holder of record, you have the right to vote by proxy, by telephone, by the Internet or by mail (if you request to receive your proxy materials by mail), or to vote in person at the meeting. If you hold your shares in street name, your broker, bank, trustee, or other holder of record is sending a Notice Regarding the Availability of Proxy Materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by submitting voting instructions in the manner directed by your bank, broker, trustee, or other holder of record. Regardless of how you hold your shares, we invite you to attend the annual meeting.

How to Vote

The Notice Regarding the Availability of Proxy Material that most of our shareholders will receive will have information about Internet voting but is not permitted to include a telephonic voting number because that would enable a shareholder to vote without accessing the proxy materials online. The telephonic voting number will be on the Web site where the proxy materials can be found. For more information about voting by telephone, please see the next two sections.

Your vote is important.     We encourage you to vote promptly. Internet and telephone voting is available through 10:00 a.m. Eastern Time on Monday, April 26, 2010, for shares held in the Ameriprise 401(k) plan and through 11:59 p.m. Eastern Time on Tuesday, April 27, 2010, for all other shares. You may vote in one of the following ways:

By Telephone.     You have the option to vote your shares by telephone. In order to vote your shares by telephone, please go to www.proxyvote.com and log in using the 12-digit control number provided on your Notice Regarding the Availability of Proxy Material. You will be provided with a telephone number for voting at that site. Alternatively, if you request paper copies of the proxy materials, your proxy card or voting instruction form will have a toll-free telephone number that you may use to vote your shares. When you vote by telephone, you will be required to enter your 12-digit control number, so please have it available when you call. You may vote by telephone 24 hours a day. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes.

By Internet.     You can also vote your shares by the Internet. The Notice Regarding the Availability of Proxy Materials indicates the Web site you may access for Internet voting using the 12-digit control number included in the notice. You may vote by the Internet 24 hours a day. As with telephone voting, you will be able to confirm that the system has properly recorded your votes. If you hold your shares in street name, please follow the Internet voting instructions in the Notice of Internet Availability of Proxy Materials you receive from your bank, broker, trustee, or other record holder. You may incur telephone and Internet access charges if you vote by the Internet.

 By Mail.     If you elect to receive your proxy materials by mail and you are a holder of record, you can vote by marking, dating, and signing your proxy card and returning it by mail in the postage-paid envelope provided to you. If you elect to receive your proxy materials by mail and you hold your shares in street name, you can vote by completing and mailing the voting instruction form provided by your bank, broker, trustee, or holder of record.

At the Meeting.     The way you vote your shares now will not limit your right to change your vote at the meeting if you attend in person. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the meeting.

All shares that have been properly voted and not revoked will be voted as you have directed at the meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as the Board of Directors recommends.

 Revocation of Proxies.     You can revoke your proxy at any time before your shares are voted if you: (1) submit a written revocation to our corporate secretary at the meeting; (2) submit a timely later-dated proxy or voting instruction form if you hold shares in street name; (3) provide timely subsequent telephone or Internet voting instructions; or (4) vote in person at the meeting.

Shares Held Under the Ameriprise 401(k) Plan

If you participate in the Ameriprise 401(k) plan, your proxy card includes shares that the plan has credited to your account.

To allow sufficient time for the plan trustees to vote, the trustees must receive your voting instructions by 10:00 a.m. Eastern Time, on Monday, April 26, 2010. If the plan trustee does not receive your instructions by that date, the trustee will vote your shares in the same proportion of votes that the trustee receives from other plan participants who did vote.

 Confidential Voting

We maintain the confidentiality of the votes of individual shareholders. We do not disclose these votes to any member of management unless we must disclose them for legal reasons or in the event of a contested proxy solicitation. However, if a shareholder writes a comment on the proxy card, we will forward the comment to management. In reviewing the comment, management may learn how the shareholder voted. In addition, the Inspector of Elections and selected employees of our independent tabulating agent may have access to individual votes in the normal course of counting and verifying the vote.

Quorum and Required Vote

Quorum.     We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the meeting, either in person or by proxy.

 Votes Required for Proposals

The Board of Directors recommends that you vote "For" Items (1)-(5). Proxies will be voted "For" each Item unless otherwise specified.
Item		To elect directors and adopt the other proposals, the following proportion of votes is required:
(1)	To elect two directors	Under the majority voting standard, in an uncontested election a nominee must receive a number of "For" votes that exceeds 50% of the votes cast*
(2)	To adopt and approve an amendment to the Company's certificate of incorporation to declassify the board of directors	The affirmative vote of the holders of three-fourths of the combined voting power of the stock of the Company entitled to vote generally in the election of directors outstanding as of the record date for this annual meeting of shareholders
(3)	To approve an advisory vote on the Company's executive compensation philosophy, objectives, and policies	The affirmative vote of a majority of the votes cast
(4)	To approve the Amended and Restated Ameriprise Financial 2005 Incentive Compensation Plan	The affirmative vote of a majority of the votes cast
(5)	To ratify the Audit Committee's selection of Ernst & Young LLP as our independent registered public accountants for 2010.	The affirmative vote of a majority of the votes cast
*
If an uncontested nominee for director does not receive an affirmative majority of "For" votes, he or she will be required to promptly tender his or her resignation to the Board's independent Nominating and Governance Committee. The Committee will then make a recommendation to the Board as to whether the tendered resignation should be accepted or rejected, or whether other action should be taken. The Board will publicly announce its decision regarding the tendered resignation and the rationale behind it within 90 days after the election results have been certified. The director who tendered the resignation will not be permitted to vote on the recommendation of the Nominating and Governance Committee or the Board's decision with respect to his or her tendered resignation.

Routine and Non-Routine Proposals.     The rules of the New York Stock Exchange determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner under certain circumstances. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions.

Beginning with the 2010 proxy season, the New York Stock Exchange has changed its rules to make the election of directors in an uncontested election a non-routine item. This means that brokers who do not receive voting instructions from their clients as to how to vote their shares for the election of directors can't exercise discretion to vote for directors. Due to this rule change, at this year's annual meeting both the election of directors and the proposal to approve our Amended and Restated 2005 Incentive Compensation Plan will be non-routine items. Therefore, it is important that you instruct your broker as to how you wish to have your shares voted on these proposals, even if you wish to vote as recommended by the Board of Directors.

 How We Count Votes.     In determining whether we have a quorum for the annual meeting, we count abstentions and broker non-votes as present and entitled to vote. For your convenience, we have provided this chart to show whether each item being voted on is routine or non-routine under the rules of the New York Stock Exchange. The chart also shows how abstentions and broker non-votes will be treated by our Inspector of Elections in determining the outcome of voting on each item.

Item Being Voted On		Routine/ Non-Routine	Treatment of Abstentions	Treatment of Broker Non-Votes
(1)	To elect two directors	Non-routine	No effect; Not included in numerator or denominator.	No effect; Not included in numerator or denominator.
(2)	To adopt and approve an amendment to the Company's certificate of incorporation to declassify the board of directors	Routine	Vote "Against"; Included in denominator but not included in numerator.	Broker non-votes do not occur with respect to routine matters.
(3)	To approve an advisory vote on the Company's executive compensation philosophy, objectives, and policies	Routine	No effect; Not included in numerator or denominator.	Broker non-votes do not occur with respect to routine matters.
(4)	To approve the Amended and Restated Ameriprise Financial 2005 Incentive Compensation Plan*	Non-routine	No effect under Delaware law; Not included in numerator or denominator.	No effect; Not included in numerator or denominator.
(5)	To ratify the Audit Committee's selection of Ernst & Young LLP as our independent registered public accountants for 2010.	Routine	No effect; Not included in numerator or denominator.	Broker non-votes do not occur with respect to routine matters.
*
With respect to Item 4, under the rules of the New York Stock Exchange the minimum vote which will constitute shareholder approval is a majority of votes cast on the proposal, provided that the total votes cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. In addition, under the New York Stock Exchange rules, an abstention will be considered a vote cast for purposes of shareholder approval of an equity compensation plan. Accordingly, abstentions will be treated as: (i) votes "against" the proposal (included in the denominator but not included in the numerator) for purposes of the first prong of the vote required under the rules of the New York Stock Exchange; and (ii) votes cast (included in the numerator and the denominator) for purposes of the second prong of the vote required under the rules of the New York Stock Exchange. Because broker non-votes are not considered votes cast, they will be included in the denominator but not in the numerator for purposes of the second prong of the vote required. Therefore, even if the votes "for" outweigh the votes "against" and the proposal is considered approved under Delaware law, the proposal will not be considered approved under the rules of the New York Stock Exchange until the total votes actually cast on the proposal (votes "for" plus votes "against" plus abstentions) represent over 50% in interest of all securities entitled to vote on the proposal.

Multiple Shareholders Sharing the Same Address

For those shareholders requesting paper proxy materials who share a single address and would like to receive only one annual report and proxy statement at that address, please contact our corporate secretary. This service, known as "householding," is designed to reduce our printing and postage costs. If after signing up for householding any shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact our corporate secretary. The contact information for our corporate secretary is provided on page one under "General Information."

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies. Our directors, officers or employees may solicit proxies for us in person, or by telephone, facsimile or electronic transmission for no additional compensation. We have hired D.F. King & Co., Inc. to help us distribute and solicit proxies. We will pay D.F. King $16,000 plus expenses for these services.

CORPORATE GOVERNANCE

This section provides highlights of our corporate governance program. You can find details about these and other corporate governance policies and practices in other sections of the proxy statement and on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com.

Director Independence

Our Board, acting upon the recommendation of its Nominating and Governance Committee, has affirmatively determined that the following directors have no material relationship with the Company and are therefore independent under the corporate governance listing standards of the New York Stock Exchange: Ms. Marshall and Messrs. Knowlton, Lewis, Noddle, Sarles, Sharpe, and Turner.

Our only non-independent director is Mr. Cracchiolo, our chief executive officer and the only Company officer serving on the Board.

Independence of Committee Members

As required by the rules of the New York Stock Exchange, only independent directors serve on these standing committees of the Board: Audit; Compensation and Benefits; and Nominating and Governance. Members of the Audit Committee also meet the independence standards of Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Members of the Compensation and Benefits Committee also meet the independence standards for "outside directors" under Section 162(m) of the Internal Revenue Code of 1986, as amended and are considered "non-employee directors" under Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

On the Board's Executive Committee, Mr. Cracchiolo serves as the committee's chairman and the chairmen of the three other standing committees serve as the committee's other members. The corporate governance rules of the New York Stock Exchange do not require that all members of the Executive Committee be independent directors.

Categorical Standards Of Director Independence

Upon the recommendation of its Nominating and Governance Committee, the Board has approved categorical standards of director independence. These categorical standards: assist the Board in making its independence determinations; provide investors with an adequate means of assessing the quality of the Board's independence; and avoid the excessive disclosure of immaterial relationships. The Board's categorical standards of independence are posted on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com. The categorical standards generally classify as "not material" relationships with our Company arising in the ordinary course of business, relationships with companies of which a director is a shareholder or partnerships of which a director is a partner, contributions made or pledged to charitable organizations with which a director has a relationship, certain familial relationships, and certain social and other relationships. The Nominating and Governance Committee applied the categorical standards of independence when making its recommendations regarding director independence to the Board of Directors. In making these independence recommendations, the Nominating and Governance Committee considered all relationships and transactions between the director and the Company as described in questionnaires completed by each director and in materials provided by management, which constitute transactions discussed in this proxy statement and relationships not considered material under the categorical standards of independence approved by the Board.

Committee Charters

The Board's Audit, Compensation and Benefits, and Nominating and Governance Committees each operate under a written charter that is approved by the Board of Directors. Each committee charter satisfies the requirements of the

New York Stock Exchange's corporate governance listing standards. Each committee reviews and reassesses the adequacy of its charter at least annually. The committee will recommend any proposed changes to the Board of Directors for consideration and approval. The committee charters are posted on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com and additional information about each committee is contained in the sections following this summary.

The Executive Committee also operates under a written charter that is approved by the Board of Directors. The Executive Committee's charter is posted on our Web site at the same location as the other committee charters.

Internal Audit Function

The Company has an internal audit function that is supervised by our general auditor. The Audit Committee reviews the appointment and replacement of the general auditor. The Audit Committee also annually reviews the performance and compensation of the general auditor. The general auditor reports regularly to the Audit Committee, including in executive sessions where he is the only officer present.

Audit Committee Financial Experts

The Board of Directors has determined that William H. Turner, the chairman of the Audit Committee, and Messrs. Noddle and Sarles are "audit committee financial experts" as that term is defined by the regulations of the Securities and Exchange Commission, or SEC. The Board has also determined that Messrs. Noddle, Sarles, and Turner are financially literate and have accounting or related financial management expertise, as those qualifications are interpreted by the Board in its business judgment. The Board has also determined that each other Audit Committee member is financially literate, as that term is interpreted by the Board in its business judgment.

Executive Sessions of Independent Directors

The independent directors customarily meet in executive session without management present at each regularly scheduled meeting of the Board. The Board may decide, however, that such an executive session is not required at a particular Board meeting.

Presiding Director

The Company's Corporate Governance Guidelines provide that the then serving chairman of the Nominating and Governance Committee shall act as the Board's presiding director, with the following duties: preside over executive sessions of the non-management and independent directors; serve as the principal liaison between the Board and the Company's chairman and chief executive officer on sensitive issues; and preside at meetings of the Board of Directors in the event of the chairman's unavailability. Ms. Marshall currently serves as the Board's presiding director.

Communications from Shareholders and Other Interested Parties

Shareholders and other interested parties may make their concerns known to the independent directors by communicating directly with the presiding director or another director via the Company's corporate secretary. You can find more information about how to communicate with our independent directors on page 13 of this proxy statement, under the caption "Communicating with Directors."

Our Board's Leadership Structure

Our Board of Directors determines which leadership structure best serves its needs and those of our shareholders. Currently, Mr. Cracchiolo serves as both the chairman of the Board of Directors and the chief executive officer of the

Company. Ms. Marshall, the chairman of the Board's Nominating and Governance Committee, currently serves as the Board's presiding director.

Recognizing that the Company's or the Board's circumstances may change, the Board has no policy with respect to the separation of the offices of the chairman and chief executive officer. As stated in our Corporate Governance Guidelines, "The Board believes that this issue is part of the succession planning process, which is overseen by the Compensation and Benefits Committee, and that it is in the best interests of the company to make a determination when it elects a new chief executive officer."

The Board believes that Mr. Cracchiolo's service as both chairman and chief executive officer has the following advantages for the Company given the specific characteristics or circumstances of the Company: the preparation for board meetings, particularly the format and content of board presentations, is very efficient; there is a single source of leadership and authority for the Board; there is no need to incur additional costs by providing a separate chairman with administrative support and increased compensation; and Mr. Cracchiolo's intimate knowledge of the Company's strategy and day-to-day operations allows him to coordinate Board communications and actions quickly.

The role of the Board's presiding director is an important part of the Board's leadership structure. At other companies, this role may be called a "lead director." Our Corporate Governance Guidelines assign the following duties to the presiding director: preside over executive sessions of non-management and independent directors; serve as principal liaison between the Board's chairman and chief executive officer on sensitive issues; and preside at meetings of the Board of Directors in the event of the chairman's unavailability.

In addition to the presiding director, our Board has adopted a number of procedures and policies designed to preserve the effectiveness of the independent directors and the transparency of Board operations. For example, each Board agenda includes an executive session of the independent directors, although those directors may decide that one is not needed. Any director is free to suggest agenda items, to request additional time for an agenda topic, or to request information from management. The independent directors also have regular access to members of management other than the chief executive officer. In advance of each regular Board meeting, the corporate secretary asks the independent directors to submit any questions or topics that they would like the chairman and chief executive officer to address at the meeting.

Our Board's Role In Risk Oversight

It is the job of our chief executive officer, chief financial officer, general counsel, and other members of our senior management to identify, assess, and manage our exposure to risk. Our Board plays an important role in overseeing management's performance of these functions. The Board of Directors has approved the charter of its Audit Committee, and that charter lists the primary responsibilities of the Audit Committee. Those responsibilities require the Audit Committee to discuss with management, the general auditor, and the independent auditors the company's enterprise-wide risk assessment and risk management processes, including major risk exposures, risk mitigants, and the design and effectiveness of the Company's processes and controls to prevent and detect fraudulent activity. Some aspect of risk management and oversight is discussed at virtually every Audit Committee meeting. The Audit Committee's charter is posted on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com.

As a diversified financial services company, our business is subject to a number of risks and uncertainties, which are described in detail in our Form 10-K for the year ended December 31, 2009, which is included as part of our 2009 Annual Report to Shareholders. The Audit Committee and the Board as a whole receive regular reports from management and our independent auditors on prevailing material risks and the actions being taken to mitigate them. Management also reports to the Audit Committee and the Board on steps being taken to enhance our risk management processes and controls in light of evolving market, business, regulatory, and other conditions. Because five of our seven independent directors serve on the Audit Committee, a majority of the Board is closely and regularly involved in the risk oversight function.

Directors who do not serve on the Audit Committee receive copies of the Committee's meeting materials, including draft minutes for each Audit Committee meeting. The chairman of the Audit Committee reports to the entire Board on the Audit Committee's activities and decisions. In addition, each presentation to the Audit Committee or the Board on any matter is preceded by an executive summary that includes a section devoted to risk management issues. This section is intended to focus the attention of the Audit Committee and the Board on key risk topics and management's related risk management strategies and processes. As part of its ongoing responsibilities, the Audit Committee reviews and assesses the quality and clarity of the risk management information provided to it and, if necessary, makes recommendations to management for improving this information reporting.

Because we are in a highly regulated industry, the Audit Committee and the Board receive regular reports of examination from our regulators. In part, these reports address risk management topics and, as needed, the Audit Committee and the Board will respond in writing to risk management or other issues raised in the reports. In order to confirm that it is receiving candid and complete information on risk management and other topics, the Audit Committee holds regular separate executive sessions with members of executive management, our independent auditors, and our general auditor.

In the preceding section of the proxy statement, we explained our Board's leadership structure. Our chairman and chief executive officer is ultimately responsible for the effectiveness of the Company's risk management processes and is an integral part of our day-to-day risk management processes. He also attends each Audit Committee meeting, except in extraordinary circumstances unrelated to that meeting's agenda. As a result, his ability to lead both management's risk management program and to assist in the Board's oversight of that program improves the effectiveness of both the Board's leadership structure and its oversight of risk.

Consideration of Director Candidates Recommended by Shareholders

The Nominating and Governance Committee will consider director candidates recommended by shareholders, provided that the requirements explained on page 17 under the caption "Director Nomination Process" are satisfied.

Annual Performance Self-evaluation Process for the Board
and its Committees

The Nominating and Governance Committee oversees an annual performance self-evaluation process for the Board of Directors and each of its committees. The process is intended to determine whether the Board and its committees are functioning effectively.

Corporate Governance Guidelines

The Board of Directors has approved Corporate Governance Guidelines. Among other topics, the Corporate Governance Guidelines address: director qualification standards; director responsibilities; director access to management and, as necessary and appropriate, independent advisors; director compensation; director orientation and continuing education; management succession; and the annual performance self-evaluation of the Board and its committees. The Corporate Governance Guidelines are posted on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com.

 Codes of Conduct

We have adopted a Code of Conduct to guide ethical business behavior and decision-making. The Code applies to all of our officers, employees, financial advisors, and their employees, and individuals conducting business on behalf of us and our subsidiaries. Following our Code of Conduct and all applicable laws, regulations, and Company policies is a condition of employment or association with the Company.

The Board of Directors has adopted a Code of Business Conduct for Members of the Board of Directors of Ameriprise Financial, Inc. This Code is intended to focus each director on areas of potential conflicts of interest and provide guidance relating to the recognition and handling of ethical issues. The Code also provides mechanisms to report potential conflicts of interest or unethical conduct and is intended to help to foster a culture of openness and accountability.

Both of these Codes are posted on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com.

Director Attendance at Annual Meeting of Shareholders

Our Corporate Governance Guidelines state that directors are expected to attend the annual meeting of shareholders. The corporate secretary reminds each director of this policy in writing in advance of each annual meeting of shareholders. At our 2009 annual meeting of shareholders, all of our current directors were in attendance.

Majority Voting for Directors

Our By-Laws provide for majority voting for directors in uncontested elections. The plurality standard will be used in the case of contested elections. We anticipate that the election of directors to be held at the meeting will be uncontested, and therefore the majority voting standard will apply. We have provided additional information about the By-Law provisions governing majority voting for directors beginning on page 4 of this proxy statement, under the caption "Votes Required for Proposals."

Requests for Copies of Materials

You can request copies of the Categorical Standards Of Director Independence, committee charters, the Corporate Governance Guidelines, the Codes of Conduct, our Long-Term Incentive Awards Policy and the Compensation Consultant Policy approved by the Compensation and Benefits Committee by writing to: Thomas R. Moore, Vice President, Corporate Secretary and Chief Governance Officer, 1098 Ameriprise Financial Center, Minneapolis, MN 55474. You may also call Mr. Moore at (612) 678-0106 or e-mail him at thomas.r.moore@ampf.com. You will receive the materials without charge.

Director Qualifications and Board Policies

The Board of Directors has determined that directors should be persons who have achieved prominence in their field and who possess significant experience in areas of importance to the Company, such as general management, finance, marketing, technology, law, business or public sector activities.

Directors should possess integrity, energy, forthrightness, analytical skills and the commitment to devote the necessary time and attention to the Company's affairs. Directors should possess a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

The Nominating and Governance Committee will consider whether the candidate has served as the chief executive officer, chief financial officer or other executive officer of a public company with significant policy-making or operational responsibility. The Committee also evaluates a candidate's manifest potential to significantly enhance the effectiveness of the Board and its committees. Experience in an area that is directly relevant to one or more of our business segments is also an important consideration.

The committee considers these specific qualities or skills as being necessary for one or more directors to possess:

•
A majority of directors must satisfy the independence standards established by the New York Stock Exchange

•
Enough independent directors must be financially literate and have accounting or related financial management expertise so that the current and anticipated membership needs of the Audit Committee can be satisfied

•
Directors are expected to possess the skills, experience, and professional background necessary to gain a sound understanding of our strategic vision, mix of businesses, and approach to regulatory relations and enterprise risk management

•
The Board as a whole must possess a mix and breadth of qualities, skills, and experience that will enable it and its committees to promote the best interests of the Company and its shareholders and to address effectively the risk factors to which the Company is subject

Independent directors have access to individual members of management or to our employees on a confidential basis. Directors are authorized to conduct independent investigations and to hire outside consultants or experts at our expense. Directors also have access to our records and files, and directors may contact other directors without informing our management of the purpose or even the fact of such contact.

We believe that each director should have a substantial personal investment in the Company. A personal holding of Company shares or deferred share units having a market value of $375,000 upon attainment is recommended for each director. A decrease in the price of a share of our common stock after a director has attained the required ownership threshold will not negate the director's satisfaction of this requirement. Directors are expected to attain this ownership threshold within five years of joining the Board. We disclose the dollar value of each outside director's equity holdings as of December 31, 2009, on page 19.

Board Diversity

Our Board of Directors does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. Our Corporate Governance Guidelines, however, require the Board's Nominating and Governance Committee to review the qualifications of the directors and the composition of the Board as a whole periodically. This assessment includes not only the independence of the directors, but consideration of required minimum qualifications, diversity, age, skills, and experience in the context of the needs of the Board. Our Corporate Governance Guidelines provide that the Board will establish the number of directors based on the recommendations of its Nominating and Governance Committee, which will consider, among other factors: the Board's current and anticipated need for directors with specific qualities, skills, experience or backgrounds; the availability of highly qualified candidates; committee workloads and membership needs; and anticipated director retirements.

Whenever the Nominating and Governance Committee engages a search firm to identify potential director candidates, the Committee instructs the firm that diversity considerations are highly important. Similarly, whenever the Committee considers candidates identified by other directors or shareholders, the same considerations apply. Because our Board of Directors is relatively small, it may not always be possible to recruit a director who has the skills and experience needed by the Board at that time and who also enhances the diversity of the Board.

Nevertheless, considerations of diversity will continue to be important factors in identifying and recruiting new directors.

Communicating with Directors

The Board of Directors has provided a means by which shareholders or other interested parties may send communications to the Board or to individual members of the Board. Such communications, whether by letter, e-mail or telephone, should be directed to the Company's corporate secretary, who will forward them to the intended recipients. However, unsolicited advertisements or invitations to conferences or promotional material, in the discretion of the Company's corporate secretary, may not be forwarded to the directors.

If a shareholder or other interested party wishes to communicate a concern to the chairman of the Audit Committee about our financial statements, accounting practices, internal controls or business ethics or corporate conduct, the concern should be submitted in writing to the Chairman of the Audit Committee in care of our corporate secretary. If the concern relates to our executive compensation program, the concern should be submitted in writing to the chairman of the Compensation and Benefits Committee in care of our corporate secretary. If the concern relates to our governance practices, the concern should be submitted in writing to the chairman of the Nominating and Governance Committee in care of our corporate secretary. If the shareholder or other interested party is unsure as to which category his or her concern relates, he or she may communicate it to any one of the independent directors in care of our corporate secretary. The contact information for the Company's corporate secretary is provided on page one under "General Information."

Our "whistleblower" policy prohibits us or any of our employees from retaliating or taking any adverse action against anyone for raising a compliance or ethical concern in good faith. If a shareholder, employee or other interested party nonetheless prefers to raise his or her concern in a confidential or anonymous manner, the concern may be directed to Ethicspoint®, at (800) 963-6395. This is a confidential, independent service that allows individuals to report compliance or ethical issues and concerns they may have concerning Ameriprise Financial. An Ethicspoint® specialist will forward accounting and auditing issues to our general auditor and our general counsel, who will confirm that the matter is properly investigated and, if deemed appropriate, report the results to the Audit Committee.

Board and Committee Meetings

During 2009, the Board of Directors met nine times. All of our directors attended 93% or more of the meetings of the Board and Board committees on which they served in 2009.

 Membership on Board Committees

This table lists our four standing Board committees, the directors who currently serve on them, and the number of committee meetings held in 2009.

Audit	Compensation and Benefits	Executive	Nominating and Governance

Mr. Turner(1)	Mr. Lewis(2)	Mr. Cracchiolo(2)	Ms. Marshall(3)
Mr. Knowlton	Mr. Knowlton	Mr. Lewis	Mr. Lewis
Mr. Noddle(4)	Ms. Marshall	Ms. Marshall	Mr. Noddle
Mr. Sarles(4)	Mr. Sharpe	Mr. Turner	Mr. Sarles
Mr. Sharpe

Number of meetings held in 2009

13	11	5	3

(1)
chairman and audit committee financial expert

(2)
chairman

(3)
chairman and presiding director

(4)
audit committee financial expert

Compensation and Benefits Committee

Under its written charter, the Compensation and Benefits Committee's primary purposes are to: establish the philosophy and objectives that will govern our compensation and benefits programs; oversee and approve the compensation and benefits paid to our chief executive officer and other executive officers; recommend to the Board for approval executive and other compensation and benefits plans and arrangements; and promote the clear and complete disclosure to shareholders of material information regarding the compensation and benefits of our chief executive officer, chief financial officer, and our highest paid executive officers. A copy of the committee's charter is posted on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com.

Among other matters, the committee exercises ultimate authority with respect to: the compensation and benefits of our chief executive officer and other executive officers; the approval of grants and awards of equity-based and other incentive awards to our chief executive officer and other executive officers and to employees below the executive officer level; and the engagement, oversight, compensation, and termination of the committee's compensation consultant.

While the Compensation and Benefits Committee oversees our executive compensation program, the Nominating and Governance Committee has the authority to oversee the compensation and benefits of non-management directors and make recommendations on such matters to the Board of Directors for approval. You can find information about the compensation of our non-management directors beginning on page 19.

The Compensation and Benefits Committee has the authority under its charter to: retain independent legal or other advisors; ask us to provide the committee with the support of one or more of our officers or employees to assist it in carrying out its duties; and request any of our officers or employees or those of our outside counsel or independent auditors to attend a meeting of the committee or to meet with any members of, or consultants to, the committee.

The committee has the authority to determine the appropriate amount of funding to be provided by us for the payment of the compensation of any compensation consultant or other advisor engaged by the committee and for the payment of any administrative expenses of the committee that are necessary or appropriate in carrying out its duties.

The committee has the authority to delegate its authority to one or more subcommittees, including to the committee chairman, who may act on behalf of the committee during the intervals between meetings. Depending on the nature of the authority being delegated, a subcommittee may have to consist of a minimum of two members due to certain federal securities and tax law requirements.

The committee may also delegate its authority to one or more of our officers or employees to the extent permitted by federal securities and income tax laws, Delaware law, the rules of the New York Stock Exchange or the governing compensation plan document.

The committee has delegated certain administrative authority to our chief human resources officer to promote the efficient and timely administration of our compensation and benefits plans.

The Role of Executive Officers. Our executive officers play the following roles in recommending the amount or form of executive compensation: preparing committee meeting materials related to the performance of the committee's duties, including total compensation tally sheets and other summaries of executive officers' total compensation; proposing the adoption of new or amended compensation or benefits plans; the chief executive officer will make recommendations to the committee for consideration regarding compensation actions for executive officers other than himself; our chief human resources officer will discuss survey and benchmarking data related to executive compensation and other topics of interest to the committee; and our chief financial officer will discuss and explain the setting and calculation of financial performance goals for certain executive compensation plans. No executive officer has the authority to approve his or her compensation or to make equity-based grants to himself or herself, or to any other executive officer.

The Committee's Independent Compensation Consultant. The Compensation and Benefits Committee uses the firm of Johnson Associates, Inc. as its independent compensation consultant. The committee has approved a Compensation Consultant Policy that addresses the following topics: the relationship between the committee and its compensation consultant; the criteria that the committee uses to select its consultant; the consultant's duties; how the committee evaluates its compensation consultant; the standards that the committee will apply in determining whether its consultant is independent of the Company's management; and the related disclosure to be provided to our shareholders. We have posted the committee's Compensation Consultant Policy on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com. You can request a copy of the Compensation Consultant Policy by writing to Thomas R. Moore, Vice President, Corporate Secretary and Chief Governance Officer, 1098 Ameriprise Financial Center, Minneapolis, MN 55474. You may also call Mr. Moore at (612) 678-0106 or e-mail him at thomas.r.moore@ampf.com. He will send you a copy of the policy without charge.

Under the committee's charter, the engagement letter between Johnson Associates and the committee, and the Compensation Consultant Policy, the committee is responsible for the appointment, oversight, amount of compensation, evaluation, retention, and termination of its compensation consultant. Johnson Associates works for and reports directly to the committee, not the Company's management, with respect to executive compensation matters. The committee recognizes that its consultant will necessarily work with representatives of management on executive compensation and other matters within the scope of the committee's responsibilities. When doing so, however, Johnson Associates will act as the committee's representative and solely on the committee's behalf.

In its capacity as the committee's consultant, Johnson Associates provided the following services, among others: advice and guidance with respect to trends and issues related to executive compensation; assisting the committee in benchmarking competitive compensation, including the composition of a peer group to be used as a market check or reference point in reviewing proxy compensation data; assisting the committee in developing an executive compensation philosophy and program suited to our business strategy and goals; and preparing reports and analyses for the committee's meeting materials. A representative of Johnson Associates will attend committee meetings as needed.

At a committee meeting held on February 23, 2010, the committee considered whether Johnson Associates continues to be independent of the Company's management, in light of the five independence standards established in the policy. The lead representative of Johnson Associates assigned to the committee engagement has certified in writing to the committee that Johnson Associates satisfies all five of the independence standards: Johnson Associates did not provide the Company with any products and services unrelated to the consultant's engagement with the Committee; all products and services provided by Johnson Associates to the committee have been provided in the ordinary course of business and on substantially the same terms and conditions, including fees and charges, as would be available to similarly situated parties; Johnson Associates has not provided products or services to any executive officer of Ameriprise Financial as an individual client of the firm; the firm's representatives assigned to the engagement are not an "immediate family member", as defined in the policy, of any committee member or any executive officer of Ameriprise Financial; and the firm's representatives are not former employees of Ameriprise Financial or any of its affiliates.

Reporting to the Board. The committee chairman reports to the entire Board regarding each committee meeting. When appropriate these reports and related discussion are conducted in executive session, without management present. Before the committee takes final action with respect to compensation actions affecting the chief executive officer, it first discusses its proposed actions with the other independent directors, without management present.

Management discusses the proposed agenda for each committee meeting with the committee chairman in advance and it is reviewed with the other committee members in advance as well. The committee has adopted a policy of including an executive session on the agenda of each committee meeting. The committee members may decide, however, that an executive session is unnecessary at a particular meeting. This executive session is held without management present. The committee chairman has the authority to add or delete items from any proposed agenda, and to call special meetings of the committee at any time.

Compensation Committee Interlocks and Insider Participation. The Compensation and Benefits Committee members include Warren D. Knowlton, W. Walker Lewis, chairman, Siri S. Marshall, and Robert F. Sharpe, Jr. None of the members is a former or current officer or employee of the Company or any of its subsidiaries, or is an executive officer of another company where an executive officer of Ameriprise Financial is a director.

Nominating and Governance Committee

The Nominating and Governance Committee operates under a written charter that is posted on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com. The committee's purposes are to: assume a leadership role in shaping the corporate governance of the Company; promote the effective functioning of the Board and its committees; advance the best interests of the Company and its shareholders through the implementation, oversight, and disclosure of sound corporate governance guidelines and practices; and promote the clear and complete disclosure to shareholders of material information regarding the compensation and benefits of the Company's non-management directors.

The committee has adopted a policy of including an executive session attended by committee members only on the agenda of each committee meeting. The committee members may decide, however, that an executive session is unnecessary at a particular meeting.

Director Nomination Process. The Nominating and Governance Committee considers and recommends candidates for election to the Board. The committee also considers candidates for election to the Board submitted by shareholders. Each member of the committee participates in the review and discussion of director candidates. In addition, members of the Board of Directors who are not on the committee may meet with and evaluate the suitability of candidates. In making its selections of candidates to recommend for election, the committee will apply the standards and criteria set forth under the caption "Director Qualifications and Board Policies" beginning on page 11 of this proxy statement. The committee applies the same standards in considering candidates submitted by shareholders as it does in evaluating candidates submitted by members of the Board of Directors.

Shareholders who wish to submit nominees for election at an annual or special meeting of shareholders should follow the procedures described on page 85.

Audit Committee

The responsibilities of the Audit Committee are described in the Audit Committee charter and in the following required Audit Committee Report. A copy of the committee's charter is posted on our Web site on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com. The committee's purposes are to provide assistance to the Board of Directors by: monitoring the integrity of the consolidated financial statements of the Company; monitoring compliance by the Company with legal and regulatory requirements and the Company's Code of Conduct; evaluating and monitoring the independent auditors' qualifications and independence; evaluating and monitoring the performance of the Company's internal audit function and independent auditors, with respect to the parent company and its subsidiaries; and addressing the finance and risk management matters specified in its charter.

The committee has adopted a policy of including executive sessions on the agenda of each committee meeting. Such executive sessions may include committee members only, or may include separate executive sessions between the committee members and the general auditor, representatives of our independent auditors, or representatives of management, including our chief executive officer, chief financial officer, and general counsel. The committee members may decide, however, that executive sessions are not required at a particular meeting.

Audit Committee Financial Experts. The Board has determined that Mr. Turner, Mr. Sarles and Mr. Noddle are "audit committee financial experts" as defined by the Securities and Exchange Commission regulations and that they have accounting or related financial management expertise, as the Board interpreted such qualification in its business judgment. The Board has also determined that each Audit Committee member is financially literate, as that term is interpreted by the Board in its business judgment.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee's job is one of oversight as set forth in its charter. It is not the duty of the Audit Committee to prepare the Company's consolidated financial statements, to plan or conduct audits or investigations, or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The Company's management is responsible for preparing the Company's consolidated financial statements and for establishing and maintaining effective internal control over financial reporting. The Company's management is also responsible for its assessment of the effectiveness of internal control over financial reporting. The independent registered public accountants are responsible for the audit of the Company's consolidated financial statements and the audit of the effectiveness of the Company's internal control over financial reporting. In addition, the independent registered public accountants are responsible for the audit of management's assessment of the effectiveness of internal control over financial reporting.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accountants the Company's audited financial statements. The Audit Committee also has discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to communication with audit committees. In addition, the Audit Committee has received the written disclosures and the letter from its independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants' communications with the Audit Committee concerning independence and has discussed with the independent accountants its independence.

The Audit Committee discussed with the Company's internal auditor and independent registered public accountants the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. In addition, the Audit Committee meets with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the Company's control environment and the overall quality of the Company's financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company's audited financial statements be included in the Company's 2009 Annual Report to Shareholders and, for filing with the Securities and Exchange Commission, the Company's Annual Report on Form 10-K for the year ended December 31, 2009.

MEMBERS OF THE AUDIT COMMITTEE:

William H. Turner, Chairman
Warren D. Knowlton
Jeffrey Noddle
H. Jay Sarles
Robert F. Sharpe, Jr.

COMPENSATION OF DIRECTORS

Our compensation philosophy for outside directors. We compete with other companies for executive talent, as we explain in the Compensation Discussion and Analysis later in this proxy statement. We must also compete with them for persons with the ability, integrity, experience, and judgment required to serve on the board of a public company. We need to attract and retain directors who meet the high qualification standards set by our Board of Directors. In order to do so, we must offer a compensation package that is both competitive and fair in view of the significant time commitment and responsibilities that come with a director's job. Only outside directors receive compensation for serving on our Board. Mr. Cracchiolo does not receive any additional compensation for his service as a director.

We believe that our outside directors should have a substantial personal financial stake in the Company. Accordingly, a significant portion of our directors compensation package is equity-based. Also, a director is expected to have an equity holding in the Company with a market value of at least $375,000 upon attainment. A decrease in the price of a share of our common stock after a director has attained the required ownership threshold will not negate the director's satisfaction of this requirement. A director must reach this goal within five years of joining our Board. Shares of our common stock and deferred share units both count toward this goal. Using a December 31, 2009, closing price of $38.82 for a share of our common stock, the value of the common stock and deferred share units beneficially held by our outside directors on that date is as follows, rounded to the nearest dollar: Ms. Marshall ($483,231); and Messrs. Knowlton ($535,173); Lewis ($537,385); Noddle ($884,475); Sarles ($774,731); Sharpe ($1,412,893); and Turner ($622,207).

How and why our outside directors' compensation was determined. The Board's Nominating and Governance Committee is responsible under its charter for overseeing the compensation and benefits paid to our outside directors. The committee will annually review the appropriateness of the outside directors' compensation package.

The committee will discuss with its consultant any proposed changes to the compensation of outside directors. The committee will then recommend to the Board that it approve such changes as the committee believes are reasonable and appropriate, based on the consultant's report and findings. If the Board approves the committee's recommendations, the new compensation package will become effective as of a date set by the Board.

The outside directors' current compensation program as approved by the Board in 2007. The Board has approved the current outside directors' compensation program as recommended by the Nominating and Governance Committee. The committee based its recommendations on a report prepared by its then serving compensation consultant.

The following chart summarizes the current compensation program for our outside directors which became effective on August 1, 2007. On November 20, 2009, the Board of Directors approved the recommendation of its Nominating and Governance Committee to increase Mr. Turner's annual retainer as Audit Committee chairman from $20,000 to $40,000, to be effective January 1, 2010. The Board believed that the increase was merited due to the increased responsibilities of the Audit Committee chairman related to the audit and other functions of certain the Company's subsidiaries. As you will note, we do not pay meeting fees or grant stock options or restricted stock to our outside directors.

Outside Directors Compensation Program for 2009
Annual Cash Retainer	$80,000
Annual Equity Retainer	$100,000 in the form of Deferred Share Units
Board Meeting Fees	No board meeting fees
Committee Meeting Fees	No committee meeting fees
Committee Member Annual Retainer
Committee members receive an annual retainer as follows: Audit Committee—$15,000; Compensation and Benefits Committee—$10,000; and Nominating and Governance Committee—$10,000. There is no committee member retainer for the members of the Executive Committee.
Committee Chairman Annual Retainer
Committee chairmen receive an annual retainer in addition to the committee member retainer, as follows: Audit Committee chairman—$20,000 ($35,000 total committee retainer); Compensation and Benefits Committee chairman—$10,000 ($20,000 total committee retainer); and the Nominating and Governance Committee chairman—$10,000 ($20,000 total committee retainer)
Charitable Matching Gift Program	Up to $2,000 annually*
*
Effective April 15, 2009, the annual maximum amount matched through the Employee Gift Matching Program changed to $2,000. Gift match requests received with a gift date before April 15, 2009, fell under the old program limit of $5,000. Gifts dated on or after April 15, 2009, were subject to the $2,000 annual limit. This reduction automatically applied to directors' charitable gifts.

Perquisites and personal benefits. Our outside directors receive occasional perquisites or personal benefits of reasonable value, such as: commemorative items in connection with their Board service; welcoming gifts at the hotel where they stay during Board meetings or events; holiday gifts; and recreational or other services and amenities when attending an off-site Board long-range planning meeting. If any gifts or other items given on or after January 1, 2009, are taxable to our directors, we do not provide them with a tax gross-up amount.

We pay for or reimburse our outside directors for their reasonable travel, lodging, food, and other expenses related to their attendance at Board, committee, or annual shareholder meetings. Our outside directors may use our corporate aircraft for Board-related travel, subject to the aircraft's availability and other restrictions. In extraordinary or unusual circumstances, such as a family emergency, we may make our corporate aircraft available to our outside directors on an exception basis.

Our outside directors are eligible to participate in our charitable gift matching program on the same basis as our employees. We will match a director's personal contributions to one or more qualifying charitable organizations, subject to an annual aggregate limit, which is currently $2,000. Directors' requests for matching gifts are processed by the same outside vendor that we use for employee matching gift requests.

Other assistance and payments. As is true at many other public companies, our in-house counsel and other employees, as well as outside counsel, assist our outside directors in satisfying their legal reporting obligations under Section 16(a) of the Securities Exchange Act of 1934, as amended. We pay for the fees and expenses related to the preparation and filing of Securities and Exchange Commission Forms 3, 4, and 5 for our outside directors, but only for transactions in our equity securities.

A director's Section 16(a) reporting obligations for transactions in our equity securities are imposed solely due to his or her service on our Board. Therefore, we do not consider such assistance and related payments to be perquisites or personal benefits. Nevertheless, we have provided this information to you in the interests of full and transparent disclosure.

Compensation earned by our outside directors during 2009. The table below shows the total compensation earned by our current outside directors during 2009. The chart also discloses other payments, such as deemed dividends on deferred share units and the amount of charitable matching gifts we made for a director.

2009 COMPENSATION OF OUR CURRENT DIRECTORS*

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
Warren D. Knowlton	$105,000	$100,000	$5,415	$210,415
W. Walker Lewis	110,000	100,000	7,534	217,534
Siri S. Marshall	110,000	100,000	9,039	219,039
Jeffrey Noddle	105,000	100,000	18,600	223,600
H. Jay Sarles	105,000	100,000	7,535	212,535
Robert F. Sharpe, Jr.	105,000	100,000	11,763	216,763
William H. Turner	115,000	100,000	7,554	222,554
*
In 2009, we also paid compensation to Ira D. Hall and Richard F. Powers III, former directors who decided not to stand for re-election at our 2009 annual meeting. Mr. Hall received the following compensation: $31,840 as fees earned or paid in cash, $0 as stock awards, and $10,533 as all other compensation for total compensation of $42,393. Mr. Powers received the following compensation: $32,308 as fees earned or paid in cash, $0 as stock awards, and $9,317 as all other compensation for total compensation of $41,625.

(1)
Jeffrey Noddle elected to defer 100% of his cash retainers for 2009 under the Ameriprise Deferred Compensation Plan for Outside Directors. In lieu of cash Mr. Noddle received an aggregate total of 3,973 deferred share units in his deferred compensation account. That number does not include deemed dividends on those units that were reinvested in additional deferred share units.

(2)
The dollar amounts in this column show the grant date fair value of the annual grant of deferred share units. The number of deferred share units credited to a director's account is calculated as follows: The dollar value to be received by the director is divided by the average value of a share of our common stock for the five trading days immediately preceding the fifth trading day following the earnings release date.

(3)
The dollar amount shown in this column is the total of: deemed dividends credited during 2009 to a director's plan account and reinvested in additional deferred share units; charitable matching gifts we made during 2009 to one or more charitable organizations on behalf of the director; and the tax gross-up amount on a gift we gave to the director prior to January 1, 2009, when we eliminated such tax gross-ups, that was includable in the director's income for 2008 tax purposes. The aggregate incremental cost of perquisites and personal benefits is less than $10,000 for each director. As a result, the Securities and Exchange Commission does not require us to disclose those costs. All deemed dividends were credited at the same rate as the dividends paid to holders of shares of our common stock.

    For your convenience, we've broken out the three components of "All Other Compensation" in the chart below. Dollar amounts in each component have been rounded to the nearest dollar.

Name	Deemed Dividends	Charitable Matching Gifts	Tax Gross-Ups*
Warren D. Knowlton	$5,193	$0	$222
W. Walker Lewis	7,312	0	222
Siri S. Marshall	7,312	1,500	227
Jeffrey Noddle	13,373	5,000	227
H. Jay Sarles	7,312	0	223
Robert F. Sharpe, Jr.	11,532	0	231
William H. Turner	7,312	0	242

  *Tax gross-up amounts relate to the income imputed to the director as a result of a holiday gift shipped in December 2008, before we changed our policy to eliminate such tax gross-ups, effective January 1, 2009. Variations in tax gross-up amounts are due primarily to differences in state income tax rates.

Components of cash compensation earned during 2009. The following table breaks out the elements of the cash compensation shown in the 2009 Compensation of Directors Table, in the column captioned "Fees Earned or Paid in Cash."

2009 CASH RETAINERS PAID

Name	Annual Retainer	Committee Chairman Retainer	Committee Member Retainer	Total
Warren D. Knowlton	$80,000		$25,000	$105,000
W. Walker Lewis	80,000	$10,000	20,000	110,000
Siri S. Marshall	80,000	10,000	20,000	110,000
Jeffrey Noddle	80,000		25,000	105,000
H. Jay Sarles	80,000		25,000	105,000
Robert F. Sharpe, Jr.	80,000		25,000	105,000
William H. Turner	80,000	20,000	15,000	115,000

Deferred Share Plan for Outside Directors. All of our outside directors participate in the Ameriprise Financial Deferred Share Plan For Outside Directors. Each outside director receives an annual grant of deferred share units following the annual meeting of shareholders. A deferred share unit is a phantom share of our common stock that tracks the value of our common stock. A deferred share unit receives deemed dividends in the same amount paid on a share of our common stock, but it has no voting rights. Outside directors may also choose to defer part or all of their annual cash retainer and any committee chairman's retainer under the plan. This deferral feature is voluntary and during 2009 one of our directors, Mr. Noddle, elected to defer 100% of his cash retainers into deferred share units.

OUTSIDE DIRECTORS DEFERRED SHARE PLAN

FEATURE	ANNUAL GRANT		ELECTIVE RETAINER DEFERRAL
Amount	•	$100,000	•	Before the beginning of each calendar year, a director may elect to defer up to 100% of the annual cash retainer and any committee chairman or member retainer, in 25% increments
	•	Outside directors whose first term is less than one year long will receive a pro-rata grant based on their length of service between their appointment to the Board and the next annual meeting of shareholders
Investment Options	•	Only investment option is Ameriprise deferred share units, credited to a separate annual equity grant deferred share unit account	•
Director may choose to invest deferred amounts in one or both of these options: Ameriprise deferred share units or a cash account that receives a market rate of interest, credited on the last day of each month
Number of Deferred Share Units Credited	•
		The number of deferred share units is determined by dividing the dollar amount awarded by the average closing price of a share of our common stock for the five trading days following the date of our annual shareholders meeting, or the five trading days following the appointment date of a director who joins the Board after the date of the most recent annual meeting	•
The number of units credited is determined by dividing the quarterly deferral amount by the average closing price of a share of our common stock for the five trading days following the public release of our earnings results for that quarter

FEATURE	ANNUAL GRANT		ELECTIVE RETAINER DEFERRAL
Dividend Equivalent Reinvestment	•	Account is credited with additional deferred share units on each dividend payment date for our common stock	•	Deemed dividends on deferred share units are reinvested in the same manner used for the annual equity grant account
•
Number of additional units is calculated by first multiplying the number of units held on the dividend record date by the dividend payable on a share of our common stock; that number is then divided by the average of the high and low prices of a share of our common stock on the dividend payment date
Distribution	•	Single payment in shares of our common stock following the director's end of service	•
A director makes a distribution election at the same time he or she makes a deferral election, and that election applies to that year's deferrals. A director makes a new distribution election each year. A director has three distribution choices:
				•	Lump sum on March 31 of a specified year
				•	Lump sum following the director's end of service
				•	Up to five annual installments following the director's end of service
Change in Control	•	Upon a change in control, the entire account will be distributed in shares of our common stock.	•	Upon a change in control, all amounts held in either account will be distributed as explained immediately above.

Deferred share units issued to outside directors in 2009. The table below shows the number of deferred share units issued to outside directors during 2009. In order to simplify the presentation, we have rounded the numbers shown to the nearest unit. During 2009, directors' accounts were credited with deemed dividends on the deferred share units. These deemed dividends were reinvested in additional deferred share units at the same rate as those paid on a share of the Company's common stock.

	DSU Balances as of December 31, 2008			DSUs Credited During 2009				DSU Balances as of December 31, 2009
Name	Annual Equity Grant	Retainer Deferral	Total DSUs†	Annual Equity Grant	Reinvested Deemed Dividends	Retainer Deferral	Total DSUs	Annual Equity Grant	Retainer Deferral	Total DSUs††
Warren D. Knowlton	4,461	0	4,461	4,134	191	0	4,325	8,786	0	8,786
W. Walker Lewis	7,539	0	7,539	4,134	275	0	4,409	11,948	0	11,948
Siri S. Marshall	7,539	0	7,539	4,134	275	0	4,409	11,948	0	11,948
Jeffrey Noddle	7,539	6,131	13,670	4,134	506	3,973	8,613	11,948	10,336	22,284
H. Jay Sarles	7,539	0	7,539	4,134	275	0	4,409	11,948	0	11,948
Robert F. Sharpe, Jr.	7,539	6,131	13,670	4,134	442	0	4,576	11,948	6,298	18,246
William H. Turner	7,539	0	7,539	4,134	275	0	4,409	11,948	0	11,948
†
Includes 2008 deemed dividends reinvested in additional Deferred Share Units

††
Includes 2009 deemed dividends reinvested in additional Deferred Share Units

OWNERSHIP OF OUR COMMON SHARES

The table below shows how many Ameriprise common shares certain individuals and entities beneficially owned on March 1, 2010. These individuals and entities include: (1) owners of more than 5% of our outstanding common shares; (2) our current directors; (3) the five executive officers named in the compensation tables included in subsequent sections of this proxy statement; and (4) all current directors and executive officers as a group. A person has beneficial ownership over shares if the person has or shares voting or investment power over the shares or the right to acquire such power within 60 days. Investment power means the power to direct the sale or other disposition of the shares. Each person has sole voting and investment power over the shares, except as we describe below.

The column captioned "Deferred Share Units" shows DSUs owned by non-management directors through the Outside Directors Deferred Share Plan and phantom units owned by the executive officers under the Company's Supplemental Retirement Plan. The information in this column is not required by the rules of the Securities and Exchange Commission because these units carry no voting rights and will be settled in shares of common stock that the recipient does not have the right to acquire within 60 days of March 1, 2010. Nevertheless, we believe that this information provides a more complete picture of the financial stake that our directors and executive officers have in the Company.

Name	Number of Shares Owned(4)(5)		Right to Acquire(6)	Percent of Class(%)	Deferred Share Units
Wellington Management Company, LLP 75 State Street Boston, MA 02109	21,789,810	(1)	—	8.54%	—
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	18,365,235	(2)	—	7.2%	—
AXA Financial, Inc. 1290 Avenue of the Americas New York, NY 10104	13,900,150	(3)	—	5.5%	—
Warren D. Knowlton	5,000		—	*	8,786
W. Walker Lewis	1,895		—	*	11,948
Siri S. Marshall	500		—	*	11,948
Jeffrey Noddle	500		—	*	22,284
H. Jay Sarles	8,009	(7)	—	*	11,948
Robert F. Sharpe, Jr.	18,150	(8)	—	*	18,246
William H. Turner	4,080	(9)	—	*	11,948
James M. Cracchiolo	141,250		2,964,884	[ ] %	70,693
Walter S. Berman	25,361		500,174	*	22,046
Glen Salow	45,507		1,138,309	*	128
William F. Truscott	60,839		692,200	*	27,760
Donald E. Froude	18,348		24,313	*	10,558
All current directors and executive officers (19 individuals)	413,873		6,800,878	[ ] %	281,310
*
Less than 1%.

(1)
Based on information contained in a report on Schedule 13G filed with the Securities and Exchange Commission on February 12, 2010, by Wellington Management Company, LLP (Wellington). As of December 31, 2009, Wellington reported shared dispositive power over 21,789,810 shares and shared voting power over 14,403,890 shares of our outstanding common shares.

(2)
Based on information contained in a report on Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010, by BlackRock, Inc., which contained information as of December 31, 2009.

(3)
Based on information contained in a report on Schedule 13G filed with the Securities and Exchange Commission on February 12, 2010, by AXA Financial, Inc. and certain of its affiliates, including AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA (collectively, AXA). As of December 31, 2009, AXA reported sole dispositive power over 13,900,150 shares and sole voting power over 9,768,924 shares of our outstanding common shares.

(4)
This column includes shares held in employee benefit plan accounts on March 1, 2010, as follows:

Name	Number of Shares in Plan Accounts
James M. Cracchiolo	1,304
Walter S. Berman	275
Glen Salow	299
William F. Truscott	234
Donald E. Froude	1,177
All executive officers	9,059
(5)
Certain executive officers hold restricted shares that we include in this column. The executive may vote the restricted shares, but may not sell or transfer them during the restricted period. These restrictions lapse over a period of years. The individuals in the table hold the following number of restricted shares:

Name	Number of Restricted Shares
James M. Cracchiolo	3,401
Walter S. Berman	5,927
Glen Salow	3,940
William F. Truscott	7,406
Donald E. Froude	12,876
All executive officers	47,597
(6)
These are shares that the named individuals have the right to acquire within 60 days of March 1, 2010, upon the exercise of stock options that they hold.

(7)
Shares are held indirectly in the H. Jay Sarles Revocable Trust.

(8)
Includes 13,150 shares held in the Robert F. Sharpe, Sr. Credit Shelter Trust and 1,650 held in the Audrey R. Sharpe Trust

(9)
Includes 80 shares held indirectly in the William H. Turner Individual Retirement Account.

 ITEMS TO BE VOTED ON BY SHAREHOLDERS

ITEM 1—ELECTION OF DIRECTORS

Our Board of Directors currently has eight members divided into three classes of nearly equal size. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years. If, during the year, a director resigns or retires, the Board of Directors, upon the recommendation from the Nominating and Governance Committee, may elect another director as a replacement. The Board may add new members during the year based on a number of factors, such as the size of the Board and the Board's desire to add fresh perspectives or expertise.

At this year's annual meeting, the terms of our Class II directors will expire. Our By-Laws and the corporate governance listing standards of the New York Stock Exchange require that the three classes of directors be as nearly equal in number as possible and that a majority of directors be elected at least once every two years. As indicated in Item 2 on page 33-34, we are proposing that the shareholders approve amendments to the company's Certificate of Incorporation to have all directors elected annually beginning at our 2013 annual meeting of shareholders.

The Board has appointed Walter S. Berman, John C. Junek, and Thomas R. Moore as proxies who will vote your shares on your behalf. Their names appear on the proxy card. Proxies will be voted FOR the election of each of the two nominees unless you indicate on the proxy card or voting instructions that you vote "Against", or "Abstain" from voting with respect to, any or all of the nominees. The telephone and Internet proxy submission procedures will include instructions on how to abstain from voting with respect to any or all nominees. We expect that each nominee will be able to serve if elected as a director. However, if any nominee is not able to serve, the persons named as proxies may vote for another person nominated by the Nominating and Governance Committee. Alternatively, the Board of Directors, at its option, may reduce the number of directors constituting Class II directors.

We currently expect that the election of directors will be uncontested and therefore the nominees for director will be subject to a majority voting standard, as explained in more detail on page 4.

The Board of Directors recommends a vote FOR the election of the two director nominees. Proxies will be voted FOR the election of the two nominees unless otherwise specified.

The nominees for election as director and the directors whose terms of office will continue after the meeting have provided the following information about themselves.

Beginning with our 2010 annual meeting, the Securities and Exchange Commission's rules require us to discuss briefly the specific experience, qualifications, attributes or skills that led the Board to conclude that each director or nominee for director should serve on our Board of Directors. We've provided this discussion in a separate paragraph immediately below the biographical information provided by each director in the following section.

All of our directors possess the minimum qualities and skills described in the section of the proxy statement captioned "Director Qualifications and Board Policies", beginning at the bottom of page 11. In addition, one or more of our directors possess the specific qualities or skills considered necessary by the Nominating and Governance Committee, also described in that section.

As you read the new disclosure, please keep these points in mind. First, if a specific qualification, attribute or skill is ascribed to one or more directors, that doesn't necessarily imply that other directors don't possess that qualification, attribute or skill. Second, this disclosure does not impose on the director any duties, obligations or liability that are greater than the duties, obligations, and liability imposed on each member of the Board of Directors. Third, the disclosure does not affect the duties, obligations, or liability of any other member of the Board of Directors.

Because the discussion of the specific experience, qualifications, attributes or skills of a director is to be made each year in light of the Company's business and structure at that time, the content of this discussion may change for one or more directors in future years.

CLASS II DIRECTORS—NOMINEES FOR TERMS ENDING IN 2013

James M. Cracchiolo: Age 51, Chairman and Chief Executive Officer of the Company since September 30, 2005. Mr. Cracchiolo has been chairman and chief executive officer of Ameriprise Financial, Inc. since September 30, 2005, when American Express Financial Corporation completed its spin-off from American Express Company. Prior to that, Mr. Cracchiolo was chairman and chief executive officer of American Express Financial Corporation, since March 2001, president and chief executive officer of American Express Financial Corporation since November 2000, and group president, global financial services of American Express since June 2000. He served as chairman of American Express Bank Ltd. from September 2000 until April 2005 and served as president and chief executive officer of Travel Related Services International from May 1998 through July 2003. Mr. Cracchiolo joined American Express in 1982. He is also on the board of advisors of the March of Dimes and previously had served on the board of Tech Data Corporation.

Mr. Cracchiolo has nearly 30 years of experience in the financial services industry. He held senior leadership positions at the American Express Company and its various subsidiaries before becoming the chairman and chief executive officer of Ameriprise Financial when it became a public company in 2005 as a result of our spin-off from American Express. Those positions gave Mr. Cracchiolo experience as a chief financial officer, a manager of significant business lines, and a leader of large, complex global operations. As a result of this experience, Mr. Cracchiolo brings to the Board valuable skills and a strong background in: financial controls and reporting; balance sheet management; risk management; marketing; annual and long-term business planning; and the negotiation and integration of acquisitions. Mr. Cracchiolo serves on the Board of Directors of the American Council of Life Insurers and The Financial Services Roundtable and is a member of Business Roundtable. His involvement with these organizations enables Mr. Cracchiolo to keep the Board informed on current legislative, regulatory, and economic issues relevant to our businesses.

Mr. Cracchiolo holds a bachelor's degree in accounting and economics and a master's of business administration degree in finance, both from New York University. He also holds a Certified Public Accountant designation in New York State and is certified as a General Securities Representative and General Securities Principal in the United States.

H. Jay Sarles: Age 64, director since September 30, 2005. Mr. Sarles is retired, having most recently served as vice chairman of Bank of America Corporation. Prior to that, he served as vice chairman and chief administrative officer of FleetBoston Financial with responsibility for administrative functions, risk management, technology and operations, treasury services, corporate strategy and mergers and acquisitions. During his 37 years at Fleet, Mr. Sarles oversaw virtually all of Fleet's businesses at one time or another, including the company's wholesale banking businesses from 2001 to 2003. These included commercial finance, real estate finance, capital markets, global services, industry banking, middle market and large corporate lending, small business services and investment banking businesses. Mr. Sarles is also a member of the boards of directors of AvalonBay Communities, Inc., Dental Service of Massachusetts, Inc., and is a trustee of Mount Holyoke College. Previously, Mr. Sarles had served as director of Carlyle Capital Corporation from 2006 to 2009.

Mr. Sarles has nearly four decades of experience in the financial services industry. As an executive officer at Bank of America Corporation and FleetBoston Financial, he oversaw a wide range of businesses and functions, including technology and operations, treasury services, corporate strategy, mergers and acquisitions, and investment banking. As a result, Mr. Sarles makes a valuable contribution to the Board in areas that include balance sheet management, financial reporting and disclosure, risk management, the integration of acquisitions, and long-range planning. Mr. Sarles also serves on several other boards of directors, which allows him to bring a broad perspective on board-related matters to our Board of Directors.

CLASS III DIRECTORS—TERMS ENDING IN 2011

W. Walker Lewis: Age 65, director since September 30, 2005. Mr. Lewis serves as chairman of Devon Value Advisers, a financial consulting and investment banking firm that he founded in 1997. Prior to that, Mr. Lewis was a senior advisor at Dillon Read and served as a managing director of Kidder Peabody, where he was a member of the firm's management committee. From 1991 to 1993, Mr. Lewis was president of Avon Products Incorporated, North America and a member of the Office of the Chairman of Avon Incorporated. For over twenty years, from 1970 to 1991, Mr. Lewis was a strategic management consultant at Boston Consulting, as Founding Chairman of Strategic Planning Associates, and as Chairman of Mercer Management Consulting, a division of Marsh and McLennan. In his management consulting practice Mr. Lewis consulted to a number of money center banks, large life and casualty insurers, and money management companies. Mr. Lewis has served on twenty public company boards (Owens Corning, Scientific Games, American Management Systems, etc.), and private company boards (Mrs. Fields, Applied Predictive Technologies, etc.) and has participated in a number of public and private company transactions as a financial adviser, consultant, and board member.

Mr. Lewis has many years of experience in financial and management consulting, investment banking, and board service at a number of other public and private companies. In these capacities, he has participated in a number of public and private company transactions. As a result, he contributes to the Board's understanding of executive compensation issues, merger and acquisition activity, investor relations, and long-range planning. His experience in investment banking has been particularly useful when the Board considers its capital and liquidity needs and potential acquisitions.

Siri S. Marshall: Age 61, director since September 30, 2005. Ms. Marshall is the former senior vice president, general counsel and secretary and chief governance and compliance officer at General, Mills, Inc., having retired from those positions as of January 1, 2008. Prior to joining General Mills in 1994, Ms. Marshall was senior vice president, general counsel and secretary of Avon Products, Inc. Ms. Marshall is also a director of Equifax, Inc., Alphatec Holdings, Inc. and the Yale Center for the Study of Corporate Law, a Distinguished Advisor to the Straus Institute of Dispute Resolution, and a Trustee of the Minneapolis Institute of Arts. She has served as a director of NovaCare, Inc., Jafra Cosmetics International, Snack Ventures Europe and the American Arbitration Association. She has also served as a member of The New York Stock Exchange Legal Advisory Committee.

Ms. Marshall is an attorney-at-law and former general counsel, chief governance officer, and compliance officer at a Fortune 500 company. As a result, she is very familiar with the broad range of executive leadership issues at large public companies, and in particular, legal, regulatory, and corporate governance challenges. Through her service on the boards of other companies and participation in panel discussions at conferences for directors and attorneys, she keeps the Board informed on current trends in corporate governance, the approaches taken by other companies to shareholder concerns, and emerging board practices. She has also offered insights into communications with institutional shareholders, proxy advisory firms, and the Board's responses to shareholder proposals and concerns.

William H. Turner: Age 69, director since September 30, 2005. Mr. Turner is the former dean of Montclair State University, having resigned from that position on January 1, 2010. Previously, he was the founding dean of the College of Business at Stony Brook University and a senior partner at Summus Limited. Prior to that, Mr. Turner was president and chief executive officer of PNC Bank, New Jersey from 1997 to 2000 and chairman of PNC Bank, N.A., New Jersey and Northeast Region from 2000 until his retirement in 2002. Before joining PNC, Mr. Turner was president and co-chief executive officer at Franklin Electronic Publishers, Inc. and vice chairman of Chemical Banking Corporation, which merged with The Chase Manhattan Corporation in 1995. Mr. Turner is currently a member of the boards of directors of Franklin Electronic Publishers, Inc., Standard Motor Products, Inc. and Volt Information Sciences, Inc. Previously, Mr. Turner had served as director of New Jersey Resources, Inc.

Mr. Turner enjoyed a long career in the financial services industry, particularly in the retail banking sector. Originally trained as a credit officer, he has held a variety of senior banking positions. As a result, he is very familiar with the types of products and services that we offer to our clients and the importance of close cooperation with our regulators. He works closely with our chief financial officer, general auditor, and independent public accountants on a wide range of issues related to financial reporting and disclosure, risk management, regulatory compliance, balance sheet management, and internal controls. Mr. Turner has proven especially helpful in providing guidance and advice to our subsidiary Ameriprise Bank, FSB and the Audit Committee of another subsidiary, Threadneedle Asset Management Holdings Sarl. Mr. Turner's service on other boards and his past leadership roles in the academic world allow him to bring a wide range of experience and new insights to his service on our Board.

CLASS I DIRECTORS—NOMINEES FOR TERMS ENDING IN 2012

Warren D. Knowlton: Age 63, director since September 28, 2006. Mr. Knowlton is the former chairman of Graham Packaging Company, L.P., a leading international supplier of plastic food and beverage containers, having served in that position from 2008 until he resigned as of January 1, 2010. Formerly, Mr. Knowlton served as chairman and chief executive officer of Graham Packaging Company, L.P. from December 2006 to December 2008. Prior to joining Graham Packaging Company, L.P., Mr. Knowlton was the chief executive officer and board member of The Morgan Crucible Company plc, a U.K.-based building materials company with global operations. Prior to joining The Morgan Crucible Company plc, he held senior leadership positions with Pilkington plc and Owens Corning in both the U.S. and international markets. Mr. Knowlton has been a director on the Smith & Nephew board since 2000, serving as chairman of the global medical technology company's audit committee since 2001.

Mr. Knowlton's experience as the chairman and chief executive officer of a multinational company has enabled him to advise the Board and management on long-range and business planning, executive compensation programs, and trends in client needs. Mr. Knowlton is also the only director who is a certified financial planner, which gives him a unique insight into our integrated business model. He continues to travel globally for business purposes, and has lived outside the United States and run two multi-national companies. Therefore, he can provide a comparative view of how companies in other countries, particularly the United Kingdom, address corporate governance and compensation issues.

Jeffrey Noddle: Age 63, director since September 20, 2005. Mr. Noddle has served as chairman of the board of directors of SUPERVALU INC. since 2002. Previously, Mr. Noddle also served as the president of SUPERVALU since 2001. Prior to that time, Mr. Noddle held a number of other leadership positions at SUPERVALU, including president and chief operating officer from 2000-2001, corporate executive vice president and president and chief operating officer of SUPERVALU's distribution food companies, corporate vice president—merchandising and president of the company's Fargo and former Miami divisions. Mr. Noddle is the immediate past chairman of the board of directors of The Food Marketing Institute. In addition, he serves as a member of the boards of directors of Donaldson Company, Inc., the Independent Grocers Alliance, Inc., The Food Industry Center at the University of Minnesota, the Carlson School of Management at the University of Minnesota and the Academy of Food Marketing at Saint Joseph's University.

Mr. Noddle's service as the chairman and chief executive officer of a Fortune 500 company provided him with valuable experience in a number of areas that are important to the Company, including: mergers and acquisitions, including integration planning and execution; shareholder relations and communications; current corporate governance issues; executive officer succession planning; balance sheet management; financial reporting; and long-range planning. He also has contributed to the Board's knowledge of the director recruitment process as it continues to review the current composition and needs of the Board.

Robert F. Sharpe, Jr.: Age 57, director since September 30, 2005. Mr. Sharpe was appointed President of Commercial Foods for ConAgra Foods, Inc. in early 2008 having joined ConAgra in November 2005. In December 2009, Mr. Sarles was named to the additional post of Executive Vice President and Chief Administrative Officer. From 2002 until joining ConAgra, Mr. Sharpe was a partner at the Brunswick Group LLC, an international financial public relations firm. Prior to that, he served as senior vice president—public affairs, secretary and general counsel for PepsiCo, Inc. from 1998 to 2002. Previously, Mr. Sharpe was senior vice president and general counsel for RJR Nabisco, Inc.

Mr. Sharpe, who is an attorney-at-law, has been responsible for a wide range of functions as an executive officer and general counsel of Fortune 500 companies. His day-to-day experience with the current financial, legal, regulatory, and operational issues facing public companies has been valuable to the Board. Mr. Sharpe has shared fresh approaches to executive compensation programs with the Board and has advised it on communications with our institutional shareholders. In addition, he has a sound understanding of risk management, financial reporting and disclosure, and corporate governance issues.

 ITEM 2—ADOPTION AND APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS

Our Board of Directors has unanimously approved an amendment to Article V of the Company's Certificate of Incorporation that, subject to shareholder approval, would result in the declassification of the Board effective as of the 2013 annual meeting of shareholders, or the Declassification Amendment. The Board is now seeking shareholder approval of the Declassification Amendment. The Board believes that declassification of our Board is advisable and in the best interest of our shareholders. The Board recommends that the Company's shareholders adopt and approve the proposed Declassification Amendment.

Background

Our Board and its Nominating and Governance Committee regularly review the Company's corporate governance practices. As part of this review, the Nominating and Governance Committee has, in the past, considered whether the Board of Directors should be declassified.

The Company's Certificate of Incorporation currently provides that the Board shall be divided into three classes, with each class of directors serving a three-year term. The Nominating and Governance Committee and the Board both believe that a classified board structure provides continuity and stability in pursuing our strategies, promotes a long-term perspective, and increases the Board's negotiating leverage when dealing with a potential acquirer. Nevertheless, the Nominating and Governance Committee and the Board have both concluded that, after taking into account the level of shareholder support for a declassified Board and considering the current corporate governance environment, the Company's classified board structure should be eliminated. The Board is proposing that shareholders be given an opportunity to vote on all directors annually beginning at the 2013 annual meeting of shareholders. Accordingly, the Board, upon the recommendation of the Nominating and Governance Committee, approved and declared advisable the proposed Declassification Amendment, which would provide for the elimination of the Company's classified board structure at the third annual meeting of shareholders following this annual meeting. The Board recommends that shareholders adopt and approve the Declassification Amendment and certain other changes to the Certificate of Incorporation.

Article V, Section 1 of the Certificate of Incorporation currently provides for the Board to be divided into three classes. At each annual meeting of shareholders, one class of directors is elected by the shareholders for a three-year term. Accordingly, the directors elected at this annual meeting of shareholders will be elected for a three-year term ending at the 2013 annual meeting and the directors previously elected at the 2008 and 2009 annual meetings of shareholders were elected for three-year terms ending at the 2011 and 2012 annual meetings, respectively. The terms of the directors in the classes elected at the 2008, 2009, and this annual meeting would not be shortened by the Declassification Amendment.

The Declassification Amendment and Ancillary Changes

If the Declassification Amendment is adopted and approved by the shareholders, the declassification of our Board would be implemented as follows:

Annual Meeting Year	Length of Term for Directors Elected	Year that Term Would Expire
2010	Three Years	2013
2011	Two Years	2013
2012	One Year	2013
2013 and thereafter	Annual Election	Succeeding Year

In addition, the Certificate of Incorporation would be amended to make certain ancillary changes. At present, because our Board is classified our directors are removable only "for cause" by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding stock of the Company entitled to vote generally in the election of directors. Accordingly, the Company's shareholders are currently precluded from removing any director from office without cause. Under the proposed Declassification Amendment, Article V, Section 2(a) of the Certificate of Incorporation would be amended to provide that, until the election of directors at the 2013 annual meeting, when the classified board structure would end, a director may be removed by the shareholders only for cause. From and after the 2013 annual meeting of shareholders, a director may be removed by the shareholders of the Company, with or without cause, by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding stock of the Company entitled to vote generally in the election of directors. The Declassification Amendment also would eliminate language in the Certificate of Incorporation that provides for an exception to our Board's power to amend our By-Laws.

Exhibit A includes the proposed changes to the relevant sections of Article V of the Certificate of Incorporation resulting from the proposed Declassification Amendment. If adopted and approved, this proposal would become effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, which we intend to do promptly following the annual meeting of shareholders if shareholder approval is obtained. Our Board may abandon the Declassification Amendment before or after shareholders adopt and approve such amendment at any time prior to the effectiveness of the Declassification Amendment. If the Declassification Amendment is not adopted and approved or is abandoned prior to its effectiveness, our Board will remain classified. The Board has provisionally approved corresponding amendments to our By-Laws, subject to shareholder approval of the Declassification Amendment and the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware.

Vote Required

The affirmative vote of the holders of three-fourths of the combined voting power of the stock of the Company entitled to vote generally in the election of directors outstanding as of the record date for this annual meeting of shareholders will be required to adopt and approve the Declassification Amendment. Abstentions and failures to vote will have the same effect as votes cast against the adoption and approval of the Declassification Amendment.

The Board of Directors recommends a vote "FOR" the adoption and approval of the Declassification Amendment.

ITEM 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION PHILOSOPHY, OBJECTIVES, AND POLICIES

We stated in our 2009 annual meeting proxy statement that this year we would provide shareholders with a non-binding advisory vote on our executive compensation philosophy, objectives, and policies, as explained in the Compensation Discussion and Analysis contained on pages 47-64 of the proxy statement. We will provide this opportunity at each regular annual meeting unless federal legislation requires us to provide this vote in a different manner or on different terms.

The Board's Compensation and Benefits Committee, which is composed solely of independent directors, oversees the Company's executive compensation program and approves the compensation of our executive officers. The Committee and the Board as a whole have been aware of the growing interest among investors and members of Congress in allowing shareholders to communicate their views on executive compensation to the Board through a non-binding advisory vote.

We encourage our shareholders to communicate with the Board throughout the year on any subject of interest to them concerning the Company (please see page 13 under the caption "Communicating with Directors"). Nevertheless, the Board wanted to be responsive to the desire expressed by certain shareholders for the chance to vote on a proposal such as this one.

If a majority of shareholders vote against the proposal, neither the Board nor its Compensation and Benefits Committee will be obliged to take any specific action, because this vote is non-binding and advisory. Nevertheless, the Board and management will analyze the voting results carefully and communicate with our major shareholders in order to better understand the reasons for a significant negative vote.

Before you vote on the following resolution, please read the Compensation Discussion and Analysis closely. As stated in the Compensation and Benefits Committee Report beginning on page 46, the Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon that review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

We are not asking you to approve or ratify the compensation of our named executive officers as disclosed in the compensation tables that follow the Compensation Discussion and Analysis. Rather, we are seeking the sense of the shareholders as to whether our executive compensation philosophy, objectives, and policies are reasonable and appropriate.

The Board of Directors recommends a vote FOR the following resolution. Proxies will be voted FOR the following resolution unless otherwise specified:

RESOLVED, that it is the sense of the Company's shareholders that the Company's executive compensation philosophy, objectives, and policies, as explained in the Compensation Discussion and Analysis included in this proxy statement, are reasonable and appropriate.

ITEM 4—APPROVAL OF THE AMENDED AND RESTATED AMERIPRISE FINANCIAL 2005 INCENTIVE COMPENSATION PLAN

The Board has approved, and is asking shareholders to approve, the amended and restated Ameriprise Financial 2005 Incentive Compensation Plan (the "Amended 2005 Plan"). The Amended 2005 Plan establishes the maximum number of shares that may be awarded in the form of awards other than stock options or stock appreciation rights ("full value shares") after the date of the 2010 Annual Meeting under the 2005 Amended Plan at a 6,000,000 share limit. For full value shares from April 25, 2007 to the date of the Annual Meeting, the previous limit was 4,400,000 shares. Full value shares awarded prior to the 2010 Annual Meeting shall not count towards the 6,000,000 share limit. The Amended 2005 Plan does not increase the total number of shares authorized for issuance.

The Amended 2005 Plan provides for the grant of cash and equity incentive awards of shares of Ameriprise Financial, Inc. common stock to non-employee directors, employees and independent contractors of the Company. Specifically, we are seeking shareholder approval so that grants of performance-based compensation under the Amended 2005 Plan may be fully deductible under 162(m) of the Internal Revenue Code of 1986, as amended, thereby preserving the Company's deduction for such compensation. The existing Ameriprise Financial 2005 Incentive Compensation Plan, as amended and restated effective April 25, 2007, remains in effect through September 30, 2015. However, as of February 12, 2010, the 2005 Plan had only 897,764 shares available for awards other than stock options or stock appreciation rights. We believe this number will be insufficient to allow us to provide the necessary equity-based incentives (other than stock options and stock appreciation rights) to attract and retain the talent we seek in our highly competitive industry.

When properly balanced with stock options and cash incentive compensation, we believe full value shares add an important element of retention to our compensation program, while providing alignment with shareholder interests. As indicated in our Summary Compensation Table we have primarily granted stock options to our named executive officers. In comparison, the majority of the full value shares have been awarded to our executive and management level employees other than our named executive officers. Additionally, we have used a number of full value shares to attract new talent as we continue to build a growing and successful company. We are requesting that shareholders approve an increase in the number of full value shares at this time for the following reasons:

First, we would like to continue to provide restricted share awards to management and employees to encourage ongoing retention and to focus their efforts on long-term shareholder value creation.

Second, the consultant to the Compensation and Benefits Committee has recommended that we consider providing all executives, including our named executive officers, with a higher percentage of full value awards to balance our long-term incentive mixture and provide a meaningful retention vehicle that will retain value through volatile economic times. In response to this recommendation, the committee has been discussing the adoption of a performance share plan. The performance shares would be awarded under the Amended 2005 Plan and would vest only upon the achievement of specific financial targets over a three-year performance period. To align the performance share plan with the long-term best interests of our shareholders, such targets would likely be tied to significant shareholder metrics such as return on equity, earnings per share, and total shareholder return in relation to our peer group.

Our Board believes these changes are in the best interests of our shareholders and important to the long-term growth of the Company.

On February 23, 2010, the Board, subject to shareholder approval, approved the Amended 2005 Plan and directed that the Amended 2005 Plan be submitted to shareholders for their approval at the 2010 Annual Meeting. The only material differences from the Amended 2005 Plan from its last restatement on April 25, 2007 are to establish the aggregate limit on full value shares to 6,000,000 shares for future awards without increasing the total number of shares authorized for issuance under the Amended 2005 Plan and to extend the Plan term by ten years from the date of the Annual Meeting.

Summary of the Material Features of the Amended 2005 Plan

The full text of the Amended 2005 Plan is attached to this proxy statement as Exhibit B. The principal features of the Amended 2005 Plan are described below, but the description is qualified in its entirety by reference to the text of the Amended 2005 Plan.

Purpose. The principal purpose of the Amended 2005 Plan is to promote the interests of the Company and its shareholders by providing those employees, directors and independent contractors of the Company who are largely responsible for the management, growth and protection of the business of the Company. The Amended 2005 Plan is designed to meet this purpose by providing plan participants with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

Administration of the Plan. The Amended 2005 Plan is administered by the Compensation and Benefits Committee of the Board, which consists exclusively of directors, each of whom is (a) a "non-employee director" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, (b) an "outside director" within the meaning of Section 162(m) of the Code, and (c) an "independent director" for purpose of the New York Stock Exchange corporate governance listing standards.

The committee determines which employees and independent contractors should be granted awards pursuant to the Amended 2005 Plan, the type of awards to be granted and the terms of such awards. Only the Board may grant awards under the Amended 2005 Plan to non-employee directors of the Company. Subject to the terms and limitations of the Amended 2005 Plan, the Committee has full discretion in the administration of the Amended 2005 Plan, including the interpretation and construction of any and all plan provisions, and the amendment, from time to time, of rules and regulations for the administration of the Amended 2005 Plan.

Notwithstanding the committee's broad authority under the Amended 2005 Plan, other than adjustments due to changes in the Company's capitalization, the Committee may not reprice, adjust or amend the exercise price of outstanding stock options or the strike price of outstanding stock appreciation rights, whether through amendment, cancellation and replacement grant, or any other means, nor permit the exchange of an outstanding option for cash or another award (including another option with an exercise price below that of the exchanged option), unless such action is approved by the Company's shareholders. In addition, certain amendments to the Amended 2005 Plan require shareholder approval, as described below.

To the extent not inconsistent with applicable law, including Section 162(m) of the Internal Revenue Code, and the rules and regulations of the New York Stock Exchange, the committee may delegate its authority under the plan to one or more of its members or certain executive officers of the Company.

Eligible Participants. Employees, non-employee directors and independent contractors of the Company are eligible to receive awards pursuant to the Amended 2005 Plan. Such persons include key employees who are responsible for the management, growth, and protection of the business of the Company. Under the current eligibility guidelines established by the committee, approximately 1,500 persons are eligible to receive awards under the Amended 2005 Plan.

Types of Awards. Generally, the Amended 2005 Plan allows for the grant of any of the following forms of awards: (a) stock options; (b) stock appreciation rights; (c) restricted stock, restricted stock units and other share-based awards; (d) performance awards; and (e) Qualifying Awards (as defined below). Rights to dividends or dividend equivalents may be granted in connection with awards other than stock options and stock appreciation rights. Awards may be granted to participants who are foreign nationals or employed outside the United States on such terms and conditions different from those applicable to awards granted to participants in the United States which may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy.

Available Shares. Subject to certain anti-dilution adjustments described below, the maximum number of shares or options to purchase shares of common stock that may be issued under the Amended 2005 Plan is 37,900,000, which is the same number originally approved on September 30, 2005, when the 2005 Plan was adopted and which did not change when the plan was amended and restated on April 25, 2007. That number does not include the substitute awards issued in connection with the Company's spin-off from the American Express Company in 2005. Of such total, no more than 6,000,000 shares may be issued after the 2010 Annual Meeting for what are referred to as "full value" awards, which are awards other than stock options or stock appreciation rights.

For purposes of counting the number of shares issued against the authorized share pool, awards denominated solely in shares (such as stock options, stock appreciation rights and restricted stock) and other awards that may be exercised for or convertible into shares will be counted against the authorized share pool on the date of grant of the award based on the maximum number of shares underlying the award. Awards denominated other than in shares that are exercisable for or convertible into shares will be counted based on the number of shares actually issued, when issued.

If any shares subject to an award are forfeited, expire or otherwise terminate without issuance of such shares, or any award is settled for cash or otherwise does not result in the issuance of all or a portion of the shares subject to such award (including on payment in shares on exercise of a stock appreciation right), such shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for issuance under the Amended 2005 Plan. In the event that (i) any stock option or other award is exercised through the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, or (ii) withholding tax liabilities arising from such stock option or other award are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, the shares so tendered or withheld shall not become available for issuance under the Amended 2005 Plan.

Awards granted or shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or with which the Company combines, shall not reduce the shares authorized for grant under the Amended 2005 Plan or authorized for grant to a participant in any calendar year.

Shares that may be issued under the Amended 2005 Plan may be authorized and unissued shares or treasury shares, or both, at the sole discretion of the committee.

As of December 31, 2009, 32,639,107 shares of our common stock have been awarded pursuant to the Amended 2005 Plan, of which 8,686,720 shares were awarded as substitute awards in connection with the spin-off of the Company from American Express. Of the total shares awarded, 2,211,244 are issued, but not vested and are subject to forfeiture and 21,437,034 shares are committed awards that are not yet issued, including stock options covering a total of 20,373,878 shares having a weighted average exercise price of $34.97 per share and a weighted average remaining term of 6.63 years. There are 13,947,613 shares that remain available to be awarded.

Stock Options. A stock option provides for the right to purchase a specified number of shares of common stock at a specified price per share typically called the "exercise price". Generally, the exercise price may not be less than 100% of the fair market value of a share of common stock on the date on which the stock option is granted. The fair market value of a share on the date of grant is determined by the closing share price on such date. A stock option may be either an incentive stock option, which qualifies for special tax treatment, or a nonqualified stock option.

Generally, no stock option may be exercisable after the expiration of ten years from the date such option is granted, or upon the expiration of such earlier date as the agreement granting such option provides. Subject to certain exceptions (e.g., substitute awards issued in connection with a corporate acquisition by the Company, awards granted to a person newly hired or retained to perform services for the Company, awards granted in connection with the promotion of an employee, or the death, disability, retirement or other termination of a participant, or the occurrence of a corporate transaction such as a change in control of the Company), stock options must have a vesting period of at least one year.

As permitted by the committee, payment of the exercise price may be made in cash, by tendering previously acquired shares (valued at their then fair market value), by means of a broker-assisted sale program, or by withholding shares otherwise issuable in connection with the exercise of the stock option.

Stock Appreciation Rights. A stock appreciation right is a right to receive the fair market value of a specified number of shares of our common stock less a specified price per share or "strike price". Generally, the strike price may not be less than 100% of the fair market value of a share of common stock on the date on which the stock appreciation right is granted. The fair market value of a share on the date of grant is determined by the closing share price on such date. Stock appreciation rights may be granted alone or in conjunction with a stock option, performance award or other award under the Amended 2005 Plan. Stock appreciation rights may be paid by the Company in cash, shares or other property, or any combination thereof.

Generally, no stock appreciation right may be exercisable after the expiration of ten years from the date such stock appreciation right is granted, or upon the expiration of such earlier date as the agreement granting such stock appreciation right provides. With the exception of the events described above for stock options, stock appreciation rights must have a vesting period of at least one year.

Restricted Stock, Restricted Stock Units and Other Share-Based Awards. Restricted stock awards are shares of common stock that are subject to forfeiture during a vesting period, and restricted stock units and other share-based awards are awards that are valued by reference to shares of common stock. Restricted stock units and other share-based awards may be paid by the Company in cash, shares or other property, or any combination thereof.

The committee may grant restricted stock, restricted stock units and other share-based awards to participants, either alone or in addition to other awards granted under the Amended 2005 Plan. In addition, restricted stock, restricted stock units and other share-based awards are available as a form of payment of performance awards and other earned cash-based incentive compensation.

Generally, restricted stock, restricted stock units and other share-based awards must have a minimum vesting period of three years from the date of grant (but permitting pro rata vesting over such time) except for: (a) the events defined above; (b) grants made in the form of performance awards, in which case the minimum vesting period shall be one year; (c) grants made in payment of performance awards and other earned cash-based incentive compensation; (d) grants made solely in lieu of the cash payment of the employee portion of deferred compensation and the earnings thereon; or (e) grants not in excess of a combined aggregate total of 5% of the limit on the number of shares available for full value awards under the Amended 2005 Plan.

Unless otherwise provided in an applicable award agreement, beginning on the date of grant of an award of restricted stock, the participant shall become a shareholder of the Company with respect to all shares subject to the award and shall have all of the rights of a shareholder, including the right to vote such shares and the right to receive distributions made with respect to such shares. A participant receiving an award of restricted stock units or other share-based award shall not possess voting rights with respect to such award.

Performance Awards. Performance awards are awards that are valued based on the achievement of specified performance objectives during a specified performance period. Performance awards may be paid by the Company in cash, shares of common stock or other property, or any combination thereof. Subject to certain exceptions (such as Defined Events), performance awards must have a performance period of at least one year.

Qualifying Awards. Section 162(m) of the Internal Revenue Code denies a deduction to any publicly held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to such covered employee exceeds $1 million. The covered employees of a company are its chief executive officer and its three other most highly compensated executive officers as of the most recent fiscal year end, other than its chief financial officer.

Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the stock option or stock appreciation right is granted by a compensation committee comprised solely of "outside directors," the plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the shareholders, and the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of the grant or award. The Amended 2005 Plan complies with these requirements so that the compensation attributable to stock options and stock appreciation rights issued under the Amended 2005 Plan will qualify as exempt performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code.

Furthermore, other awards qualify as performance-based compensation if: (a) the award is granted by a compensation committee comprised solely of "outside directors"; (b) the compensation may be paid solely on account of the attainment of one or more pre-established, objective performance goals; (c) the material terms of the performance goals must have been previously approved by the shareholders of the Company; and (d) prior to payment of the award, the committee certifies that the performance goals were in fact satisfied.

The Company may grant performance awards under the Amended 2005 Plan that qualify as "performance-based compensation" for purposes of Section 162(m), thereby preserving any available corporate compensation deductions attributable to such awards. To qualify for such exemption, performance awards must relate to one or more of the following performance criteria: (i) net income or operating net income; (ii) return on assets, return on capital, return on equity, return on economic capital, return on other measures of capital, return on sales or other financial criteria; (iii) revenue or net sales; (iv) gross profit or operating gross profit; (v) cash flow; (vi) productivity or efficiency ratios; (vii) share price or total shareholder return; (viii) earnings per share; (ix) budget and expense management; (x) customer and product measures, including market share, high value client growth, and customer growth; (xi) working capital turnover and targets; (xii) margins; and (xiii) economic or other value added measurements. In addition, performance goals may be based on Company, business unit or participant performance.

The maximum number of shares of our common stock that can be issued to any single participant in any one calendar year for all qualifying awards is 3,000,000 shares. Further, the amount payable in cash to any participant for any calendar year for all qualifying awards under the Amended 2005 Plan will not exceed $25,000,000.

The Committee has the discretion to reduce, but not to increase, the payment of a qualifying award.

Transferability. A participant's rights in an award granted under the Amended 2005 Plan may only be assigned or transferred in the event of death.

Tax Withholding. The exercise or payment of awards and the issuance of shares under the Amended 2005 Plan is conditioned upon a participant making satisfactory arrangements for the satisfaction of any liability to withhold federal, state, local or foreign income or other taxes. The committee may permit a participant to pay taxes required to be withheld with respect to an award in any appropriate manner, including, without limitation, by the surrender to the Company of shares of common stock owned by such person, or settled with shares of common stock that are part of the award giving rise to the tax withholding liability.

Anti-Dilution Adjustment. If the outstanding shares of our common stock are changed by reason of any stock split, stock dividend, combination, subdivision or exchange of shares, recapitalization, merger, consolidation, reorganization or other extraordinary or unusual event, the committee will direct that appropriate changes be made in the maximum number or kind of securities that may be issued under the Amended 2005 Plan and in the terms of certain outstanding awards, including the number of shares or securities subject to awards and the exercise price or other stock price or share-related provisions of awards.

Plan Term. The Ameriprise Financial 2005 Incentive Compensation Plan became effective on September 30, 2005. The Amended 2005 Plan will become effective upon its approval by the shareholders of the Company. No grants of awards may be made under the Amended 2005 Plan after February 23, 2020.

New Plan Benefits

The benefits to be received by participants and the number of shares to be granted under the Amended 2005 Plan cannot be determined at this time. The amount and form of grants to be made in any year is to be determined at the discretion of the Committee, and may vary from year to year and from participant to participant. The Committee did, however, approve the awards set forth in the Grants of Plan-Based Awards Table set forth on page 68 in this proxy statement under the Amended 2005 Plan. These awards may be considered representative of the awards that would have been made to the named executive officers included in this proxy statement had the Amended 2005 Plan been in effect at the time.

Plan Amendment

The Amended 2005 Plan may be amended in whole or in part at any time and from time to time by the Board. However, no amendment may be made without shareholder approval if such amendment would: (a) increase the number of shares of Common Stock available for grant under the Amended 2005 Plan; (b) expand the types of awards available under the Amended 2005 Plan; (c) materially expand the class of persons eligible to participate in the Amended 2005 Plan; (d) decrease the minimum stock option exercise price or stock appreciation right strike price; (e) amend or repeal the prohibitions against repricing or exchange of awards; (f) increase the maximum permissible term of any stock option or stock appreciation right; (g) reduce the minimum vesting periods for awards; or (h) change the aggregate or annual award limits under the Amended 2005 Plan.

Stock Price

The closing market price of a share of Common Stock reported on the New York Stock Exchange on [latest practicable date], was $[               ] per share.

Certain Federal Income Tax Consequences of Plan Awards

The following discussion is intended to provide only a general outline of the federal income tax consequences of participation in the Amended 2005 Plan and the receipt of awards or payments thereunder by participants subject to U.S. taxes. It does not address any other taxes imposed by the United States, taxes imposed by any state or political subdivision thereof or foreign jurisdiction, or the tax consequences applicable to participants who are not subject to U.S. taxes.

Incentive Stock Options. A participant will not realize any taxable income, and the Company will not be entitled to any related deduction, when any incentive stock option is granted under the Amended 2005 Plan or upon the exercise of such option by the participant. Upon disposition of the shares after expiration of the statutory holding period, any gain or loss a recipient realizes will be a capital gain or loss. The Company will not be entitled to a deduction with respect to a disposition of the shares by a participant after the expiration of the statutory holding period. Except in the event of death, if shares acquired upon the exercise of an incentive stock option are disposed of before the expiration of the statutory holding period (a "disqualifying disposition"), the participant will be considered to have realized as compensation, taxable as ordinary income in the year of disposition, an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the option. The Company will be entitled to a deduction (subject to applicable tax laws, including Section 162(m) of the Code) at the same time and in the same amount as the participant is deemed to have realized ordinary income. Any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively.

Nonqualified Stock Options. A participant will not realize any taxable income, and the Company will not be entitled to any related deduction, when any nonqualified stock option is granted under the Amended 2005 Plan. When a participant exercises a nonqualified stock option, the participant will realize ordinary income, and the Company will be entitled to a deduction (subject to applicable tax laws, including Section 162(m) of the Internal Revenue Code), equal to the excess of the fair market value of the stock on the date of exercise over the option price. Upon disposition of the shares, any additional gain or loss the participant realizes will be a capital gain or loss.

Stock Appreciation Rights. A participant will not realize income upon the grant of a stock appreciation right. Upon exercise, the participant will realize ordinary income and the Company will be entitled to a corresponding deduction (subject to applicable tax laws, including Section 162(m) of the Internal Revenue Code) in amount equal to the cash received plus the fair market value (on the date received) of any shares of Common Stock or other property received.

Restricted and Unrestricted Stock. Unless the participant files an election to be taxed under Section 83(b) of the Internal Revenue Code; (a) a participant will not realize income upon the grant of restricted stock; (b) the participant will realize ordinary income and the Company will be entitled to a corresponding deduction (subject to applicable tax laws, including Section 162(m) of the Code) when the restrictions have been removed or expire; and (c) the amount of such ordinary income and deduction will be the fair market value of the restricted stock on the date the restrictions are removed or expire. If the recipient files an election to be taxed under Section 83(b) of the Code, the tax consequences to the participant and the Company will be determined as of the date of the grant of the restricted stock rather than as of the date of the removal or expiration of the restrictions.

Performance Awards. Generally, a participant will realize ordinary income, and the Company will be entitled to a corresponding deduction (subject to applicable tax laws, including Section 162(m) of the Internal Revenue Code), when cash, shares of common stock, or a combination of cash and shares are delivered to the participant in settlement of a performance award or certain other stock-based awards. The amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of common stock received on the date they are received.

Accordingly, the Board of Directors recommends a vote "FOR" the approval of the Amended and Restated Ameriprise Financial 2005 Incentive Compensation Plan (Effective April 28, 2010).

If the shareholders fail to approve the Amended 2005 Plan, it will not become effective and our ability to motivate and retain experienced and highly qualified executives, key employees, directors and independent contractors to think and act like owners through a focus on shareholder value will be severely limited. In addition, if the shareholders fail to approve the Amended 2005 Plan, and any awards made under the plan thereafter may not qualify for the exemption from the limitation on deductible compensation under Section 162(m) of the Code.

Equity Compensation Plan Information

The following table provides information as of December 31, 2009, with respect to compensation plans under which our common stock is authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	21,437,034	$34.97	13,947,613
Equity compensation plans not approved by security holders(2)	6,687,070	24.00	8,329,040
Total	28,124,104	34.55	22,276,654
(1)
Reflects the Ameriprise Financial 2005 Incentive Compensation Plan, as amended and restated effective April 25, 2007.

(2)
The equity compensation plans not approved by our shareholders pursuant to which equity securities are outstanding or remaining available for grant as reflected in the table above are our Deferred Equity Program for Independent Financial Advisors ("P2 Deferral Plan"), the Ameriprise Advisor Group Deferred Compensation Plan ("P1 Deferral Plan") and the Ameriprise Financial 2008 Employment Incentive Equity Award Plan ("2008 Plan"). For additional information on our equity compensation plans see Note 16—Share-Based Compensation to the Consolidated Financial Statements to our 2009 Annual Report on Form 10-K.

ITEM 5—RATIFICATION OF AUDIT COMMITTEE'S SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

On November 19, 2009, the Audit Committee of the Board of Directors selected Ernst & Young LLP as our independent registered public accounting firm for the year beginning January 1, 2010, subject to shareholder ratification at the 2010 annual meeting. The Audit Committee confirmed its decision to appoint Ernst & Young at the committee's meeting held on February 23, 2010.

We are asking shareholders to ratify the Committee's appointment, subject to the limitation stated in the last sentence of this paragraph. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider other accounting firms for 2010. The Audit Committee will be under no obligation, however, to appoint new independent auditors.

One or more representatives of Ernst & Young will be present at the meeting with the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Independent Registered Public Accountant Fees

The following presents the aggregate fees billed for professional services by Ernst & Young in fiscal years 2009 and 2008 for these various services:

Description of Fees	Fiscal Year 2009 Amount	Fiscal Year 2008 Amount
Audit Fees	$10,509,000	$11,065,000
Audit-Related Fees	1,056,000	1,017,000
Tax Fees:	933,000	545,000
All Other Fees	—	—

Total	$12,498,000	$12,627,000

Audit Fees. The audit fees set forth above consist of fees for professional services during each fiscal year in connection with the audit of the Company's annual financial statements, review of financial statements included in the Company's Quarterly Reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements and other attest services.

Audit-Related Fees. The audit-related fees set forth above for fiscal year 2009 consist of fees for assurance and related services that were reasonably related to the performance of the audit or review of the Company's financial statements.

Tax Fees. The tax fees set forth above consist of fees for tax services during each fiscal year.

Services to Associated Organizations

Ernst & Young also provided other services to associated organizations of the Company that were charged directly to those organizations. These amounts included $6,506,000 for 2009 and $4,364,000 for 2008, primarily for performing audits and tax compliance services to mutual funds, collective funds, and alternative investment funds.

Policy on Pre-Approval of Services Provided by Independent Registered Public Accountants

Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the terms of the engagement of the Company's independent registered public accountants are subject to the specific pre-approval of the Audit Committee. All audit and permitted non-audit services to be performed by the Company's independent registered public accountants require pre-approval by the Audit Committee in accordance with pre-approval procedures established by the Audit Committee. The procedures require all proposed engagements of the Company's independent registered public accountants for services of any kind to be directed to the Company's general auditor and then submitted for approval to the Audit Committee or to the Audit Committee chairman prior to the beginning of any services. The Audit Committee has delegated such approval authority to its chairman, to be exercised in the intervals between committee meetings.

In 2009, 100% of the services provided by Ernst & Young for the Company and its subsidiaries were pre-approved by the Audit Committee or its chairman.

The Board of Directors recommends a vote FOR the following resolution. Proxies will be voted FOR the following resolution unless otherwise specified:

RESOLVED, that the Audit Committee of the Board of Directors' selection of Ernst & Young LLP, independent registered public accountants, to audit the accounts of the Company and its subsidiaries for 2010 is ratified.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Compensation and Benefits Committee has reviewed and discussed with the Company's management the Compensation Discussion and Analysis that follows this report. Based upon that review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, and in this proxy statement.

MEMBERS OF THE COMMITTEE: W. Walker Lewis, Chairman Warren D. Knowlton Siri S. Marshall Robert F. Sharpe, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this section of the proxy statement, we'll describe the material elements of the compensation program for our executive officers, including those identified in the Summary Compensation Table on page 66, who are called named executive officers. We will also provide an overview of our executive compensation philosophy and explain how and why our Board's Compensation and Benefits Committee arrives at specific compensation decisions and policies.

The 2009 operating environment. 2009 was a turbulent year for the financial markets, with the first three months of the year marked by sharply lower equity markets and highly volatile credit markets. In the latter half of the year, the markets rallied as the economy stabilized. Nevertheless, unemployment remains high, mortgage foreclosures and delinquencies continue to mount, and many individual investors, understandably shaken by investment losses caused by the broad equity and credit market dislocations, remain fearful. The extent of economic recovery during 2010 remains questionable.

The low point of the Dow Jones Industrial Average came on March 9, 2009, when it dropped to 6547, down 53.8% from its all-time high in October 2007. The Dow finished the year at 10428, up 59.3% from its March 9 low. The broad Standard & Poor's 500-stock index rose 23.5% during the year to finish at 1115. Despite these heartening signs of recovery, the markets remained below their average 2008 levels and more than 20% below their 2007 highs. Many investors withdrew from equities beginning in late 2008 and stayed on the sidelines for much or all of 2009, preferring the relative safety of money market funds or other short-term, more conservative investments.

Market movements have a significant impact on our results. Lower average equity markets result in lower asset levels, which in turn reduce the fees we earn on assets. Historically low short-term interest rates, which have persisted since the financial crisis began in 2008, limit our ability to earn income on our cash balances.

For financial services firms, capital stability and liquidity remained paramount concerns during 2009. In 2009, stock offerings by three financial services firms seeking to escape government controls ranked among the five largest stock offerings in history by United States companies. Similarly, other financial services firms were forced to slash their common stock dividends by as much as 87% to help rebuild their capital cushions.

By contrast, our continued focus on balance sheet strength, liquidity, investment portfolio quality, and prudent risk management enabled us to protect the long-term interests of our shareholders, and enabled us to decline government funding. As we'll explain later in the Compensation Discussion and Analysis, we were also able to pursue attractive acquisition targets while still maintaining a strong financial foundation. It's important to understand that we were able to weather the financial crisis so well because of our emphasis on identifying and mitigating controllable risks since our spin-off from the American Express Company in 2005.

Of course, mitigating risk over a multi-year period in order to achieve our business and strategic objectives can be expensive. Our focus on maintaining a strong balance sheet and operating in a safe and sound manner caused us to avoid risks that other financial services firms assumed in an effort to boost their revenue or increase earnings. We'll emphasize these points as we discuss our executive compensation philosophy and the factors that the Compensation and Benefits Committee considered in evaluating our 2009 performance.

Despite the many challenges facing us in 2009, we produced significant accomplishments, which we discuss beginning on page 53. We are especially gratified by our ability to navigate such a difficult and uncertain year while continuing to advance the long-term interests of our shareholders and clients. Unlike some other financial services firms that struggled in this environment, we were able to maintain a strong balance sheet, protect our reputation and brand, invest in technology, integrate key acquisitions, and announce an agreement for our transformational acquisition of the long-term asset management business of Columbia Management. Our stock price performed very well during 2009 in comparison to key indices, reflecting the market's recognition of what we accomplished and where we are going. We remain confident in our diversified business model and our long-term strategy for the Company.

We realize that executive compensation can be a complicated subject. When we drafted this year's Compensation Discussion and Analysis, we continued our efforts to simplify it, use tables when possible, and keep it readable. We've also shortened this year's Compensation Discussion and Analysis while continuing to focus on the material aspects of our executive compensation program.

Some of our shareholders have expressed an interest in having what is commonly known as a "say on pay." In response, beginning with this annual meeting we will be asking our shareholders for an advisory, nonbinding vote on our executive compensation philosophy, objectives, and policies. This proposal, which the Board of Directors recommends that you vote "For", is set forth on page 35. Please read the Compensation Discussion and Analysis carefully before you vote on the proposal.

We'll discuss financial, strategic, and individual measures considered in assessing performance. These measures are discussed in the limited context of our executive compensation program. You should not interpret them as statements of our expectations or as any form of guidance by us. We caution you not to apply the statements or disclosures we make in the Compensation Discussion and Analysis in any other context.

THE ROLE OF THE COMPENSATION AND BENEFITS COMMITTEE

The Compensation and Benefits Committee of our Board of Directors oversees our executive compensation program. The committee operates under a written charter approved by the Board, and only independent directors are eligible to serve on the committee. You will find important information about the committee's authority, the extent to which it may delegate its authority to other persons, and its processes and procedures in the section of this proxy statement captioned "Corporate Governance—Compensation and Benefits Committee" on pages 14-16. That section also provides additional information about the role of our executive officers in recommending the amount or form of executive compensation, and the role of the independent compensation consultant, Johnson Associates, Inc., used by the committee during 2009. The committee has approved a Compensation Consultant Policy that is discussed in that section. Among other things, the policy establishes independence standards for the committee's consultant. Johnson Associates is engaged exclusively by the committee and does not provide any services to management. A copy of the policy is posted on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com.

OUR EXECUTIVE COMPENSATION PHILOSOPHY

A talented, motivated and experienced workforce is essential to the success of any company. That is true at Ameriprise Financial, for all employees, from senior executives to our entry level employees. Just as we compete with other companies for clients in the retail financial services marketplace, we also compete with other companies in the labor marketplace for employees with talent, knowledge, integrity, and the proven ability to produce results. The overall objective of our executive compensation program is to promote the long-term best interests of our shareholders by attracting and retaining effective, stable, and motivated leadership, particularly in the current volatile economic and financial environment.

Our Board of Directors recognizes that our business necessarily involves the assumption of inherent risks, some of which are controllable and others that are not. When our executive management discusses the Company's business and operating objectives and strategies with the Board, management points out the risks involved, the related risk mitigation techniques, and how management has weighed risk tolerances against the costs they involve. In making compensation decisions, the Compensation and Benefits Committee assesses how well executive management has managed risk to promote the long-term interests of our shareholders, even at the cost of forgoing short-term gains that would have involved excessive risk taking.

Considering all of these factors, the committee has developed an executive compensation philosophy that continues to be based on these core principles:

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Executive officers' compensation must be aligned with the long-term best interests of our shareholders;

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Our executive compensation program must be competitive enough to attract and retain executive officers who can achieve Ameriprise Financial's strategic goals and create long-term shareholder value;

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An executive officer's compensation must be appropriate in light of his or her experience, responsibilities, and performance; and

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There should be a strong linkage between the total direct compensation that an executive officer earns and Company, business, and individual performance. The amount an executive officer earns should depend to a significant degree upon how well the Company and the executive officer perform against performance measures that are aligned with shareholder interests.

The committee does not consider gains from equity incentive awards made in prior years in determining new incentive awards such as stock option exercises and restricted stock vesting. It should be noted that the named executive officers have not realized any gains on options awarded since spin off. In fact, most of these outstanding vested options do not currently have any intrinsic value or market gain as of the end of fiscal year 2009. The committee believes that reducing or limiting current stock option grants, restricted stock awards or other forms of compensation because of prior gains realized by an executive officer would unfairly penalize the officer for high past performance and reduce the motivation for continued high achievement. Similarly, our severance and change-in-control arrangements, which we discuss in detail beginning on page [     ], do not affect the committee's decisions regarding other elements of compensation. Those arrangements serve very specific purposes that are unrelated to the determination of a named executive officer's total direct compensation for a specific year.

OUR EXECUTIVE COMPENSATION PROGRAM

The committee has designed our executive compensation program to reflect our executive compensation philosophy, which is explained in the preceding section. The committee will continue to refine and adjust the program to reflect emerging best practices in executive compensation and to further strengthen the linkage between performance and compensation. In particular, the committee has been discussing the adoption of a performance share plan to be used as a component of 2010 total direct compensation. The performance shares would best only upon the achievement of specific financial targets over a three-year period. Such targets would be tied to significant shareholder metrics such as return on equity, earnings per share, and total shareholder return. The committee will continue to discuss the design and details of this possible plan with its independent compensation consultant in 2010.

In making its annual compensation decisions for our named executive officers, the committee uses the concept of "total direct compensation." Total direct compensation equals the sum of: base salary; the annual cash incentive award; and the long-term equity award. The committee approves a total direct compensation pool shortly after the end of each year. The amount of this pool is based on two factors. The first factor is the committee's assessment of the company's financial results and strategic accomplishments for the prior year. The second factor is the competitive market range for each named executive officer's position, based on the data provided to the committee by its independent compensation consultant. We provide more information on the performance assessment process for 2009 beginning below. We explain the nature and use of market compensation data beginning on page 55.

The total direct compensation pool for the named executive officers is the source for new annual cash incentive awards and long-term equity awards for named executive officers. Before the committee makes those awards, it subtracts base salary from the total direct compensation pool because that compensation has already been paid to the named executive officer. We provide additional details about the total direct compensation pool and the mix of annual cash and equity incentive awards that it comprised on page 56.

In the next sections, we explain the committee's four-step process for determining the total direct compensation of the named executive officers. This process does not vary materially for any named executive officer.

Assess performance results

Before approving the annual cash and long-term equity awards for the named executive officers, the committee reviews and discusses the Company's financial performance and strategic accomplishments for the prior year. A report summarizing these results is prepared by management and is also provided to the directors who do not serve on the committee. All independent directors are encouraged to provide their comments to the committee's chairman on the contents of the report so that the committee can consider their comments when assessing the Company's performance.

The committee considers the following factors in assessing financial performance, among others: return on equity; total shareholder return; earnings per share; revenue; net income; balance sheet quality; liquidity; and expense control. In assessing strategic accomplishments, the committee considers the following factors, among others: acquisitions that have the potential to increase long-term shareholder value and improve financial performance; strengthening of client relationships and growth in total client assets; the maintenance of reputational and brand integrity and a strong level of brand awareness; the recruitment and retention of productive and experienced financial advisors; maintaining the company's industry leading position in financial planning and advice; growth in owned, managed, and administered assets; net inflows to our products; investment performance; and the development and enhancement of product solutions that meet the evolving needs of our clients.

The committee does not use a formula to determine the relative weighting of each individual financial performance factor or strategic accomplishment, or to quantify their importance in relationship to each other. The committee does, however, assign a relative weighting between financial performance and strategic accomplishments, each considered in the aggregate. For 2009, the committee weighed financial performance as 60% and strategic accomplishments as 40% in assessing overall performance.

We provide details about the financial performance factors and strategic accomplishments considered by the committee beginning on page 53.

Determine the size of the total direct compensation pool

After the committee conducts its assessment of performance results, it considers the competitive market ranges for a named executive officer's position. The committee's independent compensation consultant provides these market ranges, based on the various data sources explained on page 55. The committee's assessment of the Company's performance will determine whether the total direct compensation pool is funded below, at, or above the median of the competitive market range. For the named executive officers who are covered employees under Section 162(m) of the Internal Revenue Code, the maximum amount that can be paid to those executive officers as an annual cash incentive award is limited. We explain how we seek to maintain the federal income tax deductibility of these awards beginning on page 58.

There is no minimum funding requirement for the total direct compensation pool. Depending upon the committee's assessment of the Company's performance in the context of the year's operating environment, the committee may decide not to fund the pool with cash for the named executive officers. For example, last year the committee decided to grant only long-term equity incentive awards to the named executive officers for 2008 performance.

Allocate individual awards

Our chief executive officer discusses the performance and recommended total direct compensation for each other named executive officer with the committee in executive session. The chief executive officer's performance assessment for each other named executive officer is based on these factors, among others, depending on the officer's job responsibilities: the officer's contribution to the Company's financial performance and strategic accomplishments; demonstrated leadership ability; adherence to ethical, legal, and regulatory standards of conduct; risk management skills; improvements in technology and service delivery; and the safety and soundness of the business or staff function's operating environment. None of these factors, by itself, is material to the assessment of a named executive officer's performance or the committee's compensation decisions for him. Our chief executive officer gives the committee a holistic, overall performance assessment for each named executive officer that is based on the chief executive officer's observations and judgment of the officer's performance throughout the year.

Although it is not possible to quantify the weight that the committee gives to the views and recommendations of our chief executive officer, they are the predominant factors that the committee uses in making compensation decisions for the named executive officer.

The committee assesses the performance of our chief executive officer based on the Company's performance as described in the "Assess performance results" section above. The committee discusses the chief executive officer's performance in executive session and arrives at a consensus as to his recommended total direct compensation for the year. Overall, the committee's assessment of the chief executive's performance will align with its assessment of the Company's performance.

Before the committee approves the chief executive officer's compensation, the committee discusses its recommendations with the other independent directors in an executive session of the Board of Directors meeting held that day. Our chief executive officer is not present for these discussions. This process allows the chairman of the committee to explain the committee's basis for its recommendations to the independent directors. It also allows other directors to make comments and ask questions before the committee members conduct a final vote on the chief executive officer's compensation.

The aggregate amount of the annual cash and long-term equity awards that the committee approves for the chief executive officer and the other named executive officers cannot exceed the amount approved by the committee for the total direct compensation pool. The committee may exercise its discretion to pay less than the amount available for any named executive officer or the named executive officers as a group. The committee also has the discretion to make no such awards.

Determine compensation mix

Finally, the committee determines the mix of compensation within the funded total direct compensation pool. In determining the total compensation mix each year, the committee considers advice from its independent consultant, the size of the total direct compensation pool, and the motivation and retention of the named executive officers. The total direct compensation pool has three components:

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  Base Salary:  This is the smallest component of total direct compensation, and historically represents 5%-10% of total direct compensation for our named executive officers, ensuring that a significant portion of our executive officers' compensation is at risk and linked to performance. Base pay levels are based on the competitive market and recognize each officer's performance, skills and experience. In calculating the incentive funding for each year, base pay is first subtracted from the total direct compensation pool.

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  Annual Cash Incentive Award:  If awarded by the committee, this performance-based incentive is paid in cash following the end of each fiscal year for the prior year performance. Annual cash incentive awards historically represent approximately one-half of the variable compensation awarded to our named executive officers. In light of the unprecedented market crisis in 2008 and its effect on our performance, however, the named executive officers did not receive a cash incentive award for 2008 performance last year.

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  Long-Term Equity Incentive Award:  If awarded by the committee, this performance-based incentive is granted following the end of each fiscal year for the prior year performance and may be in the form of non-qualified stock options or restricted stock awards. Long-term equity incentive awards historically represent approximately one-half of the variable compensation awarded to our named executive officers. Past long-term incentive awards to our named executive officers have primarily been in the form of stock options.

The compensation mix of the 2009 awards for our named executive officers is discussed on page 56.

Benefits and other compensation. In addition to total direct compensation, our executive officers are eligible to participate in the health, welfare benefit and retirement programs of the Company on the same basis as other employees. For information about the pension benefits available to our named executive officers, please see pages 74-75.

Deferred compensation plan. Executive officers and other eligible employees can elect to participate in a voluntary deferred compensation plan. Investment options under the plan include Ameriprise Financial share units and several RiverSource mutual funds. Deferrals of cash incentive awards earned for the prior year's performance are eligible for a Company stock match under the plan. This match helps to encourage further investment in Ameriprise Financial and our proprietary funds by executives, and increases executive ownership by providing the match in share units. All share unit matches are subject to a three-year cliff vesting requirement. Plan participants may elect to defer more than 20% of cash incentive awards into this plan, but any amount over 20% is not eligible for the match.

Perquisites. The committee regularly reviews the type and amount of perquisites provided to our executive officers. We provide detailed information about this element of our executive compensation program for our named executive officers in footnote 6 to the Summary Compensation Table, on page 67. The committee believes that perquisites add value to the overall mix of our executive compensation program, even though they constitute the smallest element of the program.

HOW AND WHY THE COMMITTEE DETERMINED OUR NAMED
EXECUTIVE OFFICERS' COMPENSATION FOR 2009

The committee determined the 2009 compensation for each named executive officer after carefully considering Company performance and the competitive market ranges. The committee also relied on guidance from its independent compensation consultant in determining the funding level of the total direct compensation pool and the appropriate mix of annual cash incentives and long-term equity incentives provided from the pool to each named executive officer. The committee receives regular updates on performance and competitive market trends throughout the year. At the Board meeting where these decisions are approved, the committee's chairman discusses compensation recommendations for our chief executive officer with each independent director who does not serve on the committee. This allows those directors to become familiar with the committee's proposed actions prior to approval by the committee in an executive session of the independent directors.

Financial results are the primary driver of the committee's performance assessment and are highlighted below. For 2009, the committee weighted financial performance at 60% in its overall assessment. Ever since we became a public company in 2005, our focus has been on building long-term value for our shareholders. As we noted in the introduction, our focus on maintaining a strong balance sheet and operating in a safe and sound manner caused us to avoid risks that other financial services firms assumed in an effort to boost their revenue or increase earnings. The Compensation and Benefits Committee takes our approach into account when analyzing our financial results in the context of the year's operating environment.

As you'll see below, our financial results improved significantly compared to 2008. We continued to face a very challenging operating environment in 2009, despite market improvements. Nevertheless, our strong capital and liquidity positions, focused business model, and prudent risk management allowed us to finish the year with strong shareholder returns, increased revenue, and improved earnings. Just as important, since our September 2005 spin-off from the American Express Company we have delivered cumulative total shareholder returns on our common stock that have outperformed the comparable returns of the S&P 500 Index and the S&P Financials Index. Please see the Performance Graph included in our 2009 Annual Report to Shareholders for details.

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Total shareholder return for the year was 70%, compared to 26% for the S&P 500 Index and 17% for the S&P 500 Financials Index. Among other factors, our stock price benefited from a very favorable market reaction to our announcement of an agreement to acquire the long-term asset management business of Columbia Management, which we discuss in the next section detailing our strategic accomplishments. This demonstrates how our focus on implementing our long-term plan for the Company and our financial ability to be opportunistic even in a very challenging operating environment can drive increased shareholder value.

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Revenue of $7.8 billion was up 13% versus 2008.

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Net income was $722 million.

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Diluted earnings per share were $2.95.

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Reflecting its belief in the importance of prudent risk management in all operating environments, management remained focused on maintaining the Company's safety and soundness and strong balance sheet fundamentals. The Company's excess capital position was more than $2 billion at year-end, which included approximately $1 billion for the Columbia Management acquisition. The Company ended 2009 with $3.1 billion in cash and cash equivalents, with $0.9 billion at the holding company level and $1.8 billion in free cash.

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Return on equity for the 12 months ended December 31, 2009, was 9.3%, which includes the June 2009 issuance of approximately $1 billion in equity for the pending acquisition of Columbia Management's long-term asset management business.

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Our available-for-sale investment portfolio remained well diversified and of high quality. We reported nearly $700 million of net unrealized gains at year-end.

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We accelerated our focus on expense control and reengineering to help offset the effects of weak operating conditions. This resulted in more than $400 million of cost savings during 2009, with about two-thirds of those savings going to our bottom line.

Strategic accomplishments are also considered in assessing company performance and are highlighted below. For 2009, the committee weighted strategic accomplishments at 40% in its overall assessment. While the market and credit dislocations of 2008 and 2009 forced many other financial services firms to react defensively and rebuild their balance sheets, we continued to implement our long-term plan of enhancing shareholder value through profitable growth.

Following the expected close of the Columbia transaction this spring, we will hold a top ten market position in each of our core businesses: Asset Management; Advice & Wealth Management; and Protection and Annuities. Most significant, we are increasingly being viewed as an asset management firm, which has positive implications for growth in shareholder value. After the close of the Columbia transaction, we will have vaulted to eighth place among long-term mutual fund managers in the United States.

As it does when analyzing our financial performance, the Compensation and Benefits Committee views our strategic accomplishments, including our ability to retain advisors, grow client assets, and serve the needs of our clients, in the context of the year's operating environment.

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We seized an opportunity to transform our Asset Management business with the acquisition of the long-term asset management business of Columbia Management. The transaction, which we plan to close in the spring of 2010, builds on our Seligman acquisition and will add approximately $186 billion in assets, increasing our assets under management to approximately $500 billion on a pro forma basis.

The combined asset management organization will allow us to expand our scale significantly, build upon our investment capabilities, achieve a more efficient cost structure, and broaden our product distribution reach. The market reaction to our announcement of the Columbia Management transaction was very favorable in light of these factors: an attractive price; potential enhancement of our earnings per share power; projected increases in the net revenue delivered by our Asset Management and Advice & Wealth Management segments, both of which are marked by low capital intensity; pre-tax margin growth in Asset Management; and the favorable projected returns on the invested capital raised by our June 2009 common stock offering.

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Total owned, managed, and administered assets increased by 23% to $458 billion, driven by strong inflows to wrap and fixed annuities, as well as market appreciation in the latter half of 2009.

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Total client assets grew by 22% to $294 billion, nearly reaching the high point we achieved in 2007 before the market collapse.

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Across all of our business lines, we generated $13 billion in net flows in 2009, reflecting both improved investment performance and the strength of our diversified business model.

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In late 2008, we closed the J. & W. Seligman and H&R Block Financial Advisors acquisitions and in 2009 we essentially completed the integrations, exceeding our expense synergy targets. The Seligman transaction enhanced our asset management capabilities and scale. In addition to adding more than 950 advisors to our system, the H&R Block Financial Advisors acquisition brought us new recruiting strength and accelerated our re-engineering efforts, which will help improve the profitability of our employee advisor platform and broaden our product capabilities.

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We maintained very strong client and advisor retention rates through proactive outreach efforts, despite the greatest market turbulence in 80 years.

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In addition, our very strong employee and advisor satisfaction survey results demonstrated that our employees and advisors remain engaged and motivated.

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We successfully recruited a record number of experienced advisors to help grow our core client base, reflecting a significant change from our previous practice of recruiting novice advisors.

The committee also acknowledged the following accomplishments for 2009:

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Despite the challenging economy and our intense focus on expense reduction, we continued to invest to improve our operating capabilities and increase our potential for growth.

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We remained mindful of the needs of the communities in which we do business and the difficulties experienced by so many during these harsh economic conditions. Through grant making, volunteerism and gift matching, the Company supports a diverse group of over 5,000 nonprofits across the country. Together with our employees and advisors, we give back more than $12,000,000 each year to those communities.

Market compensation data. During 2009, Johnson Associates provided competitive market ranges to the committee for each named executive officer's position. In developing these ranges, Johnson Associates estimated the 2009 total direct compensation market levels for each named executive officer's position.

The market ranges provided by Johnson Associates are based on several data sources including: proxy disclosures, published survey data, and projected trends. These data sources are evaluated by the committee's compensation consultant on an annual basis to confirm they are appropriate given our size, type and mix of business, and the industries we compete in for executive talent. Collectively, this data provides an important reference point and market check for the committee in determining how to position pay.

As we noted above, after the closing of the Columbia acquisition, Ameriprise Financial will be the only financial services firm in the U.S. that holds a top ten market position in each of our core businesses: Asset Management; Advice & Wealth Management; and Protection and Annuities. As a result, there is no single company that is comparable to us in every respect. Therefore, the committee reviews the mix of public firms listed below solely to act as a market check for our executive pay and company performance.

Asset Management	Advice & Wealth Management	Protection and Annuities
Affiliated Managers Group	Morgan Stanley	Hartford Financial Services Group
AllianceBernstein Holdings L.P.	Raymond James Financial	Lincoln National Corp
BlackRock, Inc.	Schwab (Charles) Corp	MetLife
Eaton Vance		Principal Financial Group Inc.
Franklin Resources		Prudential Financial
Invesco Ltd.
Janus Capital Group
Legg Mason

This peer group is the same one we disclosed in our 2009 Compensation Discussion and Analysis. The committee does not target a named executive officer's total direct compensation to fall within a range derived only from peer group data. Rather, the committee uses the peer group compensation data solely as a market check on the committee's compensation decisions. The peer group is one of a number of analytical tools and reference points used by the committee, including tally sheets, historical compensation levels for the executive officer, and guidance provided by the committee's compensation consultant. The peer group compensation and performance data are not, by themselves, material to the committee's determination of an executive officer's total direct compensation. The same is true for the other analytical tools and reference points used by the committee. Depending upon the Company's financial results, strategic accomplishments, and the officer's individual performance, a named executive officer's total direct compensation may be below, within, or above the median of the market range for that position.

Total direct compensation pool and mix for 2009. Based on the performance results outlined above, the committee determined that the total direct compensation pool for the named executive officers should be $25.1 million (after subtracting compensation already delivered in the form of base pay). For comparison purposes, the total direct compensation delivered to our chief executive officer is approximately 37% lower than 2007 and approximately 23% higher than 2008. In deciding the mix of total direct compensation, the committee determined the total incentive awarded to our chief executive officer should be divided equally between cash and long-term incentives, with a slightly higher percentage of cash awarded to the other named executive officers. The committee believes that this split of awards will continue to provide direct alignment with shareholder interests by linking a significant portion of compensation to the long-term success of the Company, while also recognizing the strong performance achieved in 2009. The 2009 annual cash incentive award for each of the named executive officers is shown in the Summary Compensation Table on page 66. Due to the reporting rules of the Securities and Exchange Commission, the long-term incentive awards included in this year's Summary Compensation Table reflect the awards that were made for 2008 performance, not the awards that were provided from the 2009 total direct compensation pool.

Long-Term Performance Plan. The Long-Term Performance Plan was discontinued and no new grants have been made under the plan since January 2007. The final payout under this plan occurred in February 2010. The Long-term Performance Plan provided executive officers with a cash incentive opportunity tied to our financial performance over a three-year period. Under this plan, the executive officer received a grant at the beginning of the performance period that was expressed as a target award value. The cash amount received at the end of the three-year performance period can vary from no payout if performance is below threshold up to 350% of the target award value for performance that is at maximum levels. The performance measures and targets for the final 2007-2009 awards are shown below:

Weighting of Performance Measures		Performance needed for threshold payout	Performance needed for maximum payout
•	40% on adjusted earnings per share growth	4% per year	19% per year
•	30% on adjusted revenue growth	2% per year	14% per year
•	30% on average adjusted return on equity	7%	19%

Review of financial results. The committee relies on the Board's Audit Committee to review and confirm the financial results used in the assessment of 2009 performance. The committee conducted its final review of performance and approved the incentive awards at its meeting on February 2, 2010. The committee consulted the other independent directors in executive session before the committee approved our chief executive officer's compensation.

As we noted above the Audit Committee confirms financial results for the purpose of calculating payouts under the 2007-2009 Long-Term Performance Plan. The Audit Committee recommended to the committee that partial adjustments for certain significant and extraordinary items be made in determining the final payout for these awards. The committee approved the final payout for these awards on that basis.

RISK AND EXECUTIVE COMPENSATION

As is true for other public companies, particularly those in the financial services sector, we have been aware of the increased focus on the possible relationship between risk and executive compensation. In the wake of the financial crisis, regulators, Congress, and many shareholders have questioned whether certain types of incentive compensation plans caused employees at Wall Street firms to take excessive and unnecessary risks that contributed to the crisis.

We have given a great deal of thought to this subject in light of management's responsibility for the prudent management of risk. It is not possible to grow the Company and enhance long-term shareholder value without assuming some level of risk. This is true whether we decide to make an acquisition, introduce a new product, or change our investment strategy. We, as a Company and as individual employees, can only identify, manage, and monitor risk, not eliminate it. The risk management process is continuous, constantly evolving in light of changes in the operating environment, and often affected by external events that are beyond our control.

Although the relationship, if any, between incentive compensation plans and risk taking is not well understood, we are very aware of the intense scrutiny this issue is receiving. There are no objective tests to determine whether one type of incentive compensation plan encourages executive officers to take excessive and unnecessary risks while another type of plan encourages only prudent and appropriate risk taking. Nevertheless, we will continue to examine our incentive compensation plans during 2010 to identify any plan features that may be in compatible with our enterprise risk management program. With that said, it is not always easy to categorize risks as excessive or appropriate, except with the benefit of hindsight.

Our view is that executive compensation has to be examined in the larger context of an effective enterprise risk management framework and strong internal controls. These factors encompass a number of key components, including: management's ability to establish, communicate, and enforce risk limits throughout the firm; effective information systems to gather and analyze data on risk; oversight by an independent and well-informed Board of Directors; and an effective tone at the top whereby the Board of Directors and executive management set clear expectations for compliance with risk limits, laws, and regulations by all employees. For more information about the role of our Board in risk oversight, please see page 9.

If an executive officer fails to observe the risk limits established by the Company, that will adversely affect his or her performance assessment and may result in a reduction or even elimination of the officer's incentive compensation. In extreme cases, the officer's employment may be terminated.

The question we have been asking ourselves is this: "Are the Company's enterprise risk management framework and internal controls effective to prevent or to identify and mitigate risk taking by our executive officers that exceeds our risk tolerances, regardless of the incentive compensation plan in which he or she participates?" We believe that the answer to that question is "Yes." Nevertheless, we will continue to give additional attention to the subject of risk and compensation as we continue to enhance our enterprise risk management program.

As a matter of good governance and oversight, the Compensation and Benefits Committee requested its consultant to review our executive compensation program in light of recent regulatory guidance on risk and executive compensation. The committee's consultant presented its report at the committee's meeting on February 23, 2010.

The consultant's opinion was that our executive compensation program does not encourage excessive risk taking. This opinion was based in part on the program's design, including these features, among others: a significant portion of compensation is variable and performance based; performance used to determine variable compensation is holistic and incorporates several complementary factors including the incorporation of balance sheet fundamentals and enterprise risk management among other financial and strategic measures; multi-year vesting of equity awards; the use of equity as a significant portion of incentive compensation; and significant stock ownership and retention requirements. The committee's consultant also considered: our ongoing review of possible links between risk and compensation; appropriate controls on the amount and allocation of executive compensation; and the fact that only independent directors serve on the committee.

SPECIAL TAX AND ACCOUNTING CONSIDERATIONS

Section 162(m) of the Internal Revenue Code: tax deductibility of compensation over $1 million. Section 162(m) of the Internal Revenue Code can potentially disallow a federal income tax deduction to the Company for compensation over $1 million paid to the chief executive officer and the three most highly compensated named executive officers other than our chief executive officer. These officers, called covered employees, must have been serving as of the last day of Ameriprise Financial's fiscal year. The Internal Revenue Service has issued technical guidance stating that a Company's chief financial officer is not necessarily a covered employee under Section 162(m). One exception to Section 162(m)'s disallowance of a federal income tax deduction for compensation over $1 million applies to "performance-based compensation" paid pursuant to shareholder-approved plans.

For the cash incentive awards made to named executive officers, we use a separate pool. This pool operates in conjunction with the fund created to pay the total incentive awards of our executive officers, including our named executive officers. The separate pool is designed to make those cash awards deductible for federal income tax purposes. This pool does not increase the amount of compensation that a named executive officer receives.

The committee established the 162(m) incentive pool in the first quarter of 2009, and set a maximum percentage of the pool that each named executive officer could receive.

Among the compensation elements that we have discussed so far, the following can generally qualify as performance-based compensation for Section 162(m) purposes, in addition to the cash incentive award: stock options; Long-Term Performance Plan awards (for the 2007-2009 awards); and performance-vested restricted stock awards for our chief executive officer. The committee established a 162(m) performance plan pool and exercises negative discretion to arrive at the final amount of the Long-Term Performance Plan Awards. Base salaries, time-vested restricted stock (stock that will vest with the passage of time and continued employment) and any other compensation that is not considered performance-based will not be deductible to the extent the total of such compensation in any year exceeds $1 million.

Although much of the compensation opportunity in our executive compensation program is performance-based and generally deductible for federal income tax purposes, the committee retains the flexibility to award compensation to our named executive officers that is not deductible for federal income tax purposes.

Certain other tax considerations. Section 274(a) of the Internal Revenue Code disallows a deduction for certain expenses relating to the use of the corporate aircraft by certain individuals, including our executive officers, except to the amount allowed by Section 274(e) of the Internal Revenue Code and IRS Notice 2005-45. The calculation of the expenses that can be deducted by the Company for the personal use of our aircraft is complex and depends on a number of factors, including the number of passengers and the length of the trip. We estimate that the amount of extra federal income tax paid by us due to the disallowance of deductions under Section 274(e) for personal flights taken by our executive officers on our aircraft during 2009 is approximately $150,500.

Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation Stock Compensation. Accounting rules govern how to value stock and option awards as of the date of grant, and when those awards are to be recognized as compensation expense. Under this accounting standard, we calculate the full grant date value of awards using a variety of assumptions. This calculation is performed for accounting purposes, as an executive officer may never realize any value from the award. This may happen when the value of a share of stock on which the executive holds an option falls below the exercise price of the option and remains below the exercise price, rendering the option worthless to the executive. In the case of such options, we recognize accounting expense even though the executive officer may never realize any value from the options.

This accounting standard also dictates that companies recognize the compensation cost of a stock or option award proportionately over the period that an employee is required to render service in exchange for a share-based payment.

HOW AND WHEN WE GRANT STOCK OPTIONS AND RESTRICTED STOCK

Grant practices and procedures.    The committee has adopted a Long-Term Incentive Awards Policy that details the policies and procedures we use to grant stock options and restricted stock. The policy covers, among other topics: who has the authority make grants; when grants may be made and when they become effective; required documentation; and our policy for making grants when the committee or our chief executive officer is aware of material nonpublic information about us or our securities.

We have posted a copy of our Long-Term Incentive Awards Policy on our website on the Corporate Governance page of the "Company Information" section at ir.ameriprise.com.    That site also includes an expected schedule of award grant dates for 2010 and will be updated for future years' grant date schedules. If you would like a copy of the policy and the expected schedule of 2010 grant dates, please write to our corporate secretary at the address given on page one of this proxy statement under "General Information." The corporate secretary will send you a copy at no expense to you.

The committee adopted the policy in order to document in one place the practices and procedures to be followed in making grants of stock options and restricted stock. The committee also wanted to provide the greatest possible transparency and candor to our shareholders concerning our grant practices, particularly with respect to the timing of those grants and our policy for making grants when the committee or our chief executive officer is aware of material nonpublic information about us or our securities.

STOCK OWNERSHIP AND RETENTION GUIDELINES

The committee adopted stock ownership and retention guidelines for our senior leaders to more closely align their interests with the long-term interests of our shareholders. We believe this commitment to stock ownership will continue to play a significant role in driving our success and creating long-term value for our shareholders. Under the guidelines, executive officers are required to beneficially own shares of our common stock equal in market value to a specified multiple of their salary. Once ownership guidelines are satisfied, the number of shares associated with the guideline is locked in and considered satisfied regardless of movement in our stock price. The shares that count towards this ownership guideline include: shares owned directly; shares or phantom stock units held in qualified or nonqualified plans; and unvested restricted stock awards. Outstanding stock options are not counted as shares owned for the purposes of this ownership guideline.

To ensure achievement of the ownership goals, executive officers who have not yet attained the required level of ownership must retain 75% of any restricted stock upon vesting or any stock acquired upon exercise of stock options (net of shares withheld for taxes or exercise costs) until the ownership guideline is attained. Once ownership guidelines are satisfied, the executive officer must retain 50% of restricted stock upon vesting or any stock acquired upon exercise of stock options for a one-year holding period.

The stock ownership guideline for our chief executive officer is five times his salary, and he has met this goal. For each of the other named executive officers, the stock ownership guideline is three times his salary. As of December 31, 2009, all named executive officers met their stock ownership goals under the policy.

 POST-EMPLOYMENT COMPENSATION AND BENEFITS

Plan approach.    We do not enter into individual employment agreements with our named executive officers. Instead, the rights of our named executive officers to post-employment compensation and benefits are covered by our compensation and benefit plans. Under this "plan approach," the post-employment compensation and benefits of our named executive officers are established separately from the other compensation elements.

Our use of a plan approach provides many benefits when compared to entering into individual employment agreements with each named executive officer. In most instances, this method allows us the flexibility to amend or terminate a plan to adjust severance benefits in response to changing market conditions. This approach also provides increased transparency, both internally to our executives and externally to our shareholders. This plan approach is also easier to administer and requires less time and expense than drafting, negotiating and maintaining individual employment, severance and change in control agreements with each of our named executive officers. In order to enhance its ongoing oversight of these matters, the committee has instructed its independent compensation consultant to perform an annual review and analysis of our post-employment compensation and benefits, comparing our approach with market trends and current practices.

The chart below identifies each element of our post-employment compensation and benefits and provides information regarding when and why we provide this benefit. We have provided detailed information on these benefits and the value of potential payments our named executive officers would receive in various scenarios in the section "Potential Payments Upon Termination or Change of Control for Named Executive Officers," beginning on page 76.

Benefit	When, how and why we provide this benefit
Severance benefit	Severance benefits may become payable in the event of an involuntary termination not for cause or if an executive is involuntarily or constructively terminated within two years of a change in control. The length of severance benefits depends on an executive's position and is expressed as a certain multiple of his or her current annual base salary plus the highest annual cash incentive award over the last three years. During the severance period, named executive officers continue to receive contributions to the supplemental retirement plan, and are eligible for medical, dental and life insurance benefits on the same basis as those benefits are provided to other employees during the severance period.
We believe that the severance benefits we offer promote several objectives. The severance benefits assist us in recruiting and retaining talented executives. Executives may be recruited from other companies where they have job security, tenure, and career opportunities. In accepting a position with us, an executive is often giving up his or her current job stability for the challenges and potential risks of a new position. Severance benefits mitigate the harm that the executive would suffer if he or she were terminated by us for reasons beyond his or her control. Severance benefits also allow executives to focus on our business without undue distraction regarding their job security. Finally, severance benefits act as an additional incentive for the executive to comply with post-termination covenants.

Benefit	When, how and why we provide this benefit
Accelerated vesting of equity	We accelerate the vesting of outstanding restricted stock awards and stock options upon death, disability, retirement and a change in control. Death and disability are events that are completely outside of the control of our executives. In such circumstances, we believe that it would be unfair for our executives to forfeit the compensation and benefits that they have earned. For retirement, we believe it runs contrary to the retention and reward of long-term incentive awards to compel an executive to choose between retirement and the loss of all unvested awards.
In the event of a change in control transaction, we believe that accelerating the vesting of outstanding stock options and restricted stock awards is appropriate because, depending on the structure of the transaction, continuing such awards may unnecessarily complicate a potentially beneficial transaction. It may not be possible to replace these awards with comparable awards of the acquiring company's stock and we believe that it would not be fair to our executives to lose the benefit of these outstanding awards. The acceleration of such awards may allow the executive to exercise the awards and possibly participate in the change in control transaction for the shares received. In addition, the acceleration of vesting aligns the interests of executives in a potential change in control transaction with those of our shareholders, by motivating them to work towards the completion of the transaction.
Pro rata annual cash incentive award
A pro rata annual cash incentive award may become payable in the event an executive is involuntarily or constructively terminated within two years of a change in control. The pro rata payment of these awards rewards the executive for his or her performance prior to the change in control transaction. Making a pro rata payment on outstanding cash incentive awards is justified following the occurrence of a change in control transaction because the performance goals of such awards may no longer be meaningful or measurable following a change in control. We believe that it would not be fair to executives to lose the entire benefit of these outstanding awards, which may have already vested in part.

Benefit	When, how and why we provide this benefit
Accelerated vesting of company match under the nonqualified deferred compensation plan	We accelerate the vesting of nonqualified deferred compensation benefits upon death, disability, retirement or a change in control. Benefits under our nonqualified deferred compensation plan have been previously earned by our named executive officers. Although similar to benefits under qualified retirement programs, these benefits are subject to the claims of our creditors, and a change in control transaction may significantly increase this risk. Because of the possible change in the security of their earned benefits upon a change in control, we pay executives their existing balances under our deferred compensation plan. In addition, the payment of such benefits eliminates the need to address the treatment of these benefits as part of a negotiation of a change in control transaction, which reduces the potential delays and costs of the transaction.
Payment of excise tax and gross-up
We reimburse (gross-up) our named executive officers for any Section 280(G) excise taxes imposed under federal income tax law in the event of a change in control. We believe that the mitigation of the cost of the Section 280(G) excise tax for our executives is necessary to preserve the benefits to which he or she is entitled. This approach protects the value of compensation already awarded to the executive, and eliminates any potential personal bias against a change in control transaction. Nonetheless, we are aware that such tax gross-up payments could be significant. Therefore, at the committee's discretion, we have retained the ability to limit the value of certain change in control benefits that any individual or group of individuals may receive in order to avoid potential excise taxes and the need for gross-up payments.

Detrimental conduct.    To help protect our competitive position, the named executive officers have signed detrimental conduct agreements. Detrimental conduct includes: working for certain competitors; soliciting our customers or employees; and disclosing confidential information for a period of up to one year after termination of employment. The detrimental conduct agreements include a provision that requires the named executive officers to forfeit or repay the proceeds from some or all of their long-term incentive awards received up to two years prior to the end of their employment if they engage in conduct that is detrimental to us. In addition, the severance and post-employment benefits described above require the named executive officer to sign an agreement that includes a general release and other restrictive covenants, in addition to the detrimental conduct agreement.

 SUMMARY

•
As described on pages 53-55, the company produced strong financial results and strategic accomplishments in 2009 despite a challenging operating environment.

•
The committee has approved a total direct compensation pool for the named executive officers consisting of base salary, an annual cash incentive award, and a long-term incentive award.

•
The total direct compensation for the named executive officers for 2009 is targeted to be above the median of the projected competitive market range, based on the company's strong performance in 2009.

•
The committee will adjust our executive compensation program as needed to continue the alignment of our executive compensation program with the long-term best interests of our shareholders. In particular, the committee has been discussing the adoption of a performance share plan to be used as a component of 2010 total direct compensation. The performance shares would vest only upon the achievement of specific financial targets over a three-year performance period. Such targets would be tied to significant shareholder metrics such as return on equity, earnings per share, and total shareholder return in relation to a peer group. The committee will continue to discuss the design and details of a possible performance share plan with its independent compensation consultant during 2010.

EXECUTIVE COMPENSATION TABLES
Important Information About The Summary Compensation Table

The following bullets are not required by the rules of the Securities and Exchange Commission. We are providing this information to help you understand changes that the SEC has made to the information that is required in the Summary Compensation Table. These changes apply to other large public companies as well. We also want you to understand the relationship between the values shown for 2009 in the "Option Awards" column and the year of service for which those options were granted.

•
Beginning this year, the dollar values contained in the columns captioned "Stock Awards" and "Option Awards" are the grant date fair values of the restricted stock and stock options awarded to the named executive officer. Previously, these dollar values represented the aggregate compensation expense that we recognized during that year on all outstanding equity awards. The values shown in those columns for 2008 and 2007 have been restated to reflect the new reporting rules adopted by the SEC in December 2009.

•
The SEC's rule for when equity awards are reported results in a one-year lag between the time the awards are made and when they are included in the Summary Compensation Table. This means that the equity awards that are listed for 2009 reflect 2008 performance, when the only form of incentive compensation provided for 2008 performance was stock options.

•
To better clarify how the total direct compensation approved by the committee for the past two performance years compares to the "Total" compensation in the Summary Compensation Table, we have provided the following supplemental table that shows the total direct compensation earned by our chief executive officer for the years 2008 and 2009.

	Year	Salary	Annual Cash Incentive Awards (Non-Equity Incentive Plan Compensation)	Long Term Equity Incentive Awards (Stock and Option Awards)	Total Direct Compensation
James M. Cracchiolo	2009	$850,000	$5,700,000	$5,700,000	$12,250,000
	2008	$850,000	$0	$9,100,000	$9,950,000

 Summary Compensation Table

The following table contains compensation information for our chief executive officer, chief financial officer, and the three other executive officers who were the most highly compensated for the year ended December 31, 2009.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	Alt Other Compensation ($)(6)	Total ($)
James M. Cracchiolo	2009	$850,000	$0	$0	$9,100,000	$5,700,000	$610,732	$474,764	$18,825,496
Chairman and Chief						$2,090,000
Executive Officer	2008	$850,000	$0	$0	$9,191,500	$0	$832,531	$543,432	$12,803,463
						$1,386,000
	2007	$850,000	$0	$2,089,966	$6,270,006	$9,491,500	$464,144	$1,282,423	$23,517,219
						$3,069,180
Walter S. Berman	2009	$450,000	$0	$0	$2,500,000	$2,100,000	$96,061	$189,137	$5,655,198
Executive Vice President						$320,000
and Chief Financial	2008	$450,000	$0	$0	$1,725,000	$0	$300,548	$84,635	$2,797,783
Officer						$237,600
	2007	$450,000	$0	$319,961	$959,998	$2,025,000	$245,674	$299,059	$4,901,492
						$601,800
William F. Truscott	2009	$450,000	$0	$0	$2,900,000	$2,400,000	$193,322	$57,475	$6,320,797
President, U.S. Asset						$320,000
Management, Annuities,	2008	$450,000	$0	$725,000	$2,175,000	$0	$166,801	$121,309	$3,935,110
and Chief Investment						$297,000
Officer	2007	$450,000	$0	$319,961	$959,998	$3,200,000	$172,633	$418,458	$6,167,985
						$646,935
Glen Salow	2009	$475,000	$0	$0	$2,050,000	$1,500,000	$162,768	$60,395	$4,708,163
Executive Vice President,						$460,000
Service Delivery and	2008	$475,000	$0	$0	$1,912,500	$0	$171,848	$88,169	$3,043,517
Technology						$396,000
	2007	$475,000	$0	$459,973	$1,379,993	$2,212,500	$103,514	$101,348	$6,026,198
						$1,293,870
Donald E. Froude(1)	2009	$400,000	$0	$0	$1,150,000	$1,500,000	$5,154	$129,104	$3,184,258
President, The Personal Advisors Group						$0

As detailed in the comments above and in the following footnotes, the "Total" compensation numbers in the Summary Compensation Table do not represent the compensation earned by the named executive officers for 2009 performance. The reasons are explained in the footnotes and in the Compensation Discussion and Analysis. We urge you to consider these points carefully when reviewing the Summary Compensation Table.

(1)
Because Mr. Froude is being included as a named executive officer for the first time, the Securities and Exchange Commission does not require disclosure of his compensation prior to 2009.

(2)
The number in this column is not the fair market value of restricted stock awarded to the named executive officer for 2009 performance. These amounts represent the fair market value of restricted stock awarded for 2008 performance, but granted on February 2, 2009.

(3)
The number in this column is not the fair market value of stock options awarded to the named executive officer for 2009 performance. These amounts represent the fair market value of stock options for 2008 performance, but granted on February 2, 2009.

(4)
This column represents the non-equity incentive plan compensation earned by the named executive officers. For each year, there are two amounts listed. The top number is the cash incentive award that was earned for that year's performance. The bottom number is the amount paid to the named executive officer for awards earned under the now discontinued Long-Term Performance Plan. The amount shown for 2009 is for the awards under the Long Term Performance Plan covering the three-year performance period from 2007 to 2009. For more information about the Long-Term Performance Plan, please see the Compensation Discussion and Analysis section of this proxy statement.

(5)
These amounts represent the changes in pension value for calendar year 2009 under the company's retirement plans as described in the Pension Benefits Table of this proxy statement. The 2007 amounts reflect the changes in pension value as of September 30, which was the measurement date for financial reporting. Effective in 2008, Financial Accounting Standards require our reporting as of December 31 of the fiscal year.

  In prior years, this table also included above-market earnings for interest credited on amounts previously deferred under the Deferred Compensation Plan that was in place prior to our spin-off from American Express. That plan was changed on April 1, 2007 to discontinue the crediting of above-market earnings. As a result, there are no amounts included for 2008 or 2009.

(6)
The amounts disclosed for All Other Compensation include: (i) employer contributions under the 401(k) plan; (ii) the annual executive perquisites allowance, which is $35,000 for Mr. Cracchiolo and $25,000 for each other named executive officer, except Mr. Truscott who does not receive this allowance and instead receives a reimbursement of financial planning fees paid to an Ameriprise financial advisor; (iii) a Company matching contribution on deferrals of the 2009 cash incentive award that are credited in the form of deferred share units; (iv) dividends paid on unvested restricted stock awards, at the same rate paid to other shareholders of our common stock; (v) incremental cost of using a company leased apartment instead of hotel for business travel to Minneapolis; (vi) the incremental cost associated with certain personal use of the aircraft and company-provided vehicle and driver, as required by the company's security program (defined below); (vii) waiver of fees otherwise charged on investments made in certain RiverSource hedge funds; (viii) club membership fees; (ix) incremental cost of parking; (x) company reimbursement of spousal travel for certain company events; (xi) gifts provided in conjunction with company events. As a part of the CEO security program, approved by the Compensation and Benefits Committee, the company provided Mr. Cracchiolo with the following: security system monitoring for his personal residences; use of a car and driver for business and commuting purposes; use of our corporate aircraft by Mr. Cracchiolo and others for business and personal travel.

For purposes of calculating the 2009 incremental cost for use of the car and driver, a per mile rate was determined using vehicle maintenance, fuel, and toll expenses and applying the calculated rate to all miles associated with commuting or personal use. The company used the following methodology for determining the incremental cost for personal usage of the corporate aircraft: (a) when used solely for personal travel, an hourly flight rate (that considers fuel, maintenance and miscellaneous flight costs) plus any direct expense associated with in-flight catering is applied; (b) when others accompany executives during regular business travel, the incremental cost reflects those direct expenses associated with in-flight catering only. For purposes of calculating the incremental cost of the personal use of corporate aircraft during 2009, the following per flight hourly costs were used: $3,596.33 or $3,289.53, depending upon the aircraft used.

The following table shows the breakout of the major categories of All Other Compensation for the year ended December 31, 2009.

Name	Company Contributions to the 401(k)	Matching Contributions on Stock Deferrals	Annual Cash Perquisites Allowance or Reimbursement of Financial Planning Fees	Dividends on Restricted Stock	Personal Use of Corporate Aircraft
James M. Cracchiolo	$9,800	$285,000	$35,000	$41,793	$39,338
Walter S. Berman	9,081	105,000	25,000	9,599	21,818
William F. Truscott	9,081	0	25,000	13,278	0
Glen Salow	9,177	0	25,000	8,744	0
Donald E. Froude	8,889	75,000	25,000	12,039	400

 Grants Of Plan-Based Awards

The table below shows the equity incentive awards made to our named executive officers in 2009. Unlike restricted stock awards, stock options will not have value unless there is an increase in share price above the option exercise price.

								All Other Stock Awards (# of shares of Stock or Units) (#)	All Other Option Awards (# of securities Underlying Options) (#)(1)		Grant Date Fair Value of Stock and Option Awards ($)(3)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/share)(2)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold	Target (#)	Maximum
James M. Cracchiolo	2/2/2009								1,028,531	$21.34	$9,100,000
Walter S. Berman	2/2/2009								282,563	$21.34	$2,500,000
William F. Truscott	2/2/2009								327,773	$21.34	$2,900,000
Glen Salow	2/2/2009								231,702	$21.34	$2,050,000
Donald E. Froude	2/2/2009								129,979	$21.34	$1,150,000
(1)
This represents the number of stock options awarded. These awards are scheduled to vest over a four-year period in three equal tranches with the first tranche vesting two years from the grant date.

(2)
The exercise price is equal to the closing market price of Ameriprise stock on the grant date.

(3)
These amounts are the grant date fair value of the stock options and restricted stock awards as represented by the total FAS 123R compensation expense that will be recognized for these awards. The company uses the Black-Scholes option pricing model to estimate its compensation cost for stock option awards. The assumptions used in the Black-Scholes model for grants made on February 2, 2009 were: (i) an expected life of 5 years for each option; (ii) dividend yield of 2.0%; (iii) expected stock price volatility of 54.79%; and (iv) a risk-free rate of return of 1.88%.

Outstanding Equity Awards At Fiscal Year End 2009

The following table contains information regarding outstanding equity awards held by the named executive officer as of December 31, 2009.

	Option Awards(3)								Stock Awards(4)
	Option Grant Date(1)	Number of Securities Underlying Unexercised Options Shares Exercisable (#)		Number of Securities Underlying Unexercised Option Shares Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Share)	Option Expiration Date	Restricted Stock Grant Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested ($)(6)
James M. Cracchiolo	9/30/2005	32,089	(2)			$27.2100	2/27/2010	10/3/2005			24,976	(5)	$969,568
	9/30/2005	144,402	(2)			$20.8187	1/26/2013	10/25/2005			10,311	(5)	$400,273
	9/30/2005	216,603	(2)			$31.3125	1/25/2014	11/14/2005	3,401	$132,027
	9/30/2005	232,648	(2)			$32.5871	1/23/2015	1/26/2006			8,019	(5)	$311,298
	10/3/2005	878,186	(2)			$35.0350	10/2/2015	1/30/2007			11,862	(5)	$460,483
	1/26/2006	423,948		141,319		$43.6550	1/27/2016
	1/30/2007	305,332		152,667		$58.7300	1/30/2017
	1/29/2008	218,845		437,690		$52.8600	1/29/2018
	2/2/2009			1,028,531		$21.3400	2/3/2019
Walter S. Berman	10/3/2005	276,817	(2)			$35.0350	10/2/2015	11/14/2005	5,927	$230,086
	1/26/2006	53,316		17,775		$43.6550	1/27/2016	1/26/2006	1,376	$53,416
	1/30/2007	46,748		23,376		$58.7300	1/30/2017	1/30/2007	1,816	$70,497
	1/29/2008	41,071		82,143		$52.8600	1/29/2018
	2/2/2009			282,563		$21.3400	2/3/2019
William F. Truscott	9/30/2005	75,811	(2)			$31.3125	1/25/2014	11/14/2005	2,833	$109,977
	9/30/2005	77,015	(2)			$32.5871	1/23/2015	1/26/2006	1,719	$66,732
	10/3/2005	276,817	(2)			$35.0350	10/2/2015	1/30/2007	1,816	$70,497
	1/26/2006	66,645		22,218		$43.6550	1/27/2016	1/29/2008	9,144	$354,970
	1/30/2007	46,748		23,376		$58.7300	1/30/2017
	1/29/2008	51,785		103,572		$52.8600	1/29/2018
	2/2/2009			327,773		$21.3400	2/3/2019
Glen Salow	9/30/2005	17,649	(2)			$31.6879	3/26/2010	11/14/2005	3,940	$152,951
	9/30/2005	129,962	(2)			$20.8187	1/26/2013	1/26/2006	2,293	$89,014
	9/30/2005	194,943	(2)			$31.3125	1/25/2014	1/30/2007	2,612	$101,398
	9/30/2005	208,581	(2)			$32.5871	1/23/2015
	10/3/2005	276,817	(2)			$35.0350	10/2/2015
	1/26/2006	88,863		29,621		$43.6550	1/27/2016
	1/30/2007	67,202		33,601		$58.7300	1/30/2017
	1/29/2008	45,535		91,072		$52.8600	1/29/2018
	2/2/2009			231,702		$21.3400	2/3/2019
Donald E. Froude	10/1/2008	24,313		48,628		$38.8300	10/2/2018	10/1/2008	12,876	$499,846
	2/2/2009			129,979		$21.3400	2/3/2019
(1)
For better understanding of this table, we have included additional columns showing the grant date of stock options and restricted stock.

(2)
These stock options are fully vested. The vesting schedule for these stock options was disclosed in the tables from prior proxy statements.

(3)
Stock options vest according to the following:

Option Grant Date	Vesting Schedule	Remaining Vesting Dates
01/26/2006	25% vests each year for four years from date of grant	01/26/2010
01/30/2007	33.33% vests each year for three years from date of grant	01/30/2010
01/29/2008	33.33% vests each year for three years from date of grant	01/29/2010, and 01/29/2011
02/02/2009	33.33% vests each year over a four-year period with the first trance vesting two years from the grant date	02/02/2011, 02/02/2012, and 02/2/2013
(4)
Restricted stock vests according to the following:

Restricted Stock Grant Date	Vesting Schedule	Remaining Vesting Dates
11/14/2005	100% vests five years from date of grant	11/14/2010
01/26/2006	25% vests each year for four years from date of grant	01/26/2010
01/30/2007	33.33% vests each year for three years from date of grant	01/30/2010
01/29/2008	33.33% vests each year for three years from date of grant	01/29/2010, and 01/29/2011
10/01/2008	33.33% vests each year for three years from date of grant	10/01/2010, and 10/01/2011

(5)
Restricted stock vests according to the following:

Restricted Stock Grant Date	Vesting Schedule	Remaining Vesting Dates
10/03/2005	Vests in increments of 25% annually if a performance threshold is achieved over the vesting periods	01/31/2010
10/25/2005	Vests in increments of 25% annually if a performance threshold is achieved over the vesting periods	01/31/2010
01/26/2006	Vests in increments of 25% annually if a performance threshold is achieved over the vesting periods	01/26/2010
01/30/2007	Vests in increments of 33.33% annually if a performance threshold is achieved over the vesting periods	01/30/2010
(6)
The market value of restricted stock is based on a market closing price on the NYSE of $38.82 on December 31, 2009.

Option Exercises And Stock Vested

The following table contains all stock option exercises and vesting events of restricted stock awards for all named executive officers during fiscal year 2009.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(7)
James M. Cracchiolo	0	0	8,017	(1)	159,699	(i)
			11,862	(3)	239,019	(iii)
			10,309	(4)	207,726	(iv)
			24,975	(4)	503,246	(iv)
Walter S. Berman	0	0	1,374	(1)	27,370	(i)
			1,816	(3)	36,592	(iii)
			5,352	(6)	194,973	(vi)
William F. Truscott	0	0	1,718	(1)	34,223	(i)
			4,571	(2)	97,088	(ii)
			1,816	(3)	36,592	(iii)
			5,352	(6)	194,973	(vi)
Glen Salow	0	0	2,290	(1)	45,617	(i)
			2,610	(3)	52,592	(iii)
			5,352	(6)	194,973	(vi)
Donald E. Froude	0	0	6,438	(5)	238,013	(v)
(1)
On 1/26/2009, the following restricted stock awards vested:

For Mr. Cracchiolo: a total of 8,017 shares vested, 3,035 of these shares were withheld to cover taxes, and a net of 4,982 shares were delivered.

For Mr. Berman: a total of 1,374 shares vested, 550 of these shares were withheld to cover taxes, and a net of 824 shares were delivered.

For Mr. Truscott: a total of 1,718 shares vested, 662 of these shares were withheld to cover taxes, and a net of 1,056 shares were delivered.

For Mr. Salow: a total of 2,290 shares vested, 972 of these shares were withheld to cover taxes, and a net of 1,318 shares were delivered.

(2)
On 1/29/2009, the following restricted stock awards vested:

For Mr. Truscott: a total of 4,571 shares vested, 1,536 shares of these shares were withheld to cover taxes, and a net of 3,035 shares were delivered.

(3)
On 1/30/09, the following restricted stock awards vested:

For Mr. Cracchiolo: a total of 11,862 shares vested, 4,312 of these shares were withheld to cover taxes, and a net of 7,550 shares were delivered.

For Mr. Berman: a total of 1,816 shares vested, 692 of these shares were withheld to cover taxes, and a net of 1,124 shares were delivered.

For Mr. Truscott: a total of 1,816 shares vested, 587 of these shares were withheld to cover taxes, and a net of 1,229 shares were delivered.

  For Mr. Salow: a total of 2,610 shares vested, 964 of these shares were withheld to cover taxes, and a net of 1,646 shares were delivered.

(4)
On 1/31/2009, the following restricted stock awards vested:

For Mr. Cracchiolo: a total of 10,309 shares vested, 3,748 of these shares were withheld to cover taxes, and a net of 6,561 shares were delivered.

For Mr. Cracchiolo: a total of 24,975 shares vested, 9,079 s of these shares were withheld to cover taxes, and a net of 15,896 shares were delivered.

(5)
On 10/1/2009, the following restricted stock awards vested:

For Mr. Froude: a total of 6,438 shares vested, 2,143 of these shares were withheld to cover taxes, and a net of 4,295 shares were delivered.

(6)
On 10/03/09, the following restricted stock awards vested:

For Mr. Berman: a total of 5,352 shares vested, 2,006 of these shares were withheld to cover taxes, and a net of 3,346 shares were delivered.

For Mr. Truscott: a total of 5,352 shares vested, 1,744 of these shares were withheld to cover taxes, and a net of 3,608 shares were delivered.

For Mr. Salow: a total of 5,352 shares vested, 2,033 of these shares were withheld to cover taxes, and a net of 3,319 shares were delivered.

(7)
The value realized on vesting for restricted stock awards was based on the market closing price of an Ameriprise share on the date of vesting.

i.
For 1/26/2009, the FMV was $19.92 per share.

ii.
For 1/29/2009, the FMV was $21.24 per share.

iii.
For 1/30/2009, the FMV was $20.15 per share.

iv.
For 1/31/2009, the FMV was $20.15 per share.

v.
For 10/1/2009, the FMV was $36.97 per share.

vi.
For 10/3/2009, the FMV was $36.43 per share.

 Nonqualified Deferred Compensation For 2009

    This table provides information about the Ameriprise Financial Deferred Compensation Plan. A named executive officer may only participate in the plan if he elects to defer receipt of compensation that would otherwise be payable to him in cash. All named executive officers, except Mr. Truscott and Mr. Salow elected to participate in the plan for the 2009 performance year. The amounts shown in the column "Executive Contributions" come from a deferral of the named executive officer's cash incentive award. If the named executive officer had not chosen to defer these amounts, we would have paid these amounts to him in cash. The amounts shown in this column are part of the dollar amount shown in the Summary Compensation Table on page 66, in the column "Non-Equity Incentive Plan Compensation" for 2009. The amount shown in the column "Executive Contributions" is not an additional award to the named executive officer.

	Executive Contributions(1)	Company Contributions(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Withdrawals / Distributions in Last Fiscal Year	Aggregate Balance as of December 31, 2009
James M. Cracchiolo	$1,140,000	$285,000	$1,780,860	$0	$6,155,573
Walter S. Berman	630,000	105,000	404,379	0	1,564,699
William F. Truscott	0	0	558,692	0	1,668,670
Glen Salow	0	0	0	0	0
Donald E. Froude	300,000	75,000	197,445	0	409,865
(1)
The amounts reported here reflect deferrals of 2009 cash incentive awards into the Deferred Compensation Plan. These deferrals will not be credited to deferral accounts until after December 31, 2009 and therefore are not included in the column "Aggregate Balance as of December 31, 2009".

(2)
These reported amounts are included in the Summary Compensation Table on page 66 in the column labeled "All Other Compensation". Executives received Company matching contributions on deferrals of 2009 cash incentive awards (deferrals eligible for matching contributions are limited to 20% of such awards). The Company matching contributions are subject to a three-year cliff vesting period. The Company matching contributions will not be credited to deferral accounts until after December 31, 2009, and therefore are not included in the column "Aggregate Balance as of December 31, 2009".

(3)
These amounts represent the change in market value on amounts previously deferred under the Deferred Compensation Plan, based on the actual market-rate returns and dividend equivalents credited to deferral accounts for the period January through December 2009. The aggregate earnings for Fiscal 2009 reflect a rebound in the market value of the deferral accounts, which is coming after the significant decline in market value that was experienced for fiscal year 2008. There were no above-market or preferential earnings credited for fiscal year 2009 on amounts previously deferred under the Deferred Compensation Plan.

Pension Benefit Table

The following table presents information about the participation of our named executive officers in our retirement programs. Assumptions used for purposes of valuation are included in the footnotes.

	Plan	Number of Years Credited Service	Present Value of Accumulated Benefits(1)	Payments Made During Fiscal 2009
James M. Cracchiolo	Retirement Plan	27	$332,405	$0
	Supplemental Retirement Plan	27	2,802,935	0
	Total	27	3,135,340	0
Walter S. Berman	Retirement Plan	41	230,064	0
	Supplemental Retirement Plan	41	829,823	0
	Total	41	1,059,887	0
William F. Truscott	Retirement Plan	8	80,328	0
	Supplemental Retirement Plan	8	829,075	0
	Total	8	909,403	0
Glen Salow	Retirement Plan	17	153,307	0
	Supplemental Retirement Plan	17	712,638	0
	Total	17	865,945	0
Donald E. Froude	Retirement Plan	1	5,154	0
	Supplemental Retirement Plan	1	0	0
	Total	1	5,154	0
(1)
The Ameriprise Financial Retirement Plan is a defined benefit pension plan, commonly referred to as a cash balance plan, which covers all eligible employees of the company. Each payroll period, the company credits the account of each participating employee with an amount equal to a percentage of such employee's pension eligible pay for that period. The percentage varies with the employee's age and years of service. The table below shows the percentages we used for Fiscal 2009 to determine the amount of the credits under the retirement plan:

Sum of Age Plus Years of Service	Applicable Percentage
Less than 35	2.50%
35-44	3.25
45-59	4.25
60-74	5.75
75-89	8.00
90 or more	10.00

  The retirement plan credits participants with interest on their balances. The retirement plan sets the fixed interest rate each year based on the average of the daily five-year U.S. Treasury Note yields for the previous October 1 through November 30. The minimum interest rate is 5%. The maximum rate is the lower of 10% or a specific rate set by the U.S. government under the tax laws. For 2009, the interest rate was 5%.

  When an employee retires or terminates employment after completing three years of service, the retirement plan will pay out the cash balance amounts. The retirement plan will make these payments in the form and at the time the employee elects, including payment in a single lump sum or as an annuity. An annuity obligates the retirement plan to make payments in monthly installments over time, in amounts based on plan assumptions as to life expectancy and the value of making payments in the future. Employees may choose similar methods of payment for benefits they earned before July 1, 1995.

  The Ameriprise supplemental retirement plan is a non-qualified pension plan that allows participants to receive retirement plan contributions on pension earnings that exceed applicable limits under the Internal Revenue Code of 1986, as amended. The supplemental retirement plan balances vest after completing three years of service, reaching age 65, or upon disability or death.

The retirement plan account balances for Messrs. Cracchiolo, Berman, Truscott, Salow and Froude as of December 31, 2009 were $341,004, $230,064, $82,772, $156,699, and $5,264 respectively. The supplemental retirement plan account balances for Messrs. Cracchiolo, Berman, Truscott, Salow, and Froude as of December 31, 2009 were $2,875,437, $829,823, $854,300, $728,406, and $0 respectively. The December 31, 2009 values shown in the table above for both the retirement plan and the supplemental retirement plan assume a discount rate of 5.20%, an interest crediting rate of 5.00% and a retirement age of 65.

Potential Payments upon Termination or Change of Control
for Named Executive Officers

The tables below describe the potential termination payments for the named executive officers under various separation of employment scenarios as if they occurred on December 31, 2009. Descriptions of these plans and policies are contained in the Compensation Discussion and Analysis and other sections of this proxy statement. As noted earlier, the company does not have employment agreements with any of the named executive officers. Rather, the rights of our executives with respect to specific events, including death, disability, severance or retirement, or a change in control of the company, are covered by certain compensation and benefit plans of the company.

We are providing two sets of tables for each named executive officer to show you what he would receive if he no longer worked for the company. The first table shows the vested plan amounts that the named executive officer would receive if he left the company for any reason. Any other employee participating in these plans would also receive any vested amounts in these plans if he or she no longer worked for the company. The second table shows what the named executive officer would receive under various hypothetical situations resulting in a termination of his employment. The second table does not include amounts disclosed in the first table.

Both tables assume that the named executive officer's employment terminated on December 31, 2009. Because the numbers disclosed are calculated as of that date and are subject to other estimates and assumptions, the actual amounts the names executive officer may receive may differ materially from those shown in the tables. The calculations for the payouts are based on plan provisions outlined in the common set of footnotes to the tables. Unless otherwise specified in the common set of footnotes to the tables, all payments and benefits would be provided by Ameriprise Financial, Inc.

In addition to the amounts disclosed in these tables, the named executive officer would also receive any restricted stock that vested on or before his termination date. He would also be able to exercise any vested stock options. For more information, please see the Outstanding Equity Awards At Fiscal Year-End table on page 69.

James M. Cracchiolo. The following tables describe the potential termination payments for Mr. Cracchiolo for the various termination of employment scenarios, assuming separation of employment on December 31, 2009. These amounts are in addition to the payout of vested stock options and restricted stock awards listed on page 69.

Vested Plan Balances Payable Upon Termination of
Employment for Any Reason(1)

Retirement Plan	$341,004
401(k) Plan	$1,272,402
Supplemental Retirement Plan	$3,158,191
Deferred Compensation Plan	$5,416,695
Total	$10,188,292

	Other Amounts Payable Upon Termination of Employment
	Voluntary Termination/ Retirement	For Cause Termination	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination following a Change in Control(11)	Termination Due to Disability	Termination Due to Death
Severance benefit(2)	$0	$0	$31,024,500	$31,024,500	$0	$0
Payment of annual cash incentive award(3)	$0	$0	$0	$4,745,750	$5,700,000	$5,700,000
Accelerated vesting of long-term performance plan Awards(4)	$0	$0	$0	$2,090,000	$1,980,000	$1,980,000
Accelerated vesting of stock options(5)	$0	$0	$0	$17,978,722	$17,978,722	$17,978,722
Accelerated vesting of restricted stock awards(5)	$0	$0	$0	$2,273,649	$2,273,649	$2,273,649
Continued contributions to supplemental retirement plan(6)	$0	$0	$0	$2,518,710	$0	$0
Accelerated vesting of deferred compensation plan match(7)	$0	$0	$0	$843,878	$843,878	$843,878
Continued participation in health and welfare benefits(8)	$0	$0	$24,196	$24,196	$0	$0
Payout of life insurance benefits(9)	$0	$0	$0	$0	$0	$4,050,000
Present value of disability benefits(10)	$0	$0	$0	$0	$1,879,692	$0
Total	$0	$0	$31,048,696	$61,499,404	$30,655,940	$32,826,248

Walter S. Berman. The following tables describe the potential termination payments for Mr. Berman for the various termination of employment scenarios, assuming separation of employment on December 31, 2009. These amounts are in addition to the payout of vested stock options and restricted stock awards listed on page 69.

Vested Plan Balances Payable Upon Termination of
Employment for Any Reason(1)

Retirement Plan	$230,064
401(k) Plan	$212,101
Supplemental Retirement Plan	$886,260
Deferred Compensation Plan	$1,564,699
Total	$2,893,124

	Other Amounts Payable Upon Termination of Employment
	Voluntary Termination/ Retirement	For Cause Termination	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination following a Change in Control(11)	Termination Due to Disability	Termination Due to Death
Severance benefit(2)	$0	$0	$5,100,000	$7,650,000	$0	$0
Payment of annual cash incentive award(3)	$2,100,000	$0	$0	$1,012,500	$2,100,000	$2,100,000
Accelerated vesting of long-term performance plan Awards(4)	$320,000	$0	$0	$320,000	$303,158	$303,158
Accelerated vesting of stock options(5)	$0	$0	$0	$4,939,201	$4,939,201	$4,939,201
Accelerated vesting of restricted stock awards(5)	$354,000	$0	$0	$354,000	$354,000	$354,000
Continued contributions to supplemental retirement plan(6)	$0	$0	$0	$801,750	$0	$0
Accelerated vesting of deferred compensation plan match(7)	$0	$0	$0	$0	$0	$0
Continued participation in health and welfare benefits(8)	$0	$0	$16,131	$24,196	$0	$0
Payout of life insurance benefits(9)	$0	$0	$0	$0	$0	$450,000
Present value of disability benefits(10)	$0	$0	$0	$0	$0	$0
Total	$2,774,000	$0	$5,116,131	$15,101,647	$7,696,359	$8,146,359

William F. Truscott.    The following tables describe the potential termination payments for Mr. Truscott for the various termination of employment scenarios, assuming separation of employment on December 31, 2009. These amounts are in addition to the payout of vested stock options and restricted stock awards listed on page 69.

Vested Plan Balances Payable Upon Termination of
Employment for Any Reason(1)

Retirement Plan	$82,772
401(k) Plan	$239,766
Supplemental Retirement Plan	$938,908
Deferred Compensation Plan	$1,419,583
Total	$2,681,029

	Other Amounts Payable Upon Termination of Employment
	Voluntary Termination/ Retirement	For Cause Termination	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination following a Change in Control(11)	Termination Due to Disability	Termination Due to Death
Severance benefit(2)	$0	$0	$7,300,000	$10,950,000	$0	$0
Payment of annual cash incentive award(3)	$0	$0	$0	$1,600,000	$2,400,000	$2,400,000
Accelerated vesting of long-term performance plan Awards(4)	$0	$0	$0	$320,000	$303,158	$303,158
Accelerated vesting of stock options(5)	$0	$0	$0	$5,729,472	$5,729,472	$5,729,472
Accelerated vesting of restricted stock awards(5)	$0	$0	$0	$602,176	$602,176	$602,176
Continued contributions to supplemental retirement plan(6)	$0	$0	$0	$502,125	$0	$0
Accelerated vesting of deferred compensation plan match(7)	$0	$0	$0	$249,088	$249,088	$249,088
Continued participation in health and welfare benefits(8)	$0	$0	$31,696	$47,544	$0	$0
Payout of life insurance benefits(9)	$0	$0	$0	$0	$0	$1,800,000
Present value of disability benefits(10)	$0	$0	$0	$0	$2,033,162	$0
Total	$0	$0	$7,331,696	$14,839,555	$11,317,056	$11,083,894

Glen Salow. The following tables describe the potential termination payments for Mr. Salow for the various termination of employment scenarios, assuming separation of employment on December 31, 2009. These amounts are in addition to the payout of vested stock options and restricted stock awards listed on page 69.

Vested Plan Balances Payable Upon Termination of
Employment for Any Reason(1)

Retirement Plan	$156,699
401(k) Plan	$315,815
Supplemental Retirement Plan	$876,129
Deferred Compensation Plan	$0
Total	$1,348,643

	Other Amounts Payable Upon Termination of Employment
	Voluntary Termination/ Retirement	For Cause Termination	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination following a Change in Control(11)	Termination Due to Disability	Termination Due to Death
Severance benefit(2)	$0	$0	$5,375,000	$8,062,500	$0	$0
Payment of annual cash incentive award(3)	$0	$0	$0	$1,106,250	$1,500,000	$1,500,000
Accelerated vesting of long-term performance plan Awards(4)	$0	$0	$0	$460,000	$435,789	$435,789
Accelerated vesting of stock options(5)	$0	$0	$0	$4,050,151	$4,050,151	$4,050,151
Accelerated vesting of restricted stock awards(5)	$0	$0	$0	$343,363	$343,363	$343,363
Continued contributions to supplemental retirement plan(6)	$0	$0	$0	$500,343	$0	$0
Accelerated vesting of deferred compensation plan match(7)	$0	$0	$0	$0	$0	$0
Continued participation in health and welfare benefits(8)	$0	$0	$16,131	$24,196	$0	$0
Payout of life insurance benefits(9)	$0	$0	$0	$0	$0	$1,425,000
Present value of disability benefits(10)	$0	$0	$0	$0	$1,732,458	$0
Total	$0	$0	$5,391,131	$14,546,803	$8,061,761	$7,754,303

Donald E. Froude The following tables describe the potential termination payments for Mr. Froude for the various termination of employment scenarios, assuming separation of employment on December 31, 2009. These amounts are in addition to the payout of vested sock options and restricted stock awards listed on page 69.

Vested Plan Balances Payable Upon Termination of
Employment for Any Reason(1)

Retirement Plan	$5,264
401(k) Plan	$38,859
Supplemental Retirement Plan	$0
Deferred Compensation Plan	$327,892
Total	$372,015

	Other Amounts Payable Upon Termination of Employment
	Voluntary Termination/ Retirement	For Cause Termination	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination following a Change in Control(11)	Termination Due to Disability	Termination Due to Death
Severance benefit(2)	$0	$0	$3,800,000	$5,700,000	$0	$0
Payment of annual cash incentive award(3)	$0	$0	$0	$425,000	$1,500,000	$1,500,000
Accelerated vesting of long-term performance plan Awards(4)	$0	$0	$0	$0	$0	$0
Accelerated vesting of stock options(5)	$0	$0	$0	$2,272,033	$2,272,033	$2,272,033
Accelerated vesting of restricted stock awards(5)	$0	$0	$0	$499,846	$499,846	$499,846
Continued contributions to supplemental retirement plan(6)	$0	$0	$0	$279,000	$0	$0
Accelerated vesting of deferred compensation plan match(7)	$0	$0	$0	$81,973	$81,973	$81,973
Continued participation in health and welfare benefits(8)	$0	$0	$19,661	$29,491	$0	$0
Payout of life insurance benefits(9)	$0	$0	$0	$0	$0	$2,400,000
Present value of disability benefits(10)	$0	$0	$0	$0	$1,696,483	$0
Total	$0	$0	$3,819,661	$9,287,343	$6,050,335	$6,753,852

(1)
In the event of termination of employment for any reason, the executive is eligible to receive these vested amounts under the company's retirement, 401(k), supplemental retirement and deferred compensation plans.

(2)
Under the Ameriprise Financial Senior Executive Severance Plan, the severance for involuntary termination not for cause was reduced for any executive officer hired or promoted after March 19, 2008. This change applied to Mr. Froude who was hired after this date. Mr. Froude's severance for involuntary termination not for cause is equal to one and a half times the sum of base salary plus the highest annual bonus received over the previous three years and for involuntary termination not for cause within two years of a change in control is equal to two times the sum of base salary plus the highest annual bonus received over the previous three years. For the named executive officers other than Mr. Cracchiolo, severance for involuntary termination not for cause is equal to two times the sum of base salary plus the highest annual bonus received over the previous three years and for involuntary termination not for cause within two years of a change in control is equal to three times the sum of base salary plus the highest annual bonus received over the previous three years. For Mr. Cracchiolo, severance is equal to three times the sum of base salary plus the highest annual bonus received over the previous three years for involuntary termination not for cause and for involuntary termination not for cause within two years of a change in control. For all participants under the Ameriprise Financial Senior Executive Severance Plan, the severance benefit is payable in biweekly installments, beginning on the seventh month following the executive's termination of employment (i.e., following a six-month delay), not exceeding the duration during which the executive is entitled to receive severance benefits under the plan.

(3)
If an executive leaves due to retirement, death or disability, the amount paid to the executive for their annual cash incentive award is discretionary. The hypothetical amount shown in the table is based on the actual cash incentive award earned for 2009 performance. In the event of involuntary termination not for cause within two years of a change of control, the executive will receive the average of the prior two years' annual cash incentive awards in a lump sum following the executive's termination of employment. The hypothetical amount shown the table is based on the average of the actual cash incentive awards earned for 2007 and 2008.

(4)
In the event of involuntary termination not for cause within two years of a change in control, the vesting on the long-term performance plan will fully accelerate and the payment will be made in a lump sum based on performance results as of the date of termination. In the event of death or disability, the long term performance plan awards will be prorated and paid in a lump sum based on performance results as of the date of termination. In the event of retirement (applicable to Mr. Berman as of December 31, 2009), the long term performance plan awards remain outstanding and are paid out at the normal time based on the final payout value. The hypothetical amount shown the table is based on the performance results as of December 31, 2009.

(5)
In the event of a change in control, death or disability, vesting accelerates for all outstanding stock options and restricted stock awards. Accelerated vesting of equity in the event of a change in control does not require an involuntary or good reason termination of employment. In the event of retirement, vesting accelerates on all or a portion of outstanding restricted stock awards (applicable to Mr. Berman as of December 31, 2009). The amounts shown represent the value of this accelerated vesting for outstanding stock options and restricted stock awards using the closing share price on December 31, 2009 of $38.82

(6)
In the event of involuntary termination not for cause within two years of a change of control, the executive will receive the value of company contributions that would have been made on his behalf to the company's retirement, 401(k), and supplemental retirement plans during the severance period. Immediately upon a change in control, the entire value of each executive's account under the supplemental retirement plan will be transferred to a trust established for this purpose. Continued contributions will be credited to the executive's account under the supplemental retirement plan as of the date of the executive's termination of employment. Payment is made from the trust in a lump sum or annual installments based on the executive's distribution election under the supplemental retirement plan.

(7)
In the event of a change of control, death or disability, vesting fully accelerates on the company match portion of the deferred compensation plan. For participants who are retirement eligible (applicable to Mr. Berman as of December 31, 2009), the company match is fully vested.

(8)
In the event of involuntary termination not for cause, the executive is provided continued participation in the medical, dental and life insurance benefits during the severance period.

(9)
Reflects the life insurance benefit payable for both company-provided and employee-purchased coverage. All employees including the named executive officers are provided a company-funded coverage of one times base salary.

(10)
In the event of disability, the executive would be eligible to receive disability income as long as they remained disabled until reaching age 65. The amount shown indicates the present value of potential future disability payments that would be received between December 31, 2009 and the executive reaching age 65, using a 6.25% discount rate.

(11)
In the event of a change in control, named executive officers are eligible to receive a payment from the Company to put the executive in the same after-tax position as if no excise taxes under the Internal Revenue Code Section 280G had been imposed. This payment is made in a lump sum not later than the end of the year following the year in which the related taxes are remitted to the relevant taxing authority. The estimated hypothetical payments if a change in control were to occur as of December 31, 2009 for Messrs. Cracchiolo, Berman, Truscott, Salow, and Froude are $20,777,574, $4,769,377, $5,160,850, $0, and $3,565,016 respectively.

CERTAIN TRANSACTIONS

Related Person Transaction Review Policy

Our Audit Committee has adopted a written policy which provides procedures for the review, approval or ratification of certain transactions required to be reported under applicable rules of the Securities and Exchange Commission. Any amendments to the policy require Audit Committee approval.

Reportable transactions include those in which we are a participant and in which a related person has a direct or indirect interest. Related persons include: our directors, director nominees and executive officers; any person known by us to be the beneficial owner of more than five percent of our voting securities; and certain family members of, or certain other persons sharing the household of, any of our directors, director nominees or executive officers or holders of more than five percent of our voting securities.

Standards to be applied to the review of related person transactions include, but are not limited to, the following:

•
materiality of such transaction;

•
benefits of such transaction to us;

•
structure of such transaction;

•
the extent of the related person's interest, benefit or influence in such transaction;

•
whether the terms of such transaction are on an arm's length basis with terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances or otherwise can be determined as fair to us; and

•
whether means are available to manage any actual or apparent conflict of interest that may arise under such transaction following the time it is approved or entered into.

The Audit Committee of our Board of Directors, as well as the Audit Committee's Chairman acting alone under delegated authority, have the responsibility to review, approve, disapprove or ratify related person transactions. Any Audit Committee member who is a related person under a transaction that is the subject of review is recused from voting upon any approval, disapproval or ratification of that transaction. Conditions operative to the transaction or to the relationship with the related person may be included in an approval or ratification.

Transactions With Other Companies

In the usual course of our business, we have transactions with many other firms. Some of the directors or officers of these firms may also serve as directors or officers for us or our subsidiaries. We carry out our transactions with these firms on customary terms. The directors and officers who serve us, our subsidiaries or the other firms involved may not have knowledge of these transactions.

We provide investment management services to employee benefit plans sponsored by SUPERVALU Inc. (SuperValu) and have done so for a number of years prior to the time when director Jeffrey Noddle, chairman and former executive officer of SuperValu, joined our Board. We charged SuperValu approximately $554,000 for these services in 2009.

We own or manage $1.0 million par amount of SuperValu 7. 5% debt securities due May 15, 2012 and $5.8 million in SuperValu term loan B commitments that mature on June 2, 2012. We acquired these securities and interests in the usual course of our investment and standard bank loan trading activities.

We own or manage various debt securities of ConAgra Foods, Inc. (ConAgra), including: $1.2 million par amount 7.875% debt securities due September 15, 2010; $4.6 million par amount 6.75% debt securities due September 15, 2011; $4.5 million par amount 5.875% debt securities due April 15, 2014; $98.8 million par amount 7% debt securities due April 15, 2019; and $340,000 par amount 6.7% debt securities due August 1, 2027. Director Robert F. Sharpe, Jr. is an executive officer of ConAgra. We acquired these securities in the usual course of our investment activities.

Transactions Between the Company and Our Directors and Officers

Our executive officers and directors may from time to time take out loans from certain of our subsidiaries on the same terms that these subsidiaries offer to the general public. By way of example, our broker-dealer subsidiary Ameriprise Financial Services, Inc. may extend margin loans (except margin loans to acquire the Company's stock) to our directors and executive officers under their brokerage accounts. All indebtedness from these transactions is in the ordinary course of our business and is on the same terms, including interest rates, in effect for comparable transactions with other people. Such indebtedness involves normal risks of collection and does not have features or terms that are unfavorable to our subsidiaries.

Our executive officers and directors may also have transactions with us or our subsidiaries involving other goods and services, such as insurance and investment services. These transactions are also in the usual course of our business and we provide them on terms that we offer to our employees (with respect to executive officers) or to the public (with respect to our outside directors) generally.

Transactions with Significant Shareholders

In the usual course of our business, we obtain investment advisory or sub-advisory services from Davis Selected Advisers, L.P. and its affiliates (Davis). Davis charged us approximately $5.8 million for investment advisory or sub-advisory services in 2009.

In the usual course of our business, we obtain investment advisory or sub-advisory services from Wellington Management Company, LLP (Wellington). Wellington charged us approximately $738,000 for such investment advisory or sub-advisory services in 2009.

In the usual course of our business, we obtain investment advisory or sub-advisory services from AllianceBernstein L.P. and its affiliates (AllianceBernstein), which are majority-owned by certain affiliates of AXA. AllianceBernstein charged us approximately $2.2 million for such investment advisory or sub-advisory services in 2009.

In the usual course of our business, we provide to AllianceBernstein distribution services and marketing support in connection with the sale of AllianceBernstein products to our clients. We received approximately $505 thousand in marketing support payments from AllianceBernstein in 2009.

In the usual course of our business, we provide to BlackRock, Inc. or its affiliates (BlackRock) distribution services and marketing support in connection with the sale of BlackRock products to our clients. We received approximately $800 thousand in marketing support payments from BlackRock in 2009.

In the usual course of our business, we sell certain structured investment products of Barclays Bank PLC (Barclays), formerly an affiliate of Barclays Global Investors. In 2009, we received approximately $157,000 in commissions and fees from Barclays in connection with the sale of these products.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than ten percent of a registered class of our equity securities to file with us, the Securities and Exchange Commission, and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of any of the Company's equity securities. With respect to 2009, to the best of our knowledge, all required reports were filed on a timely basis, except as described in the following sentence. Due to an administrative error, the attorney-in-fact responsible for filing Section 16 reports filed one late report for one transaction for each of these executive officers: Mses. Hunter and Sharan and Messrs. Froude, Stewart, and Woerner. In making this statement, we have relied in part on the written representations of our current independent directors and our current executive officers, and on copies of the reports provided to us.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION
OF PROXY PROPOSALS, NOMINATION OF DIRECTORS
AND OTHER BUSINESS OF SHAREHOLDERS

Under SEC rules, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for the 2010 Annual Meeting of Shareholders, our corporate secretary must receive the proposal at our principal executive offices by November 20, 2010.

Under our by-laws, and as SEC rules permit, shareholders must follow certain procedures to nominate a person for election as a director at an annual or special meeting, or to introduce an item of business at an annual meeting. Under these procedures, shareholders must submit the proposed nominee or item of business by delivering a notice to the corporate secretary of the Company at our principal executive offices. We must receive notice as follows:

•
Normally we must receive notice of a shareholder's intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days or more than 120 days before the first anniversary of the prior year's meeting. Assuming that our 2010 Annual Meeting is held on schedule, we must receive notice pertaining to the 2011 Annual Meeting no earlier than December 20, 2010, and no later than January 29, 2011.

•
However, if we hold the annual meeting on a date that is not within 30 days before or 70 days after such anniversary date, we must receive the notice no more than 120 days before the annual meeting date and no later than the later of the 90th day prior to the annual meeting date or ten days after our first public announcement of the annual meeting date.

•
If we hold a special meeting to elect directors, we must receive a shareholder's notice of intention to introduce a nomination no earlier than the 120th day prior to the special meeting date and no later than the later of the 90th day prior to the special meeting date or ten days after our first public announcement of the special meeting date and the nominees proposed by the Board.

Our amended and restated by-laws require a nominee to deliver signed forms of a questionnaire, representation, and agreement that our corporate secretary will provide upon request. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the annual meeting, any material interest of the shareholder in the business and certain other information about the shareholder.

The Board and our management have not received notice of, and are not aware of, any business to come before the meeting other than the items we refer to in this proxy statement. If any other matter comes before the meeting, the named proxies will use their best judgment in voting the proxies.

* * * *

We have made available on the Internet our 2009 Annual Report to Shareholders in connection with this proxy solicitation. If you would like a copy of our 2009 Form 10-K, excluding certain exhibits, please contact Thomas R. Moore, Corporate Secretary, Ameriprise Financial, Inc., 1098 Ameriprise Financial Center, Minneapolis, Minnesota 55474. We will provide a copy without charge.

Please vote by telephone or the Internet or sign, date and return your proxy or voting instruction form in the prepaid envelope you received, if you requested paper copies of our proxy materials. We encourage you to attend the April 28, 2010, meeting. We will not require tickets for admission to the meeting. However, to assure that attendance is limited to shareholders, if you are not a registered shareholder please bring with you some proof of Ameriprise common stock ownership, such as a current brokerage statement, and a form of identification bearing a photograph. No cameras, cellular telephones or pagers will be allowed to be used in the meeting room.

By order of the Board of Directors,

THOMAS R. MOORE
 Vice President, Corporate Secretary and Chief Governance Officer

Exhibit A

PROPOSED AMENDED ARTICLE V
OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO EFFECT
THE DECLASSIFICATION AMENDMENT, AS EXPLAINED IN ITEM 2

Section 1.    Board of Directors

(a)    Classified Board.    Subject to the provisions of Section 1(b) below, the Directors of the Corporation, subject to the rights of the holders of shares of any class or series of Preferred Stock, shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, as shall be provided in the By-Laws of the Corporation: one class ("Class I") whose initial term expires at the 2006 annual meeting of stockholders; another class ("Class II") whose initial term expires at the 2007 annual meeting of stockholders; and another class ("Class III") whose initial term expires at the 2008 annual meeting of stockholders, with each class to hold office until its successors are elected and qualified. Subject to the provisions of Section 1(b) below, at each annual meeting of stockholders of the Corporation, the date of which will be fixed pursuant to the By-Laws of the Corporation, and subject to the rights of the holders of shares of any class or series of Preferred Stock, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. At each annual meeting of the Corporation's stockholders commencing with the annual meeting held in 2010, Directors elected to succeed those Directors whose terms then expire shall be elected at such meeting to hold office for a term expiring at the third annual meeting of stockholders following the effectiveness of this Certificate of Amendment.

(b)    Elimination of Classified Board.    Commencing with the third annual meeting of the Corporation's stockholders following the effectiveness of this Certificate of Amendment, the foregoing classification of the Board of Directors shall cease. At the third annual meeting of the Corporation's stockholders following the effectiveness of this Certificate of Amendment and at each annual meeting of the Corporation's stockholders thereafter, each nominee for Director shall stand for election to a one-year term expiring at the next annual meeting of stockholders and until their respective successors shall have been duly elected and qualified, subject to prior death, resignation, retirement, disqualification or removal from office.

Section 2.    Management of Business.    The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its Directors and stockholders:

(a)   Subject to the rights of any holders of any series of Preferred Stock, if any, to elect additional Directors under specified circumstances, (i) prior to the third annual meeting of the Corporation's stockholders following the effectiveness of this Certificate of Amendment, the holders of a majority of the combined voting power of the then outstanding stock of the Corporation entitled to vote generally in the election of Directors may remove any Director or the entire Board of Directors, but only for cause, and (ii) after the third annual meeting of the Corporation's stockholders following the effectiveness of this Certificate of Amendment, the holders of a majority of the combined voting power of the then outstanding stock of the Corporation entitled to vote generally in the election of Directors may remove any Director or the entire Board of Directors with or without cause.

(b)   Vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause and newly created Directorships resulting from any increase in the authorized number of Directors shall be filled in the manner provided in the By-Laws of the Corporation.

A-1

(c)   Advance notice of nominations for the election of Directors shall be given in the manner and to the extent provided in the By-Laws of the Corporation.

(d)   The election of Directors may be conducted in any manner approved by the Board of Directors at the time when the election is held and need not be by written ballot.

(e)   All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Amended and Restated Certificate of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.

(f)    The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation. In addition to any requirements of law and any other provision of this Amended and Restated Certificate of Incorporation, the stockholders of the Corporation may adopt, amend, alter or repeal any provision of the By-Laws upon the affirmative vote of the holders of three-fourths (3/4) or more of the combined voting power of the then outstanding stock of the Corporation entitled to vote generally in the election of Directors.

A-2

Exhibit B

AMENDED AND RESTATED AMERIPRISE FINANCIAL
2005 INCENTIVE COMPENSATION PLAN

1.  Purpose of the Plan

The Plan is intended to promote the interests of the Company and its stockholders by providing the eligible employees, non-employee directors and independent contractors of the Company, who are largely responsible for the management, growth and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service of the Company. The Plan is designed to meet this intent by providing such eligible persons with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

2.  Definitions

As used in the Plan, the following definitions apply to the terms indicated below:

2.1    "Ameriprise Financial"    means Ameriprise Financial, Inc., a Delaware corporation and any successor thereto.

2.2    "Award"    means an Option, Stock Appreciation Right, Award of Restricted Stock, Award of Restricted Stock Units, Other Share-Based Award or Performance Award issued under the Plan.

2.3    "Award Agreement"    means any written agreement or other instrument or document evidencing an Award under the Plan, including through an electronic medium.

2.4    "Board"    means the board of directors of Ameriprise Financial.

2.5    "Code"    means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

2.6    "Committee"    means the Compensation and Benefits Committee of the Board or such other committee as the Board shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan. The Committee shall consist of no fewer than two Directors, each of whom is (a) a "non-employee director" within the meaning of Rule 16b-3 of the Exchange Act, (b) an "outside director" within the meaning of Section 162(m) of the Code, and (c) an "independent director" for purpose of the rules and regulations of the New York Stock Exchange (the "NYSE")(or such other principal securities market on which the Shares are traded).

2.7    "Company"    means Ameriprise Financial and all of its Subsidiaries, collectively.

2.8    "Covered Employee"    means an employee of the Company or its subsidiaries who is a "covered employee" within the meaning of Section 162(m) of the Code.

2.9    "Director"    means a non-employee member of the Board.

2.10    "Dividend Equivalents"    has the meaning set forth in Section 11.7.

2.11    "Employee"    means any employee of the Company and any prospective employee conditioned upon, and effective not earlier than, such person becoming an employee of the Company.

2.12    "Exchange Act"    means the Securities Exchange Act of 1934, as amended from time to time.

2.13    "Fair Market Value"    means, with respect to the Shares as of any date, the per-Share closing price as reported on the NYSE composite tape on such date, or, if there is no such reported sale price of Shares on the NYSE composite tape on such date, then the per-Share closing price as reported on the NYSE composite tape on the last previous day on which sale price was reported on the NYSE composite tape, or such other value as determined by the Committee in accordance with applicable law. The Fair Market Value of any property other than Shares shall be the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

2.14    "Option"    means any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

2.15    "Other Share-Based Award"    means any Award of Shares or other Award that is valued in whole or in part by reference to, or is otherwise based on, Shares.

2.16    "Participant"    means an Employee, Director or independent contractor of the Company who is eligible to participate in the Plan and to whom one or more Awards have been granted pursuant to the Plan and, following the death of any such Person, his successors, heirs, executors and administrators, as the case may be.

2.17    "Payment Share"    means Shares, Restricted Stock, Restricted Stock Units or Other Share-Based Awards granted solely in lieu of the cash payment of the employee-deferral portion (and the earnings on such portion) of a Participant's account under a nonqualified deferred compensation plan or similar arrangement of the Company, on a dollar-for-dollar basis based on the Fair Market Value of such Shares, Restricted Stock, Restricted Stock Units or Other Share-Based Awards at the time of payment; for the avoidance of doubt, a "Payment Share" shall not include any grant made in payment of any Company contribution (or the earnings thereon) under a nonqualified deferred compensation plan or similar arrangement of the Company regardless of whether such payment is made in lieu of cash.

2.18    "Performance Award"    means an Award granted under Section 9 contingent on the achievement of enumerated performance goals, pursuant to which the Participant may become entitled to receive cash, Shares or property, or other forms of payment, or any combination thereof, as determined by the Committee.

2.19    "Performance Period"    means the period of time during which the performance goals under a Performance Award must be met.

2.20    "Person"    means a "person" as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any "group" within the meaning of Section 13(d)(3) under the Exchange Act.

2.21    "Plan"    means this Ameriprise Financial 2005 Incentive Compensation Plan, as it may be amended from time to time.

2.22    "Related Employment"    means the employment or performance of services by an individual for any Person other than the Company, provided, that (a) such employment or performance of services is undertaken by the individual at the request of the Company, (b) immediately prior to undertaking such employment or performance of services, the individual was employed by or performing services for the Company or was engaged in Related Employment as herein defined and (c) such employment or performance of services is in the best interests of the Company and is recognized by the Committee, in its discretion, as Related Employment.

2.23    "Restricted Stock"    means any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose, including any restriction on the right to vote such Share and the right to receive any dividends, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.24    "Restricted Stock Unit"    means an Award that is valued by reference to a Share, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including without limitation, cash or Shares, or any combination thereof, and that has such restrictions as the Committee, in its sole discretion, may impose, including without limitation, any restriction on the right to retain such Awards, to sell, transfer, pledge or assign such Awards, or to receive any cash Dividend Equivalents with respect to such Awards, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.25    "Securities Act"    means the Securities Act of 1933, as amended from time to time.

2.26    "Shares"    means the shares of common stock of Ameriprise Financial, $0.01 par value per share, or any other security into which the common stock shall be changed pursuant to the adjustment provisions of Section 13.

2.27    "Stock Appreciation Right"    means any right granted to a Participant pursuant to Section 7.

2.28    "Subsidiary"    means any "subsidiary" within the meaning of Rule 405 under the Securities Act.

2.29    "Substitute Awards"    means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or with which the Company combines.

2.30    "Vesting Period"    means the period of time specified by the Committee during which an Award is subject to vesting restrictions.

2.31    "Voting Securities"    means, at any time, Ameriprise Financial's then outstanding voting securities.

3.  Available Shares

3.1    Number of Shares.

  (a)   Subject to adjustment as provided in Section 13, a total of 37,900,000 Shares shall be authorized for issuance under the Plan. Of such total, no more than 6,000,000 Shares may be used for Awards other than Options or Stock Appreciation Rights.

  (b)   For purposes of counting Shares against the Share reserves under Section 3.1(a): (i) Awards denominated solely in Shares (such as Options, Stock Appreciation Rights and Restricted Stock) and other Awards that may be exercised for or convertible into Shares will be counted against the reserve on the date of grant of the Award based on the maximum number of Shares underlying the Award; and (ii) Awards denominated other than in Shares that are exercisable for or convertible into Shares will be counted based on the number of Shares actually issued.

  (c)   If any Shares subject to an Award are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award (including on payment in Shares on exercise of a Stock Appreciation Right), such

  Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for issuance under the Plan.

  (d)   For the avoidance of doubt, in the event that (i) any Option or other Award granted under the Plan is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or (ii) withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall NOT become available for issuance under the Plan.

  (e)   Substitute Awards shall not reduce the Shares authorized for grant under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or with which the Company combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

  3.2    Character of Shares.    Any Shares issued under the Plan may consist, in whole or in part, of either authorized and unissued shares or treasury shares, or both, at the sole discretion of the Committee.

4.  Administration of the Plan

4.1    Administration.    The Plan shall be administered by the Committee.

4.2    Authority.    The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (a) select the Employees and independent contractors to whom Awards may from time to time be granted under the Plan; (b) determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each Participant under the Plan; (c) determine the number of Shares to be covered by each Award granted under the Plan; (d) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted under the Plan; (e) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property; (f) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (g) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (h) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (i) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (j) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (k) determine whether any Award (other than an Option or Stock Appreciation Right) will have Dividend Equivalents; and (l) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Without limiting the generality of the foregoing, the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment and whether employment for any Person other than the Company shall constitute Related Employment for any purposes of the Plan. Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including any Participant and any Subsidiary. Any action or determination by the Committee specifically affecting or relating to an Award to a Director shall require the prior approval of the Board.

4.3    Prohibition Against Repricing.    Notwithstanding Section 4.2 or any other provision of the Plan, except for adjustments pursuant to Section 10.6 or Section 13, the Committee shall not reprice, adjust or amend the exercise price of Options or the strike price of Stock Appreciation Rights previously awarded to any Participant, whether through amendment, cancellation and replacement grant, or any other means, unless such action is approved by the stockholders of the Company. For purposes of the Plan, the term "reprice" shall mean: (a) the reduction, directly or indirectly, in the per-Share price of an outstanding Option or Stock Appreciation Right by amendment, cancellation or substitution; (b) any action that is treated as a repricing under generally accepted accounting principles; (c) canceling an Option or Stock Appreciation Right in exchange for another Option, Stock Appreciation Right or other equity security (unless the cancellation and exchange occurs in connection with a merger, acquisition, or similar transaction); and (d) any other action that is treated as a repricing by the rules or regulations of any stock exchange on which the securities of the Company are traded. In addition, notwithstanding any other provision in the Plan to the contrary, an Option may not be surrendered in consideration of or exchanged for cash, other Awards, or a new Option having an exercise price below that of the Option which was surrendered or exchanged, unless the exchange occurs in connection with a merger, acquisition, or similar transaction, or such action is approved by the stockholders of the Company. Any amendment or repeal of this Section 4.3 shall require the approval of the stockholders of the Company

4.4    Delegation.    To the extent not inconsistent with applicable law, including Section 162(m) of the Code, or the rules and regulations of the NYSE (or such other principal securities market on which the Shares are traded), the Committee may delegate to (a) committee of one or more directors of the Company any of the authority of the Committee under the Plan, including the right to grant, cancel or suspend Awards and (b) to the extent permitted by law, to one or more executive officers or a committee of executive officers the right to grant Awards to persons who are not executive officers (within the meaning of Rule 16a-1 under the Exchange Act) of the Company, subject to such restrictions and limitation as the Committee may specify.

4.5    Liability.    No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and Ameriprise Financial shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.  Eligibility

5.1    Eligible Participants.    Any Employee, Director or independent contractor of the Company shall be eligible to be selected as a Participant and to receive Awards pursuant to the Plan.

5.2    Foreign Employees.    Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company's obligation with respect to tax equalization for Employees on assignments outside their home country.

6.  Options

6.1    Grant.    Options may be granted under the Plan to Participants either alone or in addition to other Awards granted under the Plan.

6.2    Exercise Price.    Other than in connection with Substitute Awards, the exercise price per each Share purchasable under any Option shall not be less than 100 percent of the Fair Market Value of a Share on the date of grant of such Option.

6.3    Term.    The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of ten years from the date the Option is granted, except in the event of death or disability. Except for Substitute Awards, Options granted to a person newly hired or retained to perform services for the Company, Options granted in connection with the promotion of an Employee, or the death, disability, retirement or other termination of a Participant, or the occurrence of a corporate transaction (including, but not limited to, a Change in Control), Options may not be exercisable before the expiration of one year from the date the Option is granted.

6.4    Exercise.

  (a)   Vested Options granted under the Plan shall be exercised by the Participant as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased. The notice of exercise shall be in such form, made in such manner, and in compliance with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time.

  (b)   Unless otherwise provided in an Award Agreement, full payment of such exercise price shall be made at the time of exercise and shall be made (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), (iii) with the consent of the Committee, by authorizing a third party to sell, on behalf of the Participant, the appropriate number of Shares otherwise issuable to the Participant upon the exercise of the Option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and the minimum statutory tax withholding resulting from such exercise, (iv) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (v) through any other method specified in an Award Agreement, or (vi) any combination of any of the foregoing. In no event may any Option granted under the Plan be exercised for a fraction of a Share. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance.

6.5    Incentive Stock Options.    The Committee may grant Options intended to qualify as "incentive stock options" as defined in Section 422 of the Code, to any Employee, subject to the requirements of Section 422 of the Code. The Award Agreement evidencing the award of an "incentive stock option" shall clearly identify such Option as an "incentive stock option" within the meaning of Section 422 of the Code. Solely for purposes of determining whether Shares are available for the grant of "incentive stock options" under the Plan, the maximum aggregate number of Shares that may be issued pursuant to "incentive stock options" granted under the Plan shall be 5,000,000 Shares, subject to adjustments provided in Section 13.

7.  Stock Appreciation Rights

7.1    Grant.    Stock Appreciation Rights may be granted under the Plan to Participants (a) in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option, (b) in conjunction with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award in each case upon such terms and conditions as the Committee may establish in its sole discretion.

7.2    Strike Price.    Other than in connection with Substitute Awards, the per-Share strike price under any Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of a Share on the date of grant of such Stock Appreciation Right (subject to the requirements of Section 409A of the Code with respect to a Stock Appreciation Right granted in conjunction with, but subsequent to, an Option).

7.3    Term.    The term of each Stock Appreciation Right shall be fixed by the Committee in its sole discretion; provided that no Stock Appreciation Right shall be exercisable after the expiration of ten years from the date the Stock Appreciation Right is granted, except in the event of death or disability. Except for Substitute Awards, Stock Appreciation Rights granted to a person newly hired or retained to perform services for the Company, Stock Appreciation Rights granted in connection with the promotion of an Employee, or the death, disability, retirement or other termination of a Participant, or the occurrence of a corporate transaction (including, but not limited to, a Change in Control), Stock Appreciation Rights may not be exercisable before the expiration of one year from the date the Option is granted. The Committee may impose such terms and conditions on Stock Appreciation Rights granted in conjunction with any Award (other than an Option) as the Committee shall determine in its sole discretion.

7.4    Exercise.

  (a)   Vested Stock Appreciation Rights granted under the Plan shall be exercised by the Participant as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares covered thereby to which the Stock Appreciation Right is exercised. The notice of exercise shall be in such form, made in such manner, and in compliance with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time. In no event may any Stock Appreciation Right granted under the Plan be exercised for a fraction of a Share.

  (b)   Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the strike price of the Stock Appreciation Right. The Committee shall determine in its sole discretion whether payment shall be made in cash, in whole Shares or other property, or any combination thereof.

8.  Restricted Stock, Restricted Stock Units and Other Share-Based Awards

8.1    Grant.    Awards of Restricted Stock and of Restricted Stock Units and Other Share-Based Awards may be granted under the Plan to Participants either alone or in addition to other Awards granted under the Plan, and such Awards of Restricted Stock and Restricted Stock Units and Other Share-Based Awards shall also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation. An Award of Restricted Stock or Restricted Stock Units or Other Share-Based Awards shall be subject to vesting restrictions imposed by the Committee covering the Vesting Period. The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company as a condition precedent to the issuance of Restricted Stock, Restricted Stock Units or Other Share-Based Award.

8.2    Term.    Except for Substitute Awards, Awards of Restricted Stock or Restricted Stock Units or Other Share-Based Awards granted to a person newly hired or retained to perform services for the Company, Awards of Restricted Stock or Restricted Stock Units or Other Share-Based Awards granted in connection with the promotion of an Employee, or the death, disability, retirement or other termination of a Participant, or the occurrence of a corporate transaction (including, but not limited to, a Change in Control), or special circumstances determined by the Committee, such as the achievement of performance objectives (which shall have a minimum Vesting Period of one year), Awards of Restricted Stock and Restricted Stock Units and Other Share-Based Awards subject solely to the continued employment of Employees shall have a Vesting Period of not less than three years from the date of grant (but permitting pro rata vesting over such time); provided that such restrictions shall not be applicable to (a) grants to new hires to replace forfeited awards from a prior employer, (b) grants of Awards of Restricted Stock or Restricted Stock Units or Other Share-Based Awards in payment of Performance Awards and other earned cash-based incentive compensation, (c) Awards of Restricted Stock or Restricted Stock Units or Other Share-Based Awards granted as Payment Shares, or (d) grants not in excess of five percent of the number of shares available for Awards under Section 3.1(a). Subject to the foregoing minimum Vesting Period requirements, the Committee may, in its sole discretion and subject to the limitations imposed under Section 162(m) of the Code in the case of an Award of Restricted Stock or Restricted Stock Units or Other Share-Based Award intended to comply with the performance-based exception under Code Section 162(m), waive the forfeiture period and any other conditions set forth in any Award Agreement subject to such terms and conditions as the Committee shall deem appropriate. The minimum Vesting Period requirements of this Section shall not apply to Awards of Restricted Stock or Restricted Stock Units or Other Share-Based Awards granted to Directors or any consultant or advisor who provides services to the Company.

8.3    Rights of Holders.    Unless otherwise provided in the Award Agreement, beginning on the date of grant of an Award of Restricted Stock, the Participant shall become a stockholder of the Company with respect to all Shares subject to the Award and shall have all of the rights of a stockholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares. A Participant receiving an Award of Restricted Stock Units or Other Share-Based Award shall not possess voting rights with respect to such Award. Except as otherwise provided in an Award Agreement, any Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any Award of Restricted Stock or Restricted Stock Units or Other Share-Based Award as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Award of Restricted Stock or Restricted Stock Units or Other Share-Based Award.

8.4    Payment.    Except as may be provided in an Award Agreement, Other Share-Based Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee. Other Share-Based Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

9.  Performance Awards

9.1    Grant.    Performance Awards may be granted under the Plan to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan.

9.2    Terms and Conditions.    The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award; provided, however, that a Performance Period shall not be shorter than one year. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 10.2.

9.3    Payment.    Except as may otherwise be provided in an Award Agreement, Performance Awards will be paid only after the end of the relevant Performance Period. The amount of the Award to be paid shall be conclusively determined by the Committee. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

10.  Qualifying Awards

10.1    Grant.    Notwithstanding any other provision of the Plan, if the Committee determines at the time an Award of Restricted Stock or Restricted Stock Units, a Performance Award or an Other Share-Based Award is granted to a Participant who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Section 10 is applicable to such Award.

10.2    Performance Criteria.    If the Committee determines that an Award of Restricted Stock or Restricted Stock Units, a Performance Award or an Other Share-Based Award is intended to be subject to this Section 10, the lapsing of restrictions thereon and the payment of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following: (a) net income or operating net income (before or after taxes, interest, depreciation, amortization or nonrecurring or unusual items); (b) return on assets, return on capital, return on equity, return on economic capital, return on other measures of capital, return on sales or other financial criteria; (c) revenue or net sales; (d) gross profit or operating gross profit; (e) cash flow; (f) productivity or efficiency ratios; (g) share price or total shareholder return; (h) earnings per share; (i) budget and expense management; (j) customer and product measures, including market share, high value client growth, and customer growth; (k) working capital turnover and targets; (l) margins; and (m) economic value added or other value added measurements, in any such case (i) considered absolutely or relative to historic performance or relative to one or more other businesses and (ii) determined for the Company or any business unit or division thereof. The measurement of any performance goal may exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company's audited financial statements, including the notes thereto. Any performance goal may be used to measure the performance of Ameriprise Financial or a Subsidiary as a whole or any business unit of Ameriprise Financial or any Subsidiary, or any combination thereof, as the Committee may deem appropriate, or any of the above performance goals as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its sole discretion, deems appropriate. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of Section 162(m) of the Code.

10.3    Individual Award Limits.    Subject to adjustment as provided in Section 10.6 and excluding Substitute Awards, the maximum number of Shares that may be covered by Awards granted under the Plan to any single Participant in any calendar year shall not exceed 3 million shares. The amount payable to any Participant with respect to any calendar year for all Awards paid in cash shall not exceed $25 million. For purposes of the foregoing sentence, the calendar year or years in which amounts under Awards are deemed paid or received shall be as determined by the Committee.

10.4    Discretionary Reduction.    The amount payable with respect to an Award that is subject to the provisions of this Section 10 shall be determined in any manner permitted by Section 162(m) of the Code. The Committee may, in its discretion, reduce or eliminate the amount payable to any Participant with respect to an Award that is subject to the provisions of this Section 10, based on such factors as the Committee may deem relevant, but the Committee may not increase any such amount above the amount established in accordance with the relevant performance goals. For purposes of clarity, the Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among Participants.

10.5    Restrictions.    The Committee shall have the power to impose such other restrictions on Awards subject to this Section 10 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for "performance-based compensation" within the meaning of Section 162(m) of the Code.

10.6    Anti-Dilution Adjustment.    In the event of a change in the outstanding Shares by reason of any change in corporate capitalization, such as a stock split or dividend, or a corporate transaction, such as any merger of Ameriprise Financial into another corporation, any consolidation of two or more corporations into another corporation, any separation of a corporation (including a spin-off or other distribution of stock or property by a corporation), any reorganization of a corporation (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation by Ameriprise Financial, the Committee shall make such adjustment in: (a) the individual Award maximums under Section 10.3; and (b) the class and number of shares subject to any Awards granted under the Plan that are subject to the provisions of this Section 10 (provided that the number of shares of any class subject to Awards shall always be a whole number), to reflect any such change as may be determined to be appropriate by the Committee, and such adjustments shall be final, conclusive and binding for all purposes of the Plan. Such adjustments or substitutions shall be made only to the extent that the Committee determines that such adjustments or substitutions may be made without causing the Company to be denied a tax deduction on account of Section 162(m) of the Code. In addition, with respect to Awards subject to Section 409A of the Code, any adjustments or substitutions under this Section 10.6 shall conform to the requirements of Section 409A of the Code.

11.  Generally Applicable Award Provisions

11.1    Award Agreement.    Each Award granted under the Plan shall be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan.

11.2    Award Terms May Vary by Participant.    The terms of Awards need not be the same with respect to each Participant.

11.3    No Obligation to Exercise.    The grant of an Award to a Participant under the Plan shall impose no obligation upon such Participant to exercise such Award.

11.4    No Right to Continued Employment or Service.    Nothing contained in the Plan or any Award shall confer upon any Participant any right with respect to the continuation of his employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award.

11.5    Nontransferability.    Awards granted under the Plan may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed or have otherwise been waived by the Committee. No Award or interest or right therein shall be subject to the debts, contracts or engagements of a Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy and divorce), and any attempted disposition thereof shall be null and void, of no effect, and not binding on the Company in any way.

11.6    Termination of Employment.    The Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, and the terms of such exercise, on and after the date that a Participant ceases to be employed by or to provide services to the Company (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant's employment or services will be determined by the Committee, which determination will be final.

11.7    Dividend Equivalents.    Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (other than an Option or Stock Appreciation Right) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock or other property dividends on Shares ("Dividend Equivalents") with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The Committee may provide that such amounts and Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and may provide that such amounts and Dividend Equivalents are subject to the same vesting or performance conditions as the underlying Award.

11.8    Tax Withholding.    The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company shall have the right to withhold from wages or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the Participant's minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact) otherwise deliverable in connection with the Award.

12.  Change in Control

12.1 For purposes of the Plan and any Award Agreement, "Change in Control" means the occurrence of any of the following:

  (a)   any Person becoming the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act, a "Beneficial Owner") of 25 percent or more of the combined voting power of Voting Securities; provided, however that a Change in Control shall not be deemed to occur by reason of an acquisition of Voting Securities by the Company or by an employee benefit plan (or a trust forming a part thereof) maintained by the Company; and provided, further that a Change in Control shall not be deemed to occur solely because any Person becomes the Beneficial Owner of 25 percent or more of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities deemed to be outstanding, increases the proportional number of shares Beneficially Owned by such Person, except that a Change in Control shall occur if a Change in Control would have occurred (but for the operation of this proviso) as a result of the acquisition of Voting Securities by the Company, and after such acquisition such Person becomes the Beneficial Owner of any additional Voting Securities following which such Person is the Beneficial Owner of 25 percent or more of the outstanding Voting Securities;

  (b)   the individuals who, as of September 30, 2005, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the members of the Board; provided, however that if the election or appointment, or nomination for election by Ameriprise Financial's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, thereafter be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Proxy Contest; or

  (c)   the consummation of:

      (i)  a merger, consolidation, reorganization or similar transaction (any of the foregoing, a "Business Combination") with or into Ameriprise Financial or in which securities of Ameriprise Financial are issued, unless such Business Combination is a Non-Control Transaction;

     (ii)  a complete liquidation or dissolution of the Company; or

    (iii)  the sale or other disposition of all or substantially all of the assets of the Company (on a consolidated basis) to any Person other than the Company or an employee benefit plan (or a trust forming a part thereof) maintained by the Company or by a Person which, immediately thereafter, will have all its voting securities owned by the holders of the Voting Securities immediately prior thereto, in substantially the same proportions.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of any event or transaction to the extent that treating such event or transaction as a Change in Control would cause any tax to become due under Section 409A of the Code.

12.2 "Non-Control Transaction" means a Business Combination involving Ameriprise Financial where:

  (a)   the holders of Voting Securities immediately before such Business Combination own, directly or indirectly immediately following such Business Combination more than fifty percent of the combined voting power of the outstanding voting securities of the parent corporation resulting from, or issuing its voting securities as part of, such Business Combination (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such Business Combination by reason of their prior ownership of Voting Securities;

  (b)   the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Business Combination constitute a majority of the members of the board of directors of the Surviving Corporation, or a corporation beneficially owning a majority of the voting securities of the Surviving Corporation; and

  (c)   no Person other than the Company or any employee benefit plan (or any trust forming a part thereof) maintained immediately prior to such Business Combination by the Company, is a Beneficial Owner of 25 percent or more of the combined voting power of the Surviving Corporation's voting securities outstanding immediately following such Business Combination.

12.3    Change in Control.    The Committee may determine and set forth in each Award Agreement the effect of a Change in Control on such Award.

13.  Anti-Dilution Adjustments

In the event of any change in the outstanding Shares by reason of any stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination, subdivision or exchange of shares, a sale by Ameriprise Financial of all or part of its assets, any distribution to stockholders other than a normal cash dividend, or other extraordinary or unusual event, the Committee shall make such adjustment in: (a) the class and aggregate number of shares that may be delivered under the Plan as described in Section 3.1(a); (b) the class and aggregate number of shares that may be delivered under the Plan as Awards other than Options or Stock Appreciation Rights described in Section 3.1(a); (c) the class and aggregate number of shares that may be delivered under the Plan as "incentive stock options" as described in Section 6.5; (d) the class, number and exercise/strike price of outstanding Options and Stock Appreciation Rights; and (e) the class and number of shares subject to any other Awards (except for Awards subject to the provisions of Section 10, for which permitted adjustments are provided by Section 10.6) granted under the Plan (provided that the number of shares of any class subject to Awards shall always be a whole number), as may be determined to be appropriate by the Committee, and such adjustments shall be final, conclusive and binding for all purposes of the Plan. With respect to Awards subject to Section 409A of the Code, any adjustments or substitutions under this Section 13 shall conform to the requirements of Section 409A of the Code.

14.  Amendment and Termination

14.1    Board Authority to Amend or Terminate the Plan.    The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the principal securities market on which the Shares are traded; provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Board may not, without the approval of the Company's stockholders amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 10.6 or Section 13), (b) expand the types of Awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend any provision of Section 4.3, 6.2 or 7.2, (e) increase the maximum permissible term of any Option specified by Section 6.3 or the maximum permissible term of a Stock Appreciation Right specified by Section 7.3, or (f) amend any provision of Section 10.3. Nothing in the Plan shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

14.2    Effect of Amendment or Termination on Outstanding Awards.    Except as expressly provided in the Plan, no action under Section 14.1 may, without the consent of a Participant, reduce the Participant's rights under any previously granted and outstanding Award.

14.3    Savings Clause.    No provision of this Section 14 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

15.  Miscellaneous

15.1    No Right to Awards.    No person shall have any claim or right to receive an Award under the Plan. The Committee's granting of an Award to a Participant at any time shall neither require the Committee to grant an Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

15.2    Rights as a Stockholder.    Unless the Committee determines otherwise, a Participant shall not have any rights as a stockholder with respect to Shares covered by an Award until the date the Participant becomes the holder of record with respect to such Shares. No adjustment will be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 11.7.

15.3    Unfunded Plan.    Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any Participant holds any rights by virtue of an Award granted under the Plan, such rights shall constitute general unsecured liabilities of the Company and shall not confer upon any Participant or any other person or entity any right, title, or interest in any assets of the Company.

15.4    Compliance with Section 409A of the Code.    This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

15.5    Expenses and Receipts.    The expenses of the Plan shall be paid by Ameriprise Financial. Any proceeds received by Ameriprise Financial in connection with any Award will be used for general corporate purposes.

15.6    Captions.    The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

15.7    Severability.    If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

15.8    Governing Law.    The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of New York, without regard to its conflict of law principles. All Participants agree to submit to the jurisdiction of the state and federal courts of Minnesota with respect to matters relating to the Plan and agree not to raise or assert the defense that such forum is not convenient for such Participant.

15.9    Arbitration.    Any dispute, claim or controversy that may arise between a Participant and the Company or any other person (the "Claims") under the Plan is subject to arbitration, unless otherwise agreed to in writing by the Participant and the Company. The Claims shall be finally decided by arbitration conducted pursuant to the Commercial Dispute Resolution Procedures of the American Arbitration Association (the "AAA"), and its Supplementary Rules for Securities Arbitration, or other applicable rules promulgated by the AAA. In addition, all claims, statutory or otherwise, which allege discrimination or other violation of employment laws, including but not limited to claims of sexual harassment, shall be finally decided by arbitration pursuant to the AAA unless otherwise agreed to in writing by a Participant and the Company. By agreement of a Participant and the Company in writing, disputes may be resolved in arbitration by a mutually agreed-upon organization other than the AAA. In consideration of the promises and the compensation provided in this Plan, neither a Participant nor the Company shall have a right: (a) to arbitrate a Claim on a class action basis or in a purported representative capacity on behalf of any Participants, employees, applicants or other persons similarly situated; (b) to join or to consolidate in an arbitration Claims brought by or against another Participant, employee, applicant or the Participant, unless otherwise agreed to in writing by the Participant and the Company; (c) to litigate any Claims in court or to have a jury trial on any Claims; and (d) to participate in a representative capacity or as a member of any class of claimants in an action in a court of law pertaining to any Claims. Either a Participant or the Company may compel arbitration of any Claims filed in a court of law. In addition, either a Participant or the Company may apply to a court of law for an injunction to enforce the terms of the Plan pending a final decision on the merits by an arbitration panel pursuant to this provision. The Company shall pay all fees, costs or other charges charged by the AAA or any other organization administering arbitration proceeding agreed upon pursuant to this Section 15.9 that are above and beyond the filing fees of the federal or state court in the jurisdiction in which the dispute arises, whichever is less. A Participant or the Company shall each be responsible for their own costs of legal representation, if any, except where such costs of legal representation may be awarded as a statutory remedy by the arbitrator. Any award by an arbitration panel shall be final and binding upon a Participant or the Company. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets. This provision is covered and enforceable under the terms of the Federal Arbitration Act.

15.10    Effective Date and Term of Plan.    The Plan was originally adopted by the Board on September 30, 2005, subject to the approval of the Plan by the stockholders of Ameriprise Financial. The Plan was most recently amended and restated by the Board on February 23, 2010, subject to the approval of the Plan by the stockholders of Ameriprise Financial. No grants of Awards may be made under the Plan after February 23, 2020.

* * * * *

You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. *** Exercise Your Right to Vote *** IMPORTANT NOTICE Regarding the Availability of Proxy Materials See the reverse side of this notice to obtain proxy materials and voting instructions. Meeting Information Meeting Type: For holders as of: Date: Time: Location: 0000044787_1 R2.09.05.010 AMERIPRISE FINANCIAL, INC. CORPORATE SECRETARY'S OFFICE 1098 AMERIPRISE FINANCIAL CENTER MINNEAPOLIS, MN 55474 Annual Meeting March 01, 2010 April 28, 2010 11:00 AM CDT Ameriprise Financial, Inc. 707 Second Avenue South Minneapolis, Minnesota 55474

How To Vote Please Choose One of The Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the Meeting you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12 Digit Control Number available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: How to View Online: Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line. 0000044787_2 R2.09.05.010 1. Annual Report 2. Notice & Proxy Statement Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 14, 2010 to facilitate timely delivery.

Voting items 0000044787_3 R2.09.05.010 The Board of Directors recommends you vote FOR the following proposal (s): 1. Election of Directors Nominees 1a. James M. Cracchiolo 1b. H. Jay Sarles The Board of Directors recommends you vote FOR the following proposal (s): 2 To adopt and approve an amendment to the company's certificate of incorporation to declassify the Board of Directors. 3 To approve an advisory vote on the company’s executive compensation philosophy, objectives and policies. 4 To approve the Amended and Restated Ameriprise Financial 2005 Incentive Compensation Plan. 5 To ratify the Audit Committee’s selection of Ernst & Young LLP as independent registered public accountants for 2010. NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000044786_1 R2.09.05.010 CORPORATE SECRETARY'S OFFICE 1098 AMERIPRISE FINANCIAL CENTER MINNEAPOLIS, MN 55474 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern time the day before the meeting date. Participants in the 401(k) Plan have an earlier voting deadline, described below. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote online and, when prompted, indicate that you agree to receive or access proxy materials. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern time the day before the meeting date. Participants in the 401(k) Plan have an earlier voting deadline, described below. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 1. Election of Directors Nominees 1a. James M. Cracchiolo 1b. H. Jay Sarles The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 2 To adopt and approve an amendment to the company's certificate of incorporation to declassify the Board of Directors. 3 To approve an advisory vote on the company’s executive compensation philosophy, objectives and policies. 4 To approve the Amended and Restated Ameriprise Financial 2005 Incentive Compensation Plan. 5 To ratify the Audit Committee’s selection of Ernst & Young LLP as independent registered public accountants for 2010. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. NOTE: Please sign as name appears printed above. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give full title.

0000044786_2 R2.09.05.010 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . AMERIPRISE FINANCIAL, INC. Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders on Wednesday, April 28, 2010 The undersigned hereby appoints Walter S. Berman, John C. Junek and Thomas R. Moore, or any one of them, proxies or proxy, with full power of substitution, to vote all common shares of Ameriprise Financial, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at Ameriprise Financial, Inc. headquarters at 707 Second Avenue South, Minneapolis, Minnesota 55474, on Wednesday, April 28, 2010, at 11:00 a.m., Central time, and at any adjournment(s) of the meeting, as indicated on the reverse side of this proxy card, with respect to the proposals set forth in the proxy statement, and in their discretion, upon any matter that may properly come before the meeting or any adjournment(s) of the meeting. The undersigned hereby revokes any proxies submitted previously. To ensure timely receipt of your vote and to help reduce costs, you are encouraged to submit your voting instructions online or by telephone. Follow the instructions on the reverse side of this card. If you vote online or by telephone, you do NOT need to mail back your proxy card. If you choose to submit your voting instructions by mail, mark, sign and date this proxy card on the reverse side and return it promptly in the business reply envelope provided. If you do not mark voting boxes on the reverse side, the shares will be voted as the Board of Directors recommends. Notice to participants in the AMERIPRISE FINANCIAL 401(k) PLAN If you participate in the Ameriprise Financial 401(k) plan, your proxy card includes shares that the plan has credited to this account. To allow sufficient time for the Ameriprise Financial 401(k) plan trustee to vote, the trustee must receive your voting instructions by 10:00 a.m. Eastern time on April 26, 2010. If the trustee does not receive your instructions by that date, the trustee will vote the shares in the same proportion of votes that the trustee receives from other plan participants who did vote. Continued and to be signed on reverse side